PROSPECTUS SUPPLEMENT

(To Prospectus dated May 6, 2026)

Filed pursuant to Rule 424(b)(5)
Registration Statement No. 333-295617

70,047,634 Common Shares
including Common Shares represented by American Depositary Shares

Corporación Inmobiliaria Vesta, S.A.B. de C.V.
(incorporated in the United Mexican States)

We are offering 70,047,634 common shares in a global offering, which consists of (i) an international offering of 11,992,850 common shares represented by American depositary shares, or “ADSs,” in the United States of America, or the “United States,” and other countries outside of the United Mexican States, or “Mexico,” which we refer to as the “international offering” and (ii) a concurrent public offering authorized by the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), or the “CNBV” of 58,054,784 common shares in Mexico, which we refer to as the “Mexican offering,” and together with the international offering, the “global offering.” The international offering is being underwritten by the international underwriters named in this prospectus. The Mexican offering is being conducted by the lead Mexican underwriters named elsewhere in this prospectus, or the “Mexican underwriters,” pursuant to a prospectus prepared in accordance with the laws of Mexico, and in Spanish, that contains substantially the same information as the information included herein and in the accompanying prospectus, but organized as required under Mexican law and practice. The closings of the international and Mexican offerings are conditioned upon each other. Each ADS represents 10 common shares.

Our common shares are listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.), or the “BMV,” under the symbol “VESTA.” Our ADSs are listed on the New York Stock Exchange, or the “NYSE”, under the symbol “VTMX”. On May 13, 2026, the last reported sales price of our ADSs on the NYSE was U.S.$34.49 per ADS.

Neither the U.S. Securities and Exchange Commission, or the “Commission” or the “SEC”, the CNBV, nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The ADSs have not been and will not be registered with the Mexican National Securities Registry (Registro Nacional de Valores) or the “RNV,” maintained by the CNBV, and may not be offered or sold publicly in Mexico.  The common shares underlying the ADSs have been registered with the RNV; registration of the common shares with the RNV does not imply any certification as to the investment quality of the common shares underlying the ADSs offered pursuant to this prospectus supplement, our solvency, liquidity, credit quality or the accuracy or completeness of the information contained herein, and does not ratify or validate any actions or omissions, if any, undertaken in contravention of applicable law.

The information set forth in this prospectus supplement or in any other related materials is the sole responsibility of Corporación Inmobiliaria Vesta, S.A.B. de C.V. and has not been reviewed or authorized by the CNBV. The information set forth in this prospectus supplement will be notified to the CNBV only for informational purposes. This prospectus supplement may not be publicly distributed in Mexico.

We have granted to the international underwriters an option, exercisable for 30 days from the date of this prospectus supplement, to purchase up to an aggregate of 10,507,140 additional common shares represented by ADSs, at the public offering prices listed below, less the underwriting commissions. The international underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the global offering.

Investing in our common shares and ADSs involves risks. See “Risk Factors” beginning on page S-27 of this prospectus supplement.

	International Offering				Mexican Offering		Global Offering
	Per ADS		Total		Total		Total
Public offering price	U.S.$	34.62	U.S.$	41,519,246	U.S.$	200,971,598	U.S.$	242,490,844
Underwriting commissions(1)	U.S.$	1.03	U.S.$	1,235,264	U.S.$	6,935,530	U.S.$	8,170,794
Proceeds, before expenses, to us	U.S.$	33.59	U.S.$	40,283,982	U.S.$	194,036,068	U.S.$	234,320,050

(1)	See “Underwriting” for a description of the compensation payable to the underwriters.

The international underwriters expect to deliver the ADSs to purchasers on or about May 18, 2026 through the book-entry facilities of the Depository Trust Company, or “DTC.”

Joint Global Coordinators

Barclays	J.P. Morgan	Morgan Stanley

Joint Book-Runners

BofA Securities	BTG Pactual	Santander

The date of this prospectus supplement is May 13, 2026.

Prospectus Supplement

Prospectus

Page

About This Prospectus	1
Where You Can Find More Information	2
Incorporation of Documents by Reference	3
Cautionary Statement Regarding Forward-Looking Statements	4
Risk Factors	7
Vesta Real Estate Corporation	8
Use of Proceeds	9
Description of Share Capital	10
Description of American Depositary Shares and Deposit Agreement	18
Service of Process and Enforcement of Civil Liabilities	29
Taxation	30
Plan of Distribution	31
Legal Matters	33
Experts	34

We have not authorized anyone to provide you with any information or to make any representations other than as contained or incorporated by reference in this prospectus supplement and in any accompanying prospectus supplement. We neither take any responsibility for nor can provide any assurance about the reliability of, any information that others may give you.

We are offering common shares represented by ADSs, in the United States and countries other than Mexico solely on the basis of the information contained in this prospectus supplement and the accompanying prospectus. No offer or sale of the ADSs may be made in Mexico. We are also offering common shares in Mexico pursuant to a Spanish-language prospectus, that contains substantially the same information as the information included herein and in the accompanying prospectus, but organized as required under Mexican law and practice, dated the same date as this prospectus supplement. The Mexican prospectus, was approved for public disclosure by, the CNBV. Persons outside of the United States who have come into possession of this prospectus must inform themselves about and observe restrictions relating to the offering of common shares and ADSs and the distribution of this prospectus supplement and the accompanying prospectus outside of the United States.

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About this Prospectus Supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of this offering of common shares represented by ADSs and also adds to, and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part, the accompanying prospectus dated May 6, 2026, provides more general information about us and our common shares. Generally, when we refer to this prospectus supplement, we are referring to both parts of this document combined. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or in any document incorporated by reference that was filed with the Securities and Exchange Commission, or SEC, before the date of this prospectus supplement, on the other hand, you should rely on the information in this prospectus supplement.

This prospectus supplement and the accompanying prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any jurisdiction in which the offer, sale or exchange is not permitted. The distribution of this prospectus supplement and the accompanying prospectus and the offer or sale of the securities offered hereby in certain jurisdictions is restricted by law. This prospectus supplement and the accompanying prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Recipients must not distribute this prospectus supplement and the accompanying prospectus into jurisdictions where such distribution would be unlawful.

You should not assume that the information contained in or incorporated by reference in this prospectus supplement or the accompanying prospectus is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations, future growth prospects and other information in this prospectus supplement may have changed since that date.

In this prospectus supplement, we use the terms “Vesta” and “Company” to refer to Corporación Inmobiliaria Vesta, S.A.B. de C.V. Unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “ours,” “us” or similar terms refer to Vesta and its subsidiaries.

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus supplement are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names. Other trademarks, service marks and trade names appearing in this prospectus supplement are the property of their respective owners.

References in the prospectus supplement to “U.S. dollars,” “dollars,” “U.S.$” or “$” refer to U.S. dollars, the official currency of the United States

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Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus supplement. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus supplement.

We incorporate by reference into this prospectus supplement our annual report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 17, 2026, and any amendments thereto, if any.

In addition, we incorporate by reference into this prospectus supplement the following documents that we have filed with the SEC:

•	Exhibit 99.2 of our report on Form 6-K which was furnished to the SEC on April 23, 2026 (Film No. 26888462);

•	Exhibit 99.1 of our report on Form 6-K which was furnished to the SEC on April 24, 2026 (Film No. 26895861) and

•	Exhibit 99.1 of our report on Form 6-K with respect to our management’s discussion and analysis of financial condition and results of operations for the three-month periods ended March 31, 2026 and 2025, which was furnished to the SEC on May 6, 2026.

All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus supplement and prior to the termination of the offering of the common shares (including common shares represented by ADSs) offered by this prospectus supplement shall also be deemed to be incorporated by reference into this prospectus supplement and to be a part hereof from the date of filing such documents. We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus supplement and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus supplement. Unless expressly incorporated by reference, nothing in this prospectus supplement shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus supplement to the extent that a statement contained in this prospectus supplement or incorporated by reference at a subsequent date modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus supplement and should not be considered a part of this prospectus other than as set forth herein. In addition, we will provide at no cost to each person, including any beneficial owner, to whom this prospectus supplement has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to: Corporación Inmobiliaria Vesta, S.A.B. de C.V., Paseo de los Tamarindos No. 90, Torre II, Piso 28, Col. Bosques de las Lomas, Alcaldía Cuajimalpa de Morelos, C.P. 05120 Mexico City, United Mexican States, Tel: +52 (55) 5950-0070, Attention: Investor Relations.

S-iii

Glossary of Certain Terms and Definitions

Set forth below is a glossary of certain industry and other terms used in this prospectus supplement:

“Adjusted EBITDA” means the sum of profit for the period adjusted by (a) total income tax expense, (b) interest income, (c) other income, (d) other expense, (e) finance costs, (f) exchange gain (loss) - net, (g) share of results of associates, (h) gain on sale of investment property, (i) gain on revaluation of investment property, (j) depreciation, (k) share-based compensation, (l) energy income, and (m) energy cost, during the relevant period.

“Adjusted EBITDA margin” means Adjusted EBITDA divided by total revenues minus energy income.

“Adjusted NOI” means the sum of NOI plus property operating costs related to properties that did not generate rental income during the relevant period.

“Adjusted NOI margin” means Adjusted NOI divided by total revenues minus energy income.

“AMVO” means the Asociación Mexicana de Venta Online (Mexican Association of Online Sales).

“BMV” means the Bolsa Mexicana de Valores, S.A.B. de C.V. (Mexican Stock Exchange).

“BTS Building” means a build-to-suit building that is designed and constructed in a tailor-made manner in order to meet client-specific needs.

“Class A Buildings” are industrial properties that typically possess most of the following characteristics: (i) 15 years old or newer; (ii) concrete tilt-up construction; (iii) clear height in excess of 26 feet, (iv) a ratio of dock doors to floor area that is more than one door per 10,000 square feet; and (v) energy efficient design characteristics suitable for current and future tenants.

“CNBV” means the Mexican Comisión Nacional Bancaria y de Valores (Mexican National Banking and Securities Commission).

“EDGE” means the green building certification system developed by the International Finance Corporation.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FFO” means profit for the period, excluding: (i) gain on sale of investment property and (ii) gain on revaluation of investment property.

“GLA” means gross leasable area.

“IASB” means the International Accounting Standards Board.

“IFRS” means IFRS Accounting Standards as issued by the IASB.

“Indeval” means the S.D. Indeval Institución para el Depósito de Valores, S. A. de C.V.

“INEGI” means the Mexican Instituto Nacional de Estadística y Geografía (Mexican National Institute of Statistics and Geography).

“Inventory Buildings” are buildings that are built without a lease signed with a specific customer, and designed in accordance with standard industry specifications, for the purpose of having readily-available space for clients that do not have the time or interest to build a specialized BTS Building.

“Land Reserves” means the lots of land acquired and maintained for future development into leasable properties.

“LEED Certification” means a certification granted by the Leadership in Energy and Environmental Design, which certifies a building’s compliance with certain environmental standards.

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“LTV” means loan-to-value, which represents a real estate information ratio that measures debt value over asset value.

“Mexican Central Bank” means the Banco de México (Bank of Mexico).

“Net Debt to Adjusted EBITDA” means (i) our gross debt (defined as current portion of long-term debt plus long-term debt plus amortization of debt issuance costs) less cash and cash equivalents divided by (ii) Adjusted EBITDA.

“Net Debt to Total Assets” means (i) our gross debt (defined as current portion of long-term debt plus long-term debt plus amortization of debt issuance costs) less cash and cash equivalents divided by (ii) total assets.

“NOI” means the sum of Adjusted EBITDA plus general and administrative expenses, minus depreciation and stock-based compensation during the relevant period.

“PTS Park” means an industrial park-to-suit that is designed and constructed in a tailor-made manner in order to meet specific needs of an industry or cluster.

“REIT” means real estate investment trust.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“TPI” means TPI Composites, S. de R.L. de C.V.

“Trading Day” is a day on which the New York Stock Exchange and the Mexican Stock Exchange are open for the buying and selling of securities.

“QVC” means QVC, S. de R.L. de C.V.

“QVC II” means QVC II, S. de R.L. de C.V.

“QVC III” means QVC III, S. de R.L. de C.V.

“RNV” means the Mexican Registro Nacional de Valores (Mexican National Securities Registry).

“USMCA” means the United States-Mexico-Canada Agreement which entered into force on July 1, 2020.

“VBC” means Vesta Baja California, S. de R.L. de C.V.

“Vesta DSP” means Vesta DSP, S. de R.L. de C.V., a subsidiary of Vesta.

“Vesta FFO” means the sum of FFO, as adjusted for the impact of exchange gain (loss) - net, other income, other expense, share of results of associates, interest income, total income tax expense, depreciation and share-based compensation, energy income and energy cost.

“Vesta Management” means Vesta Management, S. de R.L. de C.V., a subsidiary of Vesta.

“WTN” means WTN Desarrollos Inmobiliarios de México, S. de R.L. de C.V., a subsidiary of Vesta.

S-v

Presentation of Financial and Certain Other Information

Unless otherwise specified or the context otherwise requires, references in this prospectus supplement to “the Company,” “Vesta,” “VTMX,” “the issuer,” “we,” “us” and “our” are references to Corporación Inmobiliaria Vesta, S.A.B. de C.V., together with its consolidated subsidiaries as a consolidated entity.

Financial Statements

Our audited consolidated financial statements for the three years in the period ended December 31, 2025, 2024 and 2023 (hereinafter, the “Audited Consolidated Financial Statements”) incorporated herein by reference to our annual report on Form 20-F for the year ended December 31, 2025, which was filed with the SEC on March 17, 2026 (referred herein as our “Annual Report”) have been prepared in accordance with IFRS Accounting Standards (“IFRS”), as issued by the International Accounting Standards Board (“IASB”), and have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C. (affiliate of a Member of Deloitte Touche Tohmatsu Limited) Mexico City, Mexico, an independent registered public accounting firm, as stated in their report incorporated by reference in this prospectus supplement. Our unaudited condensed consolidated interim financial statements as of March 31, 2026 and for the three-month periods ended March 31, 2026 and 2025 (hereinafter, the “Unaudited Interim Consolidated Financial Statements” and, together with the Audited Consolidated Financial Statements, the “Consolidated Financial Statements”) incorporated herein by reference to Exhibit 99.2 of our report on Form 6-K furnished to the SEC on April 23, 2026 (referred to herein as the “Q1 2026 Form 6-K”) have been prepared in accordance with IAS 34 “Interim Financial Reporting” as issued by the IASB, do not include all the information and disclosures required in our Audited Consolidated Financial Statements and should be read in conjunction with the Audited Consolidated Financial Statements. The accounting principles used in the preparation of the Unaudited Interim Consolidated Financial Statements are consistent with those used in the preparation of the Audited Consolidated Financial Statements.

Appraisals

We use independent external appraisers to determine the fair value of our investment properties. Such appraisers use different valuation methodologies (including discounted cash flow analysis, replacement cost and income capitalization analysis) that include assumptions that are not directly observable in the market (such as discount rates, exit cap rates, projected long-term NOI, inflation rates, absorption periods and market rents) to determine a projected NOI and the market value of our investment assets. This property-by-property valuation is carried out on a quarterly basis. The main valuation method used by the external appraisers is the discounted cash flow analysis for properties and market value to determine the value of our Land Reserves. Note 8 to our Audited Consolidated Financial Statements included in our Annual Report incorporated herein by reference contains a detailed description of the valuation of our properties.

Our management believes that the independent appraisal process and the chosen valuation methodologies as well as the assumptions used under such methodologies are appropriate for determining the fair value of the type of investment properties we own.

Special Note Regarding Non-IFRS Financial Measures and Other Measures

Non-IFRS financial measures do not follow generally accepted accounting principles and, as such, do not follow IFRS. In this prospectus supplement, we report our Adjusted EBITDA, Adjusted EBITDA Margin, NOI, Adjusted NOI, Adjusted NOI Margin, FFO, Vesta FFO, Net Debt to Adjusted EBITDA and Net Debt to Total Assets. These non-IFRS measures, however, do not have standardized meanings and may not be directly comparable to similarly titled measures adopted by other companies. Potential investors should not rely on information not recognized under IFRS as a substitute for the IFRS measures of earnings or liquidity in making an investment decision.

Adjusted EBITDA, Adjusted EBITDA Margin, Adjusted NOI and Adjusted NOI Margin

We calculate Adjusted EBITDA as the sum of profit for the period adjusted by (a) total income tax expense, (b) interest income, (c) other income, (d) other expense, (e) finance costs, (f) exchange gain (loss) - net, (g) share of results of associates, (h) gain on sale of investment property, (i) gain on revaluation of investment property, (j) depreciation, (k) share-based compensation, (l) energy income, and (m) energy cost, during the relevant period.

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We calculate NOI as the sum of Adjusted EBITDA plus general and administrative expenses, minus depreciation and share-based compensation during the relevant period. We calculate Adjusted NOI as the sum of NOI plus property operating costs related to properties that did not generate rental income during the relevant period.

Adjusted EBITDA is not a financial measure recognized under IFRS and does not purport to be an alternative to profit or total comprehensive income for the period as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments and tax payments. Our presentation of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS. Management uses Adjusted EBITDA to measure and evaluate the operating performance of our principal business (which consists of developing, leasing and managing industrial properties) before our cost of capital and income tax expense. Adjusted EBITDA is a measure commonly used in our industry, and we present Adjusted EBITDA to supplement investor understanding of our operating performance. We believe that Adjusted EBITDA provides investors and analysts with a measure of operating results unaffected by differences in capital structures, capital investment cycles and fair value adjustments of related assets among otherwise comparable companies.

NOI and Adjusted NOI are not financial measures recognized under IFRS and do not purport to be alternatives to profit for the period or total comprehensive income as measures of operating performance. NOI and Adjusted NOI are supplemental industry reporting measures used to evaluate the performance of our investments in real estate assets and our operating results. In addition, Adjusted NOI is a leading indicator of the trends related to NOI as we typically have a strong development portfolio of “speculative buildings.” Under IAS 40, we have adopted the fair value model to measure our investment property and, for that reason, our financial statements do not reflect depreciation nor amortization of our investment properties, and therefore such items are not part of the calculations of NOI or Adjusted NOI. We believe that NOI is useful to investors as a performance measure and that it provides useful information regarding our results of operations and financial condition because, when compared across periods, it reflects the impact on operations from trends in occupancy rates, rental rates, operating costs and acquisition and development activity on an unleveraged basis, providing perspective not immediately apparent from profit for the year. For example, interest expense is not necessarily linked to the operating performance of a real estate asset and is often incurred at the corporate level as opposed to the property level. Similarly, interest expense may be incurred at the property level even though the financing proceeds may be used at the corporate level (e.g., used for other investment activity). As so defined, NOI and Adjusted NOI may not be comparable to net operating income or similar measures reported by other real estate companies that define NOI or Adjusted NOI differently.

We present margin ratios to rental income minus energy income to complement the understanding of our operating performance; measuring our profitability compared to the revenues directly related to our business activities. Adjusted NOI Margin and Adjusted EBITDA Margin are not financial measures recognized under IFRS and do not purport to be an alternative to profit for the period or total comprehensive income as a measure of operating performance.

For a reconciliation of Adjusted EBITDA, Adjusted EBITDA Margin, NOI, Adjusted NOI and Adjusted NOI Margin, see “Summary Consolidated Financial Information— Reconciliation of Adjusted EBITDA, NOI and Adjusted NOI.”

FFO and Vesta FFO

FFO is calculated as profit for the period, excluding: (i) gain on sale of investment property and (ii) gain on revaluation of investment property. We calculate Vesta FFO as the sum of FFO, as adjusted for the impact of exchange gain (loss) – net, other income, other expense, share of results of associates, interest income, total income tax expense, depreciation and stock-based compensation, energy income and energy costs.

We believe that Vesta FFO is useful to investors as a supplemental performance measure because it excludes the effects of certain items which can create significant earnings volatility, but which do not directly relate to our business operations. We believe Vesta FFO can facilitate comparisons of operating performance between periods, while also providing a more meaningful predictor of future earnings potential.

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Additionally, since Vesta FFO does not capture the level of capital expenditures for maintenance and improvements to maintain the operating performance of properties, which has a material economic impact on operating results, we believe Vesta FFO’s usefulness as a measure of performance may be limited.

Our computation of FFO and Vesta FFO may not be comparable to FFO measures reported by other REITs or real estate companies that define or interpret the FFO definition differently. FFO and Vesta FFO should not be considered as a substitute for net profit for the period attributable to our common shareholders.

We compute FFO and Vesta FFO per share amounts using the weighted average number of ordinary shares plus shares in incentive plan trust outstanding during the relevant period. For more information, see note 12.5 to our Audited Consolidated Financial Statements and note 11.5 to our Unaudited Interim Consolidated Financial Statements.

For a reconciliation of FFO and Vesta FFO, see “Summary Consolidated Financial Information— Reconciliation of FFO and Vesta FFO.”

Net Debt to Adjusted EBITDA

Net Debt to Adjusted EBITDA represents (i) our gross debt (defined as current portion of long-term debt plus long-term debt plus amortization of debt issuance costs) less cash and cash equivalents divided by (ii) Adjusted EBITDA. Our management believes that this ratio is useful because it provides investors with information on our ability to repay debt, compared to our performance as measured using Adjusted EBITDA. See “Summary Consolidated Financial Information—Ratio Data.”

Net Debt to Total Assets

Net Debt to Total Assets represents (i) our gross debt (defined as current portion of long-term debt plus long-term debt plus amortization of debt issuance costs) less cash and cash equivalents divided by (ii) total assets. Our management believes that this ratio is useful because it shows the degree in which net debt has been used to finance our assets and by using this measure investors and analysts can compare the leverage shown by this ratio with that of other companies in the same industry. See “Summary Consolidated Financial Information—Ratio Data.”

Currency and Other Information

Unless otherwise stated, the financial information appearing in this prospectus supplement is presented in U.S. dollars. In this prospectus supplement references to “peso,” “pesos” or “Ps.” are to Mexican pesos, and references to “U.S. dollar,” “U.S. dollars,” “dollar,” “dollars” or “U.S.$” are to United States dollars.

The U.S. dollar is the functional currency of Vesta and all of its subsidiaries except for WTN, which consider the peso to be their functional currency, for which reason WTN is considered to be a “foreign operation” under IFRS.  However, Vesta and its subsidiaries keep their accounting records in pesos. In preparing the financial statements of each individual entity, transactions in currencies other than the entity’s functional currency (i.e., “foreign currencies”) are initially recognized at the exchange rates in effect on the dates of each transaction. At the end of each reporting period, the conversion of monetary items denominated in foreign currencies is subsequently updated based, in the case of assets and liabilities, at the exchange rates in effect on the last business day of the reporting period, and, in the case of income and expense items, at the average exchange rates in effect during the reporting period. The translation of non-monetary items carried at fair value that are denominated in foreign currencies is subsequently updated based on the exchange rate in effect on the date when the fair value was determined. Non-monetary items that are measured in terms of historical cost in a foreign currency are not subsequently updated.

Exchange differences on monetary items are recognized in profit or loss in the period in which they arise.

For purposes of presenting consolidated financial statements, the assets and liabilities of WTN are translated into U.S. dollars using the exchange rates in effect on the last business day of each reporting period. Income and expense items are translated at the average exchange rates for the period, unless exchange rates fluctuate significantly during that period, in which case the exchange rates in effect on the dates of the transactions are used. Exchange differences arising, if any, are recorded in “other comprehensive income”.

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Totals in some tables in this prospectus supplement may differ from the sum of individual amounts in those tables due to rounding.

In this prospectus supplement, where information is presented in thousands, millions or billions of pesos or thousands, millions or billions of U.S. dollars, amounts of less than one thousand, one million, or one billion, as the case may be, have been truncated unless otherwise specified. All percentages have been rounded to the nearest percent, one-tenth of one percent or one-hundredth of one percent, as the case may be. In some cases, amounts and percentages presented in tables in this prospectus supplement may not add up due to such rounding adjustments or truncating.

Industry and Market Data

Market data and other statistical information (other than with respect to our financial results and performance) used throughout this prospectus supplement are based on independent industry publications, government publications, reports by market research firms or other published independent sources, including but not limited to INEGI, World Bank, U.S. Bureau of Economic Analysis (BEA), U.S. Economic Census Bureau, CBRE, JLL Mexico, AMVO (Asociacion Mexicana de Venta Online), Euromonitor, Kearney, BCG Global, Mexican Ministry of Economy (Secretaría de Economía), Mexican Central Bank, Global Trade and Innovation Policy Alliance, Deloitte Economic Outlook, Organisation Internationale des Constructeurs d’Automobiles (OICA) and Euromonitor.

Some data are also based on our estimates, which are derived from our review of internal surveys and analyses, as well as from independent sources. Although we believe these sources are reliable, neither we nor the underwriters have independently verified the information and cannot guarantee their accuracy or completeness. In addition, these sources may use different definitions of the relevant markets than those we present. Data regarding our industry are intended to provide general guidance but are inherently imprecise. Though we believe these estimates were reasonably derived, you should not place undue reliance on estimates, as they are inherently uncertain. Nothing in this prospectus supplement should be interpreted as a market forecast.

The standard measure of area in the real estate market in Mexico is the square meter (m2), while in the U.S. it is the square foot (ft2). This prospectus supplement contains information in both square meters and square feet applying a conversion factor of 1 square meter = 10.764 square feet.

Occupancy Rate

When we refer to our occupancy rate generally, we refer to the rate of all our occupied properties. When we refer to our stabilized occupancy rate, we refer to the rate of occupied stabilized properties only. We deem a property to be stabilized once it has reached 80.0% occupancy or has been completed for more than one year, whichever occurs first. The occupancy rate is calculated as the ratio of rented GLA to the total amount of available GLA. We consider the occupancy rate to be an important measure of the anticipated cash flow of the portfolio, and as an indicator of management leasing performance and the markets demand for the portfolio. We consider the stabilized occupancy rate to be an important measure of the anticipated cash flow of the stabilized portfolio and an indicator of management leasing performance and the market’s demand for the stabilized portfolio. Incorporating newly developed properties into the portfolio does not impact our stabilized occupancy rate. Our stabilized occupancy rate, however, does not have a standardized meaning and may not be directly comparable to similarly titled measures adopted by other companies.

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Cautionary Statement Regarding Forward-Looking Statements

This prospectus supplement and the documents incorporated by reference hereto contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Examples of such forward-looking statements include, but are not limited to: (i) statements regarding our results of operations and financial position; (ii) statements of plans, objectives or goals, including those related to our operations and to our pipeline of potential developments and acquisitions; and (iii) statements of assumptions underlying such statements. Words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution investors that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed or implied in such forward-looking statements, including the following factors:

•	our business and strategy of investing in industrial facilities, which may subject us to risks of the sector in which we operate but uncommon to other companies that invest primarily in a broader range of real estate assets;

•	our ability to collect rent from our customers;

•	our ability to maintain or increase our rental rates and occupancy rates;

•	the devaluation or appreciation of the currency of Mexico, where we operate, against the United States dollar;

•	the performance and financial condition of our tenants;

•	our expectations regarding income, expenses, sales, operations and profitability;

•	our ability to obtain returns from our projects similar or comparable to those obtained in the past;

•	our ability to successfully expand into new markets in Mexico;

•	our ability to successfully engage in property development;

•	our ability to lease or sell any of our properties;

•	our ability to successfully acquire land or properties to be able to execute on our accelerated growth strategy;

•	the competition within our industry and markets in which we operate;

•	economic trends in the industries or the markets in which our customers operate and the performance and financial condition of our customers;

•	any impact of pandemics, epidemics or outbreaks of infectious diseases on the Mexican economy and on our business, results of operations, financial condition, cash flows and prospects, as well as our ability to implement any necessary measures in response to such impact;

S-x

•	higher interest rates, increased leasing costs, increased construction costs, distressed supply chains for construction materials, increased maintenance costs, all of which could increase our costs and limit our ability to acquire or develop additional real estate assets;

•	the terms of laws and government regulations that affect us, and interpretations of those laws and regulations, including changes in tax laws and regulations and changes in environmental, real estate and zoning laws, and potential limits to annual increases of rent;

•	supply of utilities, principally electricity and water, and general availability of public services, to support operations in our properties and industrial parks;

•	economic, political and social developments in Mexico, including political instability, currency devaluation or appreciation, inflation, unemployment and changes to the judiciary;

•	the performance of the Mexican economy and the global economy;

•	the competitiveness of Mexico as an exporter of manufactured and other products to the United States and other key markets, including as a result of the imposition of tariffs;

•	limitations on our access to sources of financing on competitive terms;

•	changes in capital markets that might affect the investment policies or attitude in Mexico or regarding securities issued by Mexican companies;

•	obstacles to commerce, including tariffs or import taxes and changes to the existing commercial policies, and change or withdrawal from free trade agreements, including the USMCA, which is scheduled to undergo a formal review starting in July 2026, of which Mexico is a member that might negatively affect our current or potential clients or Mexico in general;

•	increase of trade flows and the formation of trade corridors connecting certain geographic areas of Mexico and the U.S., which results in a vigorous economic activity within those areas in Mexico and a source of demand for industrial buildings;

•	our ability to execute our corporate strategies;

•	the growth of e-commerce markets;

•	a negative change in our public image;

•	epidemics, catastrophes, insecurity and other events that might affect the regional or national consumption;

•	the loss of key executives or personnel;

•	restrictions on foreign currency convertibility and remittance outside Mexico;

•	changes in exchange rates, market interest rates or the rate of inflation;

•	possible disruptions to commercial activities due to natural and human-induced disasters that could affect our properties in Mexico, including criminal activity relating to drug trafficking, terrorist activities, and armed conflicts;

•	our ability to maintain adequate insurance for our properties;

•	deterioration of labor relations with third-party contractors, changes in labor costs and labor difficulties, including different interpretations or difficulties arising from the subcontracting reforms in Mexico comprising changes to labor and social laws or the interpretation thereof;

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•	the prices of our common shares or ADSs may be volatile or may decline regardless of our operational performance;

•	the increased costs and disruptions to our business arising from our transformation into a public company in the United States; and

•	other risk factors discussed under “Risk Factors” included in documents we file from time to time with the SEC that are incorporated by reference herein, including in our most recent annual report on Form 20-F.

Should one or more of these factors or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, forecast or intended.

In light of these risks, uncertainties and assumptions, the forward-looking statements described in this prospectus supplement, the accompanying prospectus, the registration statement of which it forms a part and the documents incorporated by reference into these documents may not occur. These forward-looking statements speak only as of the date on the front cover of the applicable document and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information or future events or developments. Additional factors affecting our business emerge from time to time and it is not possible for us to predict all of these factors, nor can we assess the impact of all such factors on our business or the extent to which any factor, or the combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. Although we believe the plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that those plans, intentions or expectations will be achieved. In addition, you should not interpret statements regarding past trends or activities as assurances that those trends or activities will continue in the future. All written, oral and electronic forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement. For these reasons, we caution you to avoid relying on the forward-looking statements described in this prospectus supplement, the accompanying prospectus, the registration statement of which it forms a part and the documents incorporated by reference into these documents.

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Summary

This summary highlights information contained elsewhere or incorporated by reference in this prospectus supplement and the accompanying prospectus. This summary may not contain all the information that may be important to you, and we urge you to read this entire prospectus supplement, the accompanying prospectus and any information incorporated by reference therein carefully, including the “Risk Factors” section of this prospectus supplement, the discussion in “Item 3. Key Information—D. Risk Factors,” “Item 4. Information on the Company” and “Item 5. Operating and Financial Review and Prospects” of our Annual Report, the information contained in the Q1 2026 Form 6-K and our consolidated financial statements and notes to those statements, incorporated by reference in this prospectus supplement, before deciding to invest in the common shares and ADSs.

Overview

We are a fully integrated, internally managed real estate company that owns, manages, develops and leases industrial properties across Mexico. We have significant development experience and capabilities, focused on a single real estate segment comprised of industrial parks and industrial buildings in Mexico. With an experienced management team, we strive to achieve excellence in the development of industrial real estate, to generate efficient and sustainable investments. We offer our world-class clients strategic locations across 16 Mexican states located in the most developed industrial areas, with a growing portfolio of our developments built according to eco-efficient standards. As of March 31, 2026, our portfolio was comprised of 231 buildings with a total GLA of 43.0 million square feet (4.0 million square meters), a stabilized occupancy rate of 93.4% and a same-store occupancy rate of 95.0%, and our development portfolio was comprised of 6 buildings under development with a total GLA of 1.6 million square feet (0.1 million square meters). Our GLA has grown 77.2x since we began operations in 1998, with a compound annual growth rate, or “CAGR”, of 10.3% since our initial public offering in 2012 in Mexico. Our facilities are located in strategic areas for light-manufacturing and logistics in the Northwest, Northeast, Bajío-North, Bajío-South and Central regions of Mexico. The quality and geographic location of our properties are key to optimizing our clients’ operations, and constitute a crucial link in the regional supply chain.

Since our inception in 1998, we have grown from a private to a public company and evolved from a high-growth industrial real estate developer into an industrial real estate asset manager with strong development capabilities, with a high-quality portfolio and an extensive development pipeline. As we continue to evolve, we seek to become a world-class fully integrated industrial real estate company, striving to adhere to the highest standards available worldwide.

We believe that during the last 10 years, we have created value for our stakeholders by implementing our “Vision 2020” strategic plan from 2014 to 2019, and our “Level 3 Strategy” from 2019 to 2024, where we aimed to maximize growth in Vesta FFO. These strategies established our expansion and growth strategy for 2019 to 2024, based on five strategic pillars: (i) manage, maintain and broaden our current portfolio, (ii) invest in and/or divest properties for ongoing value creation, (iii) strengthen our balance sheet and expand funding sources and maturities, (iv) strengthen our organization to successfully execute our strategy, and (v) become a category leader in ESG, embedding our sustainability practices throughout our business model. In November 2024, we published our next five-year strategic plan, or “Route 2030,” which focuses on two avenues of value creation: (i) our existing portfolio opportunity; and (ii) our development program. We believe that both avenues will continue maximizing growth in Vesta FFO per share.

(1)	Mark rent spread to Vesta In-Place, reflects the spread between the current blended lease rate charged to tenants compared to current average market rates as of March 31, 2026 based on the Company’s market intelligence. Illustrative only, as the maximum increase contractually permitted under our leases upon renewal may be less than market rates and the assumptions regarding market rates as of the date hereof may be different at the time of lease renewal.

(2)	Value Increase Estimate is calculated as (i) the sum of the estimated property value as of March 31, 2026 for each of the 50 most recently completed development projects, determined based on third party appraisals, divided by (ii) the sum of the capital expenditures deployed by Vesta for all of such properties.

In the execution of our “Level 3 Strategy” we have delivered growth while maintaining a disciplined capital structure and improving our leverage and coverage metrics. Some of our highlights include that our portfolio GLA increased from 29.87 million square feet in 2018 to 42.95 million square feet in 2025, representing a CAGR of 5.3%, while our total revenue increased from U.S.$133 million to U.S.$283 million over the same period, representing a CAGR of 11.4%. Between 2018 and 2025, Vesta FFO increased from U.S.$78 million to U.S.$175 million, representing a CAGR of 12.3% and our asset value increased from U.S.$2.0 billion to $4.5 billion in 2025, representing a CAGR of 12.5%. Our net asset value (calculated as total assets minus debt) increased at a CAGR of 14.2%, from U.S.$1.3 billion in 2018 to U.S.$3.2 billion in 2025. Over the same period, our LTV decreased 7 percentage points, from 35.1% in 2018 to 28.1% in 2025. Net Debt to last twelve months (LTM) Adjusted EBITDA decreased 1.6 points, from 5.7x in 2018 to 4.1x in 2025. Our total debt to capitalization ratio (Total debt / Equity) decreased by 20.0 percentage points over the same period, from 66.4% in 2018 to 46.4% in 2025. Lastly, our Adjusted EBITDA to Interest Expense increased 0.9 points, from 3.2x in 2018 to 4.3x in 2025.

(1)	Adjusted EBITDA is defined as the sum of profit for the period adjusted by (a) total income tax expense, (b) interest income, (c) other income, (d) other expense, (e) finance costs, (f) exchange gain (loss) - net, (g) share of results of associates, (h) gain on sale of investment property, (i) gain on revaluation of investment property, (j) depreciation, (k) share-based compensation, (l) energy income, and (m) energy cost, during the relevant period.

(2)	Vesta FFO is defined as the sum of FFO, as adjusted for the impact of exchange gain (loss) - net, other income, other expense, share of results of associates, interest income, total income tax expense, depreciation and share-based compensation, energy income and energy cost.

(3)	Adjusted NOI is defined as the sum of NOI plus property operating costs related to properties that did not generate rental income during the relevant period.

Our profit for each of the three-month periods ended March 31, 2026 and 2025 and years ended December 31, 2025, 2024 and 2023 was U.S.$101.0 million, U.S.$14.9 million, U.S.$241.9 million, U.S.$223.3 million and U.S.$316.6 million, respectively. Our annual profit has increased 5.9x since our initial public offering in 2012 in Mexico, growing at a CAGR of 14.7% from 2012 to 2025 and increasing 8.3% from 2024 to 2025. Our basic earnings per share have increased 2.0x since 2012, growing at a CAGR of 5.6% from 2012 to 2025 and 11.2% from 2024 to 2025. Vesta FFO per share has increased 3.5x since 2012 growing at a CAGR of 10.2% from 2012 to 2025 and 12.0% from 2024 to 2025. Our total GLA has grown 3.6x since 2012 growing at a CAGR of 10.3% from 2012 to 2025 and 6.6% from 2024 to 2025. In addition, Adjusted NOI has grown at a CAGR of 13.8% from 2012 to 2025 and 12.0%

from 2024 to 2025. For a reconciliation of Vesta FFO and Adjusted NOI to the nearest IFRS measure, see “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Non-IFRS Financial Measures and Other Measures and Reconciliations” of our Annual Report, which is incorporated by reference herein.

Our properties provide innovative and customer-tailored real estate solutions to respond to our clients’ specific needs, as well as to adapt to industry trends that we identify in our markets. We selectively develop light-manufacturing and distribution centers through BTS Buildings, which are tailored to address the specific needs of clients or a particular industry. Our properties allow for modular reconfiguration to address specific client needs, ensuring that a facility can be continuously transformed. Working closely with our clients on the design of these bespoke properties, also allows us to stay abreast of and anticipate industry trends. In addition to tailor-made solutions in proven industrial areas, we also develop Inventory Buildings, which are built without a lease signed with a specific customer and are designed in accordance with standard industry specifications. Inventory Buildings provide sufficient space for clients that do not have the time or interest to build BTS Buildings. We adjust our building mix to cater to real estate demands of current and prospective clients by monitoring our clients’ and their sectors’ needs.

We believe that we are one of the only fully vertically integrated and internally managed Mexican industrial real estate companies that owns, manages, develops and leases industrial properties, on a large scale, in Mexico, which we believe differentiates us from our competitors. Our business is focused on developing our industrial properties seeking to incorporate global quality standards to develop high-specification assets that are comparable with properties in other jurisdictions, with internal processes that minimize delivery times and costs. We focus on the development and management of our properties by outsourcing all construction, design, engineering and project management services and related works to third parties that are both experienced as well as known to us. By using high-quality contractors and service providers with long track records and awarding contracts through bidding processes, we seek to mitigate contractor risk and foster competition, lowering our costs, increasing the quality of our buildings and providing competitive alternatives for our current and future clients. Our bidding processes are conducted in accordance with procedures that comply with the International Standard ISO 9001:2008, a certification we obtained in 2011. The standard was updated in 2015 to ISO 9001:2015, and we subsequently obtained certification under the updated standard, which focuses on risk mitigation and quality management systems. Our certification was most recently renewed in 2023 and is valid until 2026. We are currently preparing the documentation and processes for review by an external auditor in accordance with ISO 9001:2015 in order to extend the certification for an additional three-year period.

For a more complete description of our real estate portfolio, see “Item 4. Information on the Company—D. Property, plant and equipment” in our Annual Report, incorporated herein by reference.

Our Competitive Strengths

We believe the following are our competitive strengths:

Vertically Integrated and Internally Managed Industrial Real Estate Developer with a High-Quality Modern Portfolio of Scale

Our portfolio consists of what we believe to be one of the largest and modern industrial groups of assets in Mexico, with 181 tenants occupying 231 Class A Buildings, across industrial corridors and principal industrial sites of the country, with a total owned operating GLA of 43.0 million square feet and an average building life of 11.4 years, as of March 31, 2026. We manage our own GLA and do not manage any GLA of third parties. As of March 31, 2026, our portfolio of stabilized industrial properties has an average stabilized occupancy rate of 93.4%. From March 31, 2026, our profit for the year has increased 5.9x since 2012, growing at a CAGR of 14.7% from 2012 to 2025 and increasing 8.3% from 2024 to 2025. Vesta FFO grew 9.2% from 2024 to 2025.

Our portfolio is strategically diversified throughout Mexico’s key trade, logistics corridors with the U.S., manufacturing centers and urban areas, maximizing client demand. We also have a strategic land bank, with 1,195.7 acres (52.1 million square feet) of Land Reserves with the potential to develop over 23.4 million square feet (2.18 million square meters) of incremental GLA, as of March 31, 2026. As existing and prospective tenants seek to lease space, we are uniquely positioned to present them with a wide range of options across property types and locations.

Information obtained from public filings

(1)	Largest as of December 31, 2025 amongst peers including Fibra MTY, Fibra NEXT and Fibra Prologis; Vesta is ~2.3x largest than the second peer.

We develop, own and manage two types of industrial real estate products: (i) Inventory Buildings and (ii) BTS Buildings. We believe that our client base is well diversified among logistics and light-manufacturing clients, and covers a variety of industries such as automotive, aerospace, high-tech, pharmaceuticals, electronics, food and beverage, e-commerce and packaging.

We have built what we believe to be a scaled, high-quality and modern industrial portfolio. Additionally, for the year ended December 31, 2025, 89.6% of our rental income is denominated in U.S. dollars as we serve global clients in the manufacturing and logistics sectors.

Fully integrated and robust development platform allows Vesta to accelerate earnings and portfolio growth via owned land bank

We are a fully integrated real estate company, actively involved in every stage of the development process, from the search and acquisition of land, obtaining any necessary licenses, conceptual design and property development. We believe that our 25+ years of proven track record as a fully integrated and robust development platform, together with our disciplined approach towards design and construction and rigorous cost controls translate into robust value creation, an increase in demand for our properties and an increase in earnings metrics.

We regularly analyze the NOI of our entire portfolio of properties (including stabilized properties, construction in progress and vacant properties) in relation to their appraised value and believe that we generate strong value creation for our stakeholders.

(1)	Estimated Value Creation based on historical Value Increase Estimate of 1.4x, which is calculated as: (i) the sum of the estimated property value as of March 31, 2026 for each of the 50 most recently completed development projects, determined based on third party appraisals, divided by (ii) the sum of the capital expenditures deployed by Vesta for all of such properties.

Our strategic Land Reserves are well diversified across Mexico’s most dynamic industrial markets and located within the same regions where we currently have our industrial properties, such as Mexico City Metropolitan Area, Monterrey, San Luis Potosí, Querétaro, San Miguel de Allende, Guanajuato and Puebla. We consider these locations to be well-positioned to benefit from nearshoring and logistics trends in the near future.

In 2025, we increased our Adjusted NOI by U.S.$27.9 million compared to the year ended December 31, 2024 to reach U.S.$259.4 million, which represents an Adjusted NOI growth of 12.0%.

High-quality and diversified tenant base of predominantly U.S. and global clients paying U.S. dollar-denominated leases

We have a well-diversified tenant base and portfolio of leading Mexican companies and multinational, world-class, tenants under long-term contracts, including Mercado Libre, Nestlé, Safran, Foxconn, TPI, Nissan, DSV, Bombardier, Continental and Eaton among others. Our tenant roster includes many blue-chip, investment-grade companies, reflecting our strong reputation as a landlord of choice for both international and domestic firms seeking modern, strategically located industrial space in Mexico. Our client portfolio as of March 31, 2026 is well-balanced between light-manufacturing (59.2% of GLA) and logistics (40.8% of GLA) and we maintain exposure to key light-manufacturing and productive industries in Mexico such as automotive, aerospace, food & beverage, and energy, among others. This sectoral and geographic diversification helps mitigate risk and reduces our exposure to any single industry.

Diversified Industry Profile(1) and Strong Tenant Credit

Logistics

Automotive
24.2%
10.1%
E-commerce
Light Manufacturing
59.2%
Logistics
40.8%
Aerospace
6.5%
Other
8.5%
Food and
Beverage
0.5%
Plastics
1.8%
Paper
1.1%
Electronics
7.8%
Other Vehicles
4.3%
Energy
3.2%
Medical Devices
1.3%

Automotive

Electronic Components

Aerospace

(1)       Calculated over total occupied GLA

The following table contains a breakdown of our real estate portfolio by Mexican state as of March 31, 2026:

State	Number of Properties	Number of Leases	GLA (square meters)	GLA (square feet)	Share of Total GLA (%)	Rental Income (million of U.S.$)	Share of Total Rental Income (%)
Baja California	58	57	606,649	6,529,918	15.20%	9,314,394	12.1%
Querétaro	42	48	665,785	7,166,448	16.68%	10,567,445	13.8%
Estado México	21	26	450,061	4,844,413	11.28%	8,716,686	11.4%
Guanajuato	21	30	339,583	3,655,245	8.51%	4,801,490	6.3%
Jalisco	11	13	401,448	4,321,148	10.06%	8,030,779	10.5%
Chihuahua	19	25	368,241	3,963,709	9.23%	7,390,247	9.6%
Aguascalientes	13	20	278,021	2,992,591	6.97%	4,539,930	5.9%
San Luis Potosí	14	11	181,946	1,958,452	4.56%	2,083,011	2.7%
Nuevo Leon	10	10	291,749	3,140,362	7.31%	4,152,875	5.4%
Other States	22	28	407,076	4,381,734	10.20%	8,634,401	11.3%
Other revenues (1)						8,517,894	11.1%
Total	231	268	3,990,559	42,954,021	100%	$76,749,154	100%

(1)	Other revenues refer to maintenance and other costs and expenses incurred by us on behalf of our tenants, which are subject to reimbursement by the tenants in accordance with their leases, as well as management fees.

As of March 31, 2026, we had 181 tenants and 88.9% of our rental income in U.S. dollars with a weighted average remaining lease term of 4.6 years. Mercado Libre is the only tenant that occupies more than 5% of our total GLA with 5.6%. The top 10 tenants maintain an average remaining lease term of 5 years. Our long-dated lease terms are key to securing stable cash flow and allow us to foster long-term partnerships with our tenants. This is evidenced by our ability to deliver double digit lease spreads during 2025. Moreover, our U.S. dollar-denominated leases provide a natural hedge against currency volatility and align our cash flows with the needs of our predominantly U.S. and global client base.

The chart below indicates the breakdown of our top 10 tenants by GLA and our long-term lease maturity profile as of March 31, 2026:

Buildings	4	3	7	3	3	3	2	5	5	3

5.6%
4.2%
3.3%
3.2%
2.9%
2.1%
2.0%
1.6%
1.5%
1.5%

Well diversified portfolio of tenants

Country										
Tenant	Mercado Libre	Nestle	Safran	Foxconn	TPI	DSV	Nissan	Bombardier	Continental	Eaton

Seasoned management team focused on long-term value and best-in-class corporate governance

We believe we are one of the only publicly listed pure-play industrial platforms, with a fully internalized management in Mexico. Our flat internal management structure and the equity participation of our management team align internal incentives with the interests of our stakeholders, resulting in long-term value creation. Our executive chairman and other executive officers’ position in our equity, which represents approximately 3.8% of our outstanding capital stock as of April 22, 2026, represents a significant stake hold, while at the same time allows for significant liquidity of our shares (not in the possession of a control group).

Our management is comprised of a team with significant expertise in the Mexican industrial real estate market and a long tenure in the Company with an average of 13 years of experience with the Company. We have a highly professional and experienced team across all key areas of industrial real estate development and operations, including land selection, land and property acquisitions, design and engineering, development, government licensing and government relations, project management, marketing, sales and negotiation of contracts. This team possesses significant know-how in investing and operating industrial real estate companies and has a multidisciplinary track record of successfully deploying capital investments through the development and acquisition of land for both single properties and portfolios.

Our Board of Directors currently consists of 10 members and their alternates, eight of whom are independent directors, well above the requirements of Mexican law. This supports our goal of improved governance and transparency to implement best practices. All board members are selected through a process that evaluates their expertise, experience and moral integrity. The experience gained from our partnership with institutional investors has also been a competitive advantage, attracting capital to create value.

Longstanding commitment to environmental, social and governance best practices

Our ongoing commitment to implement best practices and create sustainable spaces within our own and our clients’ operations is an integral component of our long-term strategy for success. We contribute to our clients’ and suppliers’ competitiveness and society’s well-being, while seeking to minimize our environmental impact and related climate change risks. Operationally, we continue to improve relevant KPIs such as LEED Certification, having closed 2025 with 19 new LEED certified buildings and 19 EDGE certified buildings.

Our 2030 ESG goals include:

•	Governance and integrity: (i) for 100% of our senior management and collaborators to have financial compensation linked with ESG objectives; (ii) for 100% of our Board members to be ESG trained; and (iii) to reduce our salary gender gap by 8% at the executive level and 5% at the management level.

•	Social: (i) 700 hours of Professional Volunteering; (ii) implementing the theory of change in 70% of Vesta’s Social Investment Projects; (iii) measuring the progress of our Human Rights Risks Assessment; and (iv) implementing 50% of the action plans on Human Rights with a focus on Land Acquisition, Community Relationship and Physical Security Processes.

•	Environment: (i) achieving Net-zero for scope 1, 2 emissions by 2040, and having a material reduction in our scope 3 emissions related to the energy consumption of our tenants, as well as in the use of materials with a lower carbon footprint in our construction processes towards 2050, (ii) 100% of our parks complying with ISO 14001, (iii) promoting a positive impact on nature in accordance with the recommendations of the Taskforce on Nature-related Financial Disclosures (TNFD), and (iv) having 50 MWp of on-site solar capacity by 2030.

•	Sustainable Business: (i) 95% of our new contracts to have a Green Lease, (ii) 100% of our new acquisitions complying with the Responsible Investment Process, (iii) 100% of our employees being ESG trained, (iv) evaluating 100% of level 3 and 4 suppliers, and (v) 55% of our GLA being Green Certified.

We are committed to continuing our efforts to promote ESG practices. Our goal is to manage our properties in a shared responsibility with our stakeholders, tenants and suppliers. We have created ESG-linked indicators to measure our progress on various fronts, including implementation of green clauses, and evaluation of environmental and social impacts of operations.

As a result of our commitment to ESG, our efforts have been recognized by S&P Yearbook 2025, the Carbon Disclosure Project (“CDP”) and GRESB, among others. Since 2013 we have published an annual sustainability report assessing our ESG progress, which we will continue disclosing as a means to provide visibility to the market in respect of our ESG efforts.

Our strategy

Our primary business objective is to continue to grow our business as a sustainably operated, world-class, fully integrated industrial real estate company. Based on our Route 2030 Strategy, we will continue to implement the following strategies which we believe will enhance our business and strengthen our competitive advantages.

Manage, maintain and improve current portfolio

We strive to remain a benchmark in Mexico’s real-estate industry through efficient and effective management, and maintenance and improvement of our current portfolio. We believe that our real-estate solutions are developed with the highest standards of quality, market know-how and client needs, and eco-efficiency, thus supporting our clients’ sustainable development and requirements, and generating economic value. We are committed to offering our clients an efficient, top-quality service, supported by a dedicated and specialized team that provides personalized attention. We strive for continuous improvement through a quality management system based on ISO-9001:2015 and which is grounded in our quality framework.

Invest and divest for continuous value creation

To continue strengthening our portfolio, we seek to identify clusters, industries or companies that may require the construction of an industrial park or facility tailored to their needs.

Our parks are composed of state-of-the-art buildings designed for advanced light-manufacturing and/or logistics, which are strategically located within Mexico, providing access to ports, airports and highways. These full-service facilities are designed with core sustainability features, such as energy conservation, clean energy generation and recycling. Initiated under our Level 3 Strategy, and continuing our Route 2030 Strategy, asset recycling has become an additional driver of value within our operations, by selling certain properties, capturing upside, and developing new state-of-the-art facilities according to our clients’ needs. This strategy expands our sources of funding, lowers financing costs and optimizes our capital structure, as we leverage our existing development capabilities to recycle capital at attractive returns.

Continue to strengthen our balance sheet and expand our funding sources with prudent capital allocation poised for risk-adjusted growth

We will continue our efforts to optimize our capital structure, building upon our long-term debt with the goal of maintaining a stacked maturity profile with maturities greater than five years, and a sound liquidity position. As part of our Route 2030 Strategy, we will continue strengthening our balance sheet to maintain and expand our various sources of funding, including through the incurrence of term loans and revolving facilities as well as bilateral secured lines of credit, in addition to issuances of international bonds and equity securities. Our general policy is to acquire land for the purpose of developing properties to generate income, but we may, from time to time, evaluate opportunities to sell assets for capital gain. As of March 31, 2026, we had available liquidity of U.S.$206.1 million.

We have a thorough and disciplined approach to capital allocation. Our LTV stands at 26.0% as of March 31, 2026, which is well within our maximum LTV of 40.0%. For the years ended December 31, 2025, 2024 and 2023 our LTV was 28.1%, 21.4% and 24.1%, respectively. Furthermore, our net leverage has remained below 6.0x for the last five years and sits at 4.1x as of March 31, 2026. For the years ended December 31, 2025, 2024 and 2023 our net leverage was 4.1x, 3.3x and 2.4x, respectively.

Our staggered and long tenor debt maturity schedule has 5.2 years maturity with a weighted average interest rate of 4.9%. As of March 31, 2026, our share of Net Debt to Total Assets was 21.8% and our Net Debt to Adjusted EBITDA ratio was 4.1x, considering our Adjusted EBITDA for the twelve month period ended March 31, 2026. For more information, see “Item 5. Operating and Financial Review and Prospects—A. Operating Results—Non-IFRS Financial Measures and Other Measures and Reconciliations—Ratio Data” in our Annual Report.

(1)       Figures consider prepayment of MetLife 10-yr 2027 secured facility made on February 17, 2026.

Strengthening our organization to successfully execute our strategy

We aim to continuously strengthen our organization and improve our work culture. We are proud of our team and we value the diversity of our workforce, which we believe grows stronger every day. We have developed a core team that leverages its experience to train our teams and provide for succession. Furthermore, we aim to build a place to work that is attractive to talented young professionals, we recognize the central role our employees play in our business and try to enrich our collective talent through committed, innovative people, offering them attractive working conditions.

2025-2030 Growth Plan (“Route 2030”)

We have developed a growth plan from 2025 to 2030 as we continue to believe there will be stable demand for industrial real estate space for the next five years reflecting strong business interests and economic ties between Mexico and the U.S. and a continuation of growth in e-commerce in the coming years. We aim to develop 20.5 million square feet of GLA between 2025 and 2030, to reach a total GLA of around 63.0 million square feet by 2030. We expect that the majority of this GLA will be developed using our current Land Reserves and will require an estimated total investment of U.S.$1.7 billion. As of March 31, 2026, substantially all the land required to execute the Route 2030 Strategy had been secured following our addition of 24.9 million square feet of net incremental Land Reserves during 2025.

(1)	Yield on cost for projects under development is calculated as: (i) the current market lease rate for similarly situated properties based on the Company’s market intelligence, divided by (ii) estimated total capital expenditure to be deployed for a given project.

Our growth plan is focused on the same five regions where we currently operate with a stronger investment in the metropolitan regions where almost 50% of the growth will come from.  The following chart includes a summary of the expected GLA growth plan and our growth plan by region, according to the 2025-2030 Growth Plan:

Our projected capital expenditures for 2025-2030 will reach around U.S.$1.7 billion of which we expect that 71% will be used for the development of buildings, 24% will be used for the acquisition of land bank and 5% for the payment of broker fees, tenant improvements and maintenance.

Total Portfolio end-of-year composition by market:

2025
Mexico's top three markets made up 18% of our portfolio in 2025
4%
7%
8%
12%
28%
15%
11%
16%
2030E
By 2030 these markets will constitute 28% of our estimated GLA
~6%
~11%
~11%
~10%
~23%
~14%
~12%
~13%

- Total GLA[(2)]: 43.0 M SF
- Portfolio age[(3)]: 10.4 years
- Bajio Exposure: 47%[(4)]

- Total Estimated GLA: 63.0 M SF
- Est. Portfolio age[(3)]: ~11 years
- Est. Bajio Exposure: ~44%

(2)       Excluding development portfolio

(3)       Weighted average building age by GLA

(4)        Figures do not add up due to rounding

(5)        Includes Aguascalientes and San Luis Potosi

(6)        Includes Queretaro and Guanajuato

(7)        Includes Toluca and Puebla

Ability to develop state-of-the-art industrial properties at attractive yield on costs in the most dynamic regions in the country serving triple A tenants in the logistics and light manufacturing sectors

Monterrey – Vesta Park Apodaca

Guadalajara – Vesta Park GDL I

(1)       Considers 0.6 M SF under construction and 3.2 M SF stabilized

(2)       Considers 2 buildings under construction (0.6 M SF) and 8 stabilized (3.2 M SF)

Cd. Juarez – Vesta Park Juarez

Mexico City – Vesta Park Punta Norte

Tijuana – Vesta Park Mega Region

Recent Developments

Recent Payment of Dividend

Vesta shareholders approved a cash dividend in the amount of U.S.$74.8 million at our annual general shareholders’ meeting held on April 22, 2026, from its 2025 financial results, to be paid in four quarterly installments. On May 6, 2026, Vesta paid the first installment of the cash dividend to shareholders and ADS holders of record as of May 5, equivalent to U.S.$18.7 million or approximately U.S.$0.0218 per common share, at the closing exchange rate of the day prior to payment. Investors purchasing ADSs or common shares in this global offering will not receive the first installment of such dividend.

Corporate Information

We are incorporated as a variable capital publicly traded stock corporation (sociedad anónima bursátil de capital variable), and our corporate existence is indefinite. The address of our registered office and principal place of business is Paseo de los Tamarindos No. 90, Torre II, Piso 28, Col. Bosques de las Lomas, Alcaldía Cuajimalpa de Morelos, C.P. 05120, Mexico City, United Mexican States. The telephone number at this address is +52 5950-0070. Our website is www.vesta.com.mx. Information contained on, or accessible through, our website is not incorporated by reference in, and shall not be considered part, of this prospectus supplement.

Our corporate structure as of the date hereof is set forth below.

The remaining 0.01% of QVC is owned by QVC II, and the remaining 0.01% of all other subsidiaries is owned by QVC.

Finally, on April 14, 2025, the Company made an investment in Evergreen Grid Solutions, S. de R.L. de C.V., which meets the definition of an associate due to the level of influence exercised. As of March 31, 2026, a 55% ownership interest is held, and the related balance is recognized under the equity method in accordance with IFRS.

As of the date of this prospectus supplement, our significant subsidiaries are QVC, QVC II and VBC, all of which were incorporated in Mexico and are majority-owned directly by the Company.

The Global Offering

The following is a brief summary of the terms of the global offering. This summary is not complete and does not contain all the information you should consider before investing in our common shares and ADSs. You should carefully read this entire prospectus supplement and the accompanying prospectus before investing in our common shares and ADSs, including “Risk Factors” and our financial statements. For a more complete description of our common shares and ADSs, see “Description of Share Capital” and “Description of American Depositary Shares and Deposit Agreement” in the accompanying prospectus.

Issuer	Corporación Inmobiliaria Vesta, S.A.B. de C.V.
The International Offering	We are offering 11,992,850 common shares represented by 1,199,285 ADSs in the United States and other countries outside of Mexico.
The Mexican Offering	Concurrently with the international offering, we are offering 58,054,784 common shares, through the Mexican underwriters, in a public offering in Mexico authorized by the CNBV.
The Global Offering	The global offering consists of the international offering and the Mexican offering, totaling 70,047,634 common shares, including common shares represented by ADSs. The closing of the international offering and the Mexican offering are conditioned upon each other. The number of common shares represented by ADSs to be offered in the international offering, and the number of common shares to be offered in the Mexican offering, are subject to reallocation between the offerings.
Public offering price	U.S.$34.62 per ADS.
International Underwriters	Barclays Capital Inc., J.P. Morgan Securities LLC, Morgan Stanley & Co. LLC, BofA Securities, Inc., BTG Pactual US Capital, LLC and Santander US Capital Markets LLC.
Mexican Underwriters	Barclays Capital Casa de Bolsa, S.A. de C.V., Grupo Financiero Barclays México, J.P. Morgan Casa de Bolsa, S.A. de C.V., J.P. Morgan Grupo Financiero and Morgan Stanley México, Casa de Bolsa, S.A. de C.V., Merrill Lynch México, S.A. de C.V., Casa de Bolsa, BTG Pactual Casa de Bolsa, S.A. de C.V. and Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander Mexico.
Common shares outstanding before and after the global offering

As of the date of this prospectus supplement, our share capital consists of an aggregate of 884,486,436 common shares outstanding.

Immediately after the global offering, we will have an aggregate of 954,534,070 common shares outstanding, including common shares represented by ADSs (assuming the placement of all common shares offered and no exercise of the underwriters’ over-allotment option).
Over-allotment option	We have granted to the international underwriters an option, exercisable during a period of 30 days counted from the date of this prospectus supplement, to purchase up to 10,507,140 additional common shares represented by ADSs, at the public offering prices set forth on the cover of this prospectus supplement less the underwriting commissions. Any common shares represented by ADSs, sold under the option, will be sold on the same terms and conditions as the other common shares, including common shares represented by ADSs, that are the subject of the global offering. The international underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the global offering.
ADSs	Each ADS represents 10 common shares. The ADSs will be issued under a deposit agreement among us, Citibank, N.A., as depositary, and all holders and beneficial owners of ADSs issued thereunder.
Use of proceeds	The net proceeds that we will receive in the global offering will be U.S.$232.8 million from our sale of 70,047,634 common shares, after the underwriting commissions and estimated offering expenses payable by us and assuming no exercise by the international underwriters of their over-allotment option. The ADSs are being offered at a price of U.S.$34.62 per ADS. We intend to use the net proceeds of the global offering to fund our growth strategy, notably the development of industrial real estate properties and for general corporate purposes. See “Use of Proceeds.”
Corporate approvals	The issuance and placement of the common shares and ADSs was approved by our general extraordinary shareholders’ meeting held on March 21, 2024.
Listing and registry	Our ADSs are listed on the NYSE under the symbol “VTMX”. Our common shares are registered with the RNV and listed on the BMV under the symbol “VESTA.”
Voting rights of ADSs	Holders of ADSs may instruct the depositary to vote the number of deposited common shares their ADSs represent. See, “Description of American Depositary Shares and Deposit Agreement—Voting Rights” in the accompanying prospectus to which this prospectus supplement relates. Each common share will be entitled to one vote. Common shares may be voted as each holder thereof deems appropriate. See “Description of Share Capital—Description of Bylaws—Shareholders’ Meetings and Voting Rights”

in the accompanying prospectus to which this prospectus supplement relates.
Ownership limitations	Subject to certain exceptions, our bylaws provide that (i) any acquisition of common shares (or any instrument representing common shares, including ADSs) that would result in the beneficial ownership of 9.5% of our capital stock, or any multiple thereof, by a person or group of persons, directly or indirectly, (ii) any agreement providing for the establishment or adoption of a joint vote mechanism, or an arrangement to vote as a group or in concert, or which would result in the beneficial ownership, of 20.0% or more of our capital stock or in a change of control of our Company (as measured by votes that may be cast, pursuant to an agreement between shareholders or directly, or as a result of direct or indirect ownership), or (iii) any direct or indirect acquisition of common shares (or any instrument representing common shares, including ADSs) by a competitor that would result in such competitor holding 9.5% or more of our capital stock, must be previously approved in writing by our Board of Directors. Our Board of Directors must approve or disapprove the transaction within 90 days from the receipt of notice thereof, provided it has received all the information that is necessary to make a determination. If our Board of Directors does not issue a resolution within such period, the transaction shall be deemed to be disapproved. See “Description of Share Capital——Description of Bylaws—Restrictions on Certain Transfers” in the accompanying prospectus.
Depositary	Citibank, N.A.
Dividends

A vote by the majority of our shareholders present at a shareholders’ meeting determines the declaration, amount and payment of dividends, based on the annual recommendation from our board of directors. Under Mexican law, dividends may only be paid (i) from retained earnings included in financial statements that have been approved at a company’s shareholders’ meeting, (ii) if losses for prior fiscal years have been recovered, and (iii) if we have increased our legal reserve by at least 5.0% of our annual net profits until such reserve reaches 20.0% of our capital stock.

On March 23, 2021, our general ordinary and extraordinary shareholders’ meeting approved a dividend policy applicable for the years 2021 to and including 2026. This dividend policy consists of the distribution of up to 75% of our distributable profit each year. See “Description of Share Capital—Description of Bylaws—Dividends” in the accompanying prospectus.
Taxation

Under the Mexican Income Tax Law, dividends paid to International Holders (as defined in “Taxation—Certain Mexican Federal Income Tax Considerations”) of our ADSs would be subject to a 10.0% withholding tax. The applicable income tax withholding would be made by the Mexican broker-dealer or other Mexican financial institution acting as custodian (or subcustodian, if holding through an international custodian) for our common shares in Mexico, if the dividend payment is made by us to the Mexican custodian (or the Mexican subcustodian) for subsequent distribution to the holder of ADSs.

Gains on the sale or other disposition of ADSs by International Holders are exempt from income tax in Mexico, if (i) the transaction is conducted through a recognized stock exchange as defined under applicable Mexican law, such as the NYSE, (ii) our common shares underlying the ADSs remain registered with the RNV prior to the sale or disposition of the ADSs, and (iii) the International Holder is a resident, for tax purposes, of a country with which Mexico has entered into a treaty for the avoidance of double taxation that is in effect. See “Taxation— Certain Mexican Federal Income Tax Considerations” for more information about the Mexican federal income tax consequences of an investment in our ADSs.

Lock-up Agreement	We have agreed not to sell or transfer any of our common shares, ADSs, or any securities convertible into, or exchangeable for, exercisable for, or repayable with common shares or ADSs for 90 days after the date of this prospectus supplement without first obtaining the written consent of Barclays Capital Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, who, in their sole discretion, may release the common shares or ADSs subject to the lock-up, in whole or in part at any time.
Risk factors	See “Risk Factors” beginning on page S-27 and the other information included in this prospectus supplement for a discussion of factors you should consider before deciding to invest in our common shares or the ADSs.

Summary Consolidated Financial Information

The following tables present our summary consolidated financial information and operating data as of the dates and for each of the periods indicated. The consolidated statement of financial position data as of December 31, 2025, 2024 and 2023 and the consolidated statement of comprehensive income data for the years ended December 31, 2025, 2024 and 2023, are derived from our audited annual consolidated financial statements appearing in our Annual Report, incorporated herein by reference. The consolidated statement of financial position data as of March 31, 2026 and the consolidated statement of comprehensive income data for the three-month periods ended March 31, 2026 and 2025, are derived from our unaudited condensed consolidated interim financial statements appearing in Exhibit 99.2 of our report on Form 6-K which was furnished to the SEC on April 23, 2026.

This information should be read in conjunction with, and is qualified in its entirety by reference to, our Audited Consolidated Financial Statements, including the notes thereto, and the information contained or incorporated by reference in this prospectus supplement and the accompanying prospectus, and the discussion in “Item 5. Operating and Financial Review and Prospects” of our Annual Report and in the Q1 2026 Form 6-K, which is incorporated by reference herein.

The financial information in this prospectus supplement has been prepared in accordance with IFRS, which differs in certain significant respects from U.S. GAAP.

Consolidated Statements of Profit and Other Comprehensive Income (Loss)

	For the Three-Month Period Ended March 31,		For the Year Ended December 31,
	2026	2025	2025	2024	2023
	(in millions of U.S. dollars, except per share data)
Revenue:
Rental income	76.7	67.1	283.2	252.0	213.4
Management fees	—	—	—	0.4	1.0
Property operating costs related to properties that generated rental income	(6.2)	(4.4)	(24.1)	(21.2)	(13.5)
Property operating costs related to properties that did not generate rental income	(1.3)	(0.8)	(4.2)	(3.3)	(4.8)
General and administrative expenses	(9.8)	(8.9)	(35.5)	(34.2)	(31.7)
Interest income	2.1	1.0	5.3	15.2	9.4
Other income	3.6	1.6	6.8	4.3	5.1
Other expenses	(1.6)	(0.5)	(3.5)	(5.2)	(3.0)
Finance cost	(19.0)	(10.3)	(56.2)	(44.3)	(46.3)
Exchange gain (loss) – net	(0.3)	(0.1)	10.1	(10.8)	8.9
Share of results of associates	—	—	—	—	—
(Loss) gain on sale and disposal of investment properties – net	—	—	—	2.6	(0.5)
Gain (loss) on revaluation of investment properties	53.4	(16.0)	52.1	270.7	243.5
Profit before income taxes	97.9	28.6	234.0	426.2	381.6
Current income tax expense	(5.2)	(8.9)	(56.1)	(31.9)	(92.0)
Deferred income tax benefit (expense)	8.3	(4.8)	64.1	(170.9)	27.0
Total income tax benefit (expense)	3.0	(13.7)	7.9	(202.8)	(65.0)
Profit for the period	101.0	14.9	241.9	223.3	316.6
Other comprehensive income (loss) – net of tax:
Items that may be reclassified subsequently to profit or loss
Exchange differences on translating other functional currency operations	6.6	(2.6)	1.8	(13.2)	7.9
Total other comprehensive income (loss)	6.6	(2.6)	1.8	(13.2)	7.9
Total comprehensive income for the period	107.6	12.3	243.7	210.2	324.5
Basic earnings per share	0.1188	0.0174	0.2850	0.2563	0.4183
Diluted earnings per share	0.1176	0.0172	0.2809	0.2529	0.4118

Consolidated Statements of Financial Position

	As of March 31,	As of December 31,
	2026	2025	2024	2023
	(thousands of U.S. dollars)
Assets
Current assets:
Cash, cash equivalents and restricted cash	206,144.5	336,901.3	184,120.9	501,166.1
Recoverable taxes	46,677.0	47,539.1	52,832.6	33,864.8
Operating lease receivables	8,923.2	8,769.9	4,681.0	10,100.8
Prepaid expenses and other current assets	10,240.2	4,141.3	2,119.5	21,299.4
Total current assets	271,984.9	397,351.5	243,754.1	566,431.2
Non-current assets:
Investment property	4,228,244.7	4,129,443.9	3,696,768.3	3,212,164.2
Office furniture – Net	2,209.9	2,256.4	2,386.3	2,542.0
Right-of-use asset – Net	1,342.0	1,419.2	533.8	834.2
Investment in associates	3,551.6	3,533.4	—	—
Security deposits made, restricted cash and others	6,465.9	8,455.2	14,505.0	10,244.8
Total non-current assets	4,241,814.1	4,145,108.2	3,714,193.3	3,225,785.1
Total assets	4,513,798.9	4,542,459.7	3,957,947.4	3,792,216.3

Liabilities and stockholders’ equity
Current liabilities:
Current portion of long-term debt	—	1,782.1	49,856.0	69,613.0
Lease liabilities – short-term	650.4	641.3	408.4	607.5
Accrued interest	11,831.7	10,038.1	2,911.9	3,148.8
Accounts payable	29,747.8	30,798.9	14,194.3	13,189.0
Income taxes payable	1,054.4	14,154.4	646.8	38,773.7
Accrued expenses and taxes	4,731.1	7,280.3	6,637.4	7,079.0
Dividends payable	0.0	17,384.5	16,171.6	15,155.3
Total current liabilities	48,015.3	82,079.5	90,826.4	147,566.2
Non-current liabilities:
Long-term debt	1,175,684.5	1,273,419.3	797,194.6	845,573.8
Lease liabilities – long term	732.9	814.7	149.7	290.2
Security deposits received	31,338.8	30,028.3	27,409.4	25,681.0
Long-term payable	23,413.8	23,413.8	—	7,706.5
Employee benefits	2,927.7	3,662.9	2,240.4	1,519.8
Deferred income taxes	373,013.7	381,284.4	442,842.7	276,910.5
Total non-current liabilities	1,607,111.4	1,712,623.4	1,269,836.9	1,157,681.6
Total liabilities	1,655,126.8	1,794,703.0	1,360,663.3	1,305,247.9
Stockholders’ equity:
Capital stock	582,284.6	579,978.1	585,487.3	591,600.1
Additional paid-in capital	893,860.3	884,174.7	905,722.3	934,944.5
Retained earnings	1,421,743.0	1,320,760.4	1,148,396.1	989,736.2
Share-based payments reserve	(1,445.5)	7,257.9	3,884.1	3,732.4
Foreign currency translation	(37,770.3)	(44,414.4)	(46,205.5)	(33,044.7)
Total stockholders’ equity	2,858,672.2	2,747,756.7	2,597,284.2	2,486,968.4
Total liabilities and stockholders’ equity	4,513,798.9	4,542,459.7	3,957,947.4	3,792,216.3

	As of and for the Three-Month Period Ended March 31,		As of and for the Year Ended December 31,
	2026	2025	2025	2024	2023
Other Data:	(millions of U.S. dollars, unless otherwise indicated)
Adjusted NOI (1)	70.4	62.1	259.4	231.5	201.2
Adjusted NOI Margin(2)	95.5%	95.7%	94.8%	94.7%	95.1%
Adjusted EBITDA (3)	62.1	55.2	231.2	204.5	174.3

	As of and for the Three-Month Period Ended March 31,		As of and for the Year Ended December 31,
	2026	2025	2025	2024	2023
Other Data:	(millions of U.S. dollars, unless otherwise indicated)
Adjusted EBITDA Margin(2)	84.1%	85.1%	84.5%	83.6%	82.4%
Total GLA, sq. feet	42,954,021	41,202,217	42,954,022	40,299,964	37,354,498
Total GLA, sq. meters	3,990,559	3,827,811	3,990,559	3,743,989	3,470,347
Vacancy rate	10.3%	9.3%	10.3%	6.6%	6.6%

(1)	We calculate NOI as the sum of Adjusted EBITDA plus general and administrative expenses, minus depreciation and share-based compensation during the relevant period. We calculate Adjusted NOI as the sum of NOI plus property operating costs related to properties that did not generate rental income during the relevant period. Adjusted NOI is not a financial measure recognized under IFRS and does not purport to be an alternative to profit for the period or total comprehensive income as a measure of operating performance.

(2)	We present margin ratios to rental income minus energy income to complement the understanding of our operating performance; measuring our profitability compared to the revenues directly related to our business activities. Adjusted NOI Margin and Adjusted EBITDA Margin are not financial measures recognized under IFRS and do not purport to be an alternative to profit for the period or total comprehensive income as a measure of operating performance.

(3)	We calculate Adjusted EBITDA as the sum of profit for the period adjusted by (a) total income tax expense, (b) interest income, (c) other income, (d) other expense, (e) finance costs, (f) exchange gain (loss) - net, (g) share of results of associates, (h) gain on sale of investment property, (i) gain on revaluation of investment property, (j) depreciation, (k) share-based compensation, (l) energy income, and (m) energy cost, during the relevant period. Adjusted EBITDA is not a financial measure recognized under IFRS and does not purport to be an alternative to profit or total comprehensive income for the period as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS. Management uses Adjusted EBITDA to measure and evaluate the operating performance of our core business operations before our cost of capital, income tax, depreciation and fluctuations in the fair value of our properties.

	For the Three-Month Period Ended March 31,		For the Year Ended December 31,
	2026	2025	2025	2024	2023
	(in millions of U.S. dollars)
Total revenues	76.7	67.1	283.2	252.0	213.4
Property operating costs related to investment properties that generated rental income	(6.2)	(4.4)	(24.1)	(21.2)	(13.5)
Adjusted NOI (1)	70.4	62.1	259.4	231.5	201.2
Gross profit	69.3	61.9	254.9	227.7	196.2
General and administrative expenses (3)	(9.3)	(8.3)	(33.8)	(32.8)	(30.1)
Share-based compensation expense	2.2	2.2	9.7	9.0	8.0
Adjusted EBITDA(2)	62.1	55.2	231.2	204.5	174.3

(1)	We calculate NOI as the sum of Adjusted EBITDA plus general and administrative expenses, minus depreciation and share-based compensation during the relevant period. We calculate Adjusted NOI as the sum of NOI plus property operating costs related to properties that did not generate rental income during the relevant period. Adjusted NOI is not a financial measure recognized under IFRS and does not purport to be an alternative to profit for the period or total comprehensive income as a measure of operating performance.

(2)	We calculate Adjusted EBITDA as the sum of profit for the period adjusted by (a) total income tax expense, (b) interest income, (c) other income, (d) other expense, (e) finance costs, (f) exchange gain (loss) - net, (g) share of results of associates, (h) gain on sale of investment property, (i) gain on revaluation of investment property, (j) depreciation, (k) share-based compensation, (l) energy income, and (m) energy cost, during the relevant period. Adjusted EBITDA is not a financial measure recognized under IFRS and does not purport to be an alternative to profit or total comprehensive income for the period as a measure of operating performance or to cash flows from operating activities as a measure of liquidity. Additionally, Adjusted EBITDA is not intended to be a measure of free cash flow available for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements. Our presentation of Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under IFRS. Management uses Adjusted EBITDA to measure and evaluate the operating performance of our core business operations before our cost of capital, income tax, depreciation and fluctuations in the fair value of our properties.

(3)	The amount of general and administrative expenses does not include depreciation.

Reconciliation of Adjusted EBITDA, NOI and Adjusted NOI

The table below sets forth a reconciliation of Adjusted EBITDA, NOI and Adjusted NOI to profit for the year, the most directly comparable IFRS financial measure, for each of the periods indicated, as reported in our financial statements.

	For the Three-Month Period Ended March 31,		For the Year Ended December 31,
	2026	2025	2025	2024	2023
	(in millions of U.S.$)
Profit for the period	101.0	14.9	241.9	223.3	316.6
(+) Total income tax expense (benefit)	(3.0)	13.7	(7.9)	202.8	65.0
(-) Interest income	2.1	1.0	5.3	15.2	9.4
(-) Other income (1)	3.6	1.6	6.8	4.3	5.1
(+) Other expenses (1)	1.6	0.5	3.5	5.2	3.0
(+) Finance cost	19.0	10.3	56.2	44.3	46.3
(-) Exchange gain (loss)-net	(0.3)	(0.1)	10.1	(10.8)	8.9
(-) Share of results of associates	0.0	0.0	0.0	0.0	0.0
(-) (Loss) gain on sale and disposal of investment properties-net	0.0	0.0	0.0	2.6	(0.5)
(-) Gain on revaluation of investment property	53.4	(16.0)	52.1	270.7	243.5
(+) Depreciation	0.5	0.6	1.8	1.5	1.6
(+) Share-based compensation	2.2	2.2	9.7	9.0	8.0
(-) Energy income	2.7	2.2	9.6	7.6	1.9
(+) Energy cost	2.5	1.7	9.9	8.0	2.1
Adjusted EBITDA	62.1	55.3	231.2	204.5	174.3
(+) General and administrative expenses	9.8	8.9	35.5	34.2	31.7
(-) Depreciation	0.5	0.6	1.8	1.5	1.6
(-) Share-based compensation	2.2	2.2	9.7	9.0	8.0
NOI	69.1	61.3	255.2	228.2	196.4
(+) Property operating costs related to properties that did not generate rental income	1.3	0.8	4.2	3.3	4.8
Adjusted NOI	70.4	62.1	259.4	231.5	201.2

(1)	Includes other income and expenses unrelated to our operations. For more information, see note 15 and 16 to Vesta’s Audited Consolidated Financial Statements and note 14 and 15 to Vesta’s Unaudited Interim Consolidated Financial Statements.

	For the Three-Month Period Ended March 31,		For the year ended December 31,
	2026	2025	2025	2024	2023
Rental Income	76.7	67.1	283.2	252.0	213.4
(-) Energy income	2.7	2.2	9.6	7.6	1.9
Adjusted EBITDA	62.1	55.2	231.2	204.5	174.3
Adjusted EBITDA Margin	84.1%	85.1%	84.5%	83.6%	82.4%

	For the Three-Month Period Ended March 31,		For the year ended December 31,
	2026	2025	2025	2024	2023
Rental Income	76.7	67.1	283.2	252.0	213.4
(-) Energy income	2.7	2.2	9.6	7.6	1.9
Adjusted NOI	70.4	62.1	259.4	231.5	201.2
Adjusted NOI Margin	95.5%	95.7%	94.8%	94.7%	95.1%

Reconciliation of FFO and Vesta FFO

The table below sets forth a reconciliation of FFO and Vesta FFO to profit for the year, the most directly comparable IFRS financial measure, for each of the periods indicated, as reported in the Company’s financial statements.

	For the Three-Month Period Ended March 31,
	2026	2025	2026 (per share)	2025 (per share)
	(in millions of U.S.$, except per share data)
Profit for the period	101.0	14.9	0.1176	0.0172
(-) (Loss) gain on sale and disposal of investment properties-net	—	—	—	—
(-) Gain on revaluation of investment property	53.4	(16.0)	0.0622	(0.0184)
FFO	47.5	31.0	0.0554	0.0356
(-) Exchange gain (loss) – net	(0.3)	(0.1)	(0.0003)	(0.0001)
(-) Other income(1)	3.6	1.6	0.0042	0.0018
(+) Other expense(1)	1.6	0.5	0.0019	0.0006
(-) Interest income	2.1	1.0	0.0024	0.0012
(-) Share of results of associates	—	—	—	—
(+) Total income tax (income) expense	(3.0)	13.7	(0.0035)	0.0158
(+) Depreciation	0.5	0.6	0.0006	0.0007
(+) Share-based compensation expense	2.2	2.2	0.0026	0.0025
(-) Energy income	2.7	2.2	0.0031	0.0025
(+) Energy cost	2.5	1.7	0.0029	0.0020
Vesta FFO	43.1	45.0	0.0504	0.0517

	For the Year Ended December 31,
	2025	2024	2023	2025 (per share)	2024 (per share)	2023 (per share)
	(in millions of U.S.$, except per share data)
Profit for the period	241.9	223.3	316.6	0.2809	0.2529	0.4118
(-) (Loss) gain on sale and disposal of investment properties-net	0.0	2.6	(0.5)	0.0000	0.0030	(0.0006)
(-) Gain on revaluation of investment property	52.1	270.7	243.5	0.0605	0.3065	0.3167
FFO	189.8	(50.0)	73.6	0.2205	(0.0566)	0.0958
(-) Exchange gain (loss) – net	10.1	(10.8)	8.9	0.0117	(0.0123)	0.0116
(-) Other income(1)	6.8	4.3	5.1	0.0079	0.0049	0.0067
(+) Other expense(1)	3.5	5.2	3.0	0.0041	0.0058	0.0040
(-) Interest income	5.3	15.2	9.4	0.0061	0.0172	0.0122
(-) Share of results of associates	0.0	0.0	0.0	0.0000	0.0000	0.0000
(+) Total income tax (income) expense	(7.9)	202.8	65.0	(0.0092)	0.2296	0.0845
(+) Depreciation	1.8	1.5	1.6	0.0020	0.0016	0.0021
(+) Share-based compensation expense	9.7	9.0	8.0	0.0112	0.0102	0.0104
(-) Energy income	9.6	7.6	1.9	0.0111	0.0086	0.0025
(+) Energy cost	9.9	8.0	2.1	0.0115	0.0091	0.0027
Vesta FFO	175.0	160.2	128.0	0.2031	0.1813	0.1664

(1)	Includes other income and expenses unrelated to our operations. For more information, see note 15 and 16 to Vesta’s Audited Consolidated Financial Statements and note 14 and 15 to Vesta’s Unaudited Interim Consolidated Financial Statements.

Ratio Data

	As of and for the 12-month period ended March 31,		As of and for the year ended December 31,
	2026		2025		2024		2023
Net Debt to Total Assets(1)	21.5%		20.7%		16.7%		10.9%
Net Debt to Adjusted EBITDA(2)	4.1	x	4.1	x	3.2	x	2.4	x
Secured Debt to Total Assets	—		2.2%		6.8%		7.2%
Unsecured Debt to Total Assets	26.0%		26.2%		14.8%		17.1%

(1)	Net Debt to Total Assets represents (i) our gross debt (defined as current portion of long-term debt plus long-term debt plus amortization of debt issuance costs) less cash and cash equivalents divided by (ii) total assets. Our management believes that this ratio is useful because it shows the degree in which net debt has been used to finance our assets and by using this measure investors and analysts can compare the leverage shown by this ratio with that of other companies in the same industry.

(2)	Net Debt to Adjusted EBITDA represents (i) our gross debt (defined as current portion of long-term debt plus long-term debt plus amortization of debt issuance costs) less cash and cash equivalents divided by (ii) Adjusted EBITDA for the period. Our management believes that this ratio is useful because it provides investors with information on our ability to repay debt, compared to our performance as measured using Adjusted EBITDA. We calculate Adjusted EBITDA for the twelve months ended March 31, 2026 as Adjusted EBITDA for the three months ended March 31, 2026 plus Adjusted EBITDA for the year ended December 31, 2025, less Adjusted EBITDA for the three months ended March 31, 2025.

The following table reconciles net debt to total debt (which is comprised of the current portion of long-term debt, long-term debt and direct issuance cost), which are the most directly comparable financial measures calculated in accordance with IFRS:

	As of March 31,	As of December 31
	2026	2025
Total Debt	1,190.0	1,290.6
Current portion of long-term debt	—	1.8
Long-term debt	1,175.7	1,273.4
Direct issuance cost	14.3	15.4
(-) Cash and cash equivalents	206.1	336.9
Net debt	983.9	953.7

Risk Factors

An investment in our common shares and ADSs involves a high degree of risk.  You should carefully consider all of the information set forth in this prospectus supplement and discussed under the section captioned “Risk Factors” contained in our Annual Report on Form 20-F for the year ended December 31, 2025 as updated by our subsequent filings under the Exchange Act, including the risks described below before making an investment decision in any of our common shares and ADSs.  Our business, financial condition, results of operations and prospects could be materially and adversely affected by any or several of these risks.  The trading price of our common shares and ADSs could decline as a result of the initial or continuing existence of any of these risks, and you may lose all or part of your investment or be unable to dispose of your common shares or ADSs as a result of a decrease in liquidity.

The risks described below are those that we currently believe may adversely affect us or the value of our common shares and ADSs.

This prospectus supplement, our Annual Report and our report on Form 6-K with respect to our financial information as of March 31, 2026 and for the three months ended March 31, 2026 and 2025, dated May 6, 2026, incorporated herein, also contain forward-looking statements that involve risks and uncertainties.  See “Cautionary Statement Regarding Forward Looking Statements.” Our actual results could differ materially and adversely from those anticipated in these forward-looking statements as a result of certain factors, including the risks facing our company.

In general, investing in the securities of issuers in emerging market countries, such as Mexico, involves risks that are different from the risks associated with investing in the securities of U.S. companies.

For the purposes of this section, the indication that a risk, uncertainty or problem may or will have an “adverse effect on us” or will “adversely affect us” means that the risk, uncertainty or problem could have a material adverse effect on our business, financial condition, results of operations and prospects and/or the liquidity or trading price of our ADSs and our common shares, except as otherwise indicated or as the context may otherwise require. You should view similar expressions in this “Risk Factors” section as having a similar meaning.

Risks Related to Our ADSs

The price of our common shares or ADSs may be volatile or may decline regardless of our operating performance.

The market price for our common shares or ADS may be volatile and may fluctuate significantly in response to a number of factors, most of which we cannot control, including, among others:

•	general and industry-specific economic conditions;

•	differences between our actual financial and operating results and those expected by investors;

•	investors’ perceptions of our prospects and the prospects of the industries in which we operate;

•	our financial performance and changes in financial estimates or recommendations by securities analysts or failure to meet analysts’ performance expectations;

•	the occurrence of health threats;

•	new conflicts or the escalation of existing conflicts around the world;

•	new laws or regulations or new interpretations of existing laws and regulations, including tax guidelines, environmental matters and regulation on investment applicable to the real estate industry and our business and our common shares and ADSs;

•	regulatory developments affecting us or our industry;

•	new accounting policies and pronouncements;

•	general economic trends in the U.S., Latin American or global economies and financial markets, including those resulting from war, terrorist attacks or responses to those events;

•	changes in earnings projections or in research reports about us or the Mexican real-estate industry;

•	security issues in Mexico;

•	litigation and insolvency proceedings involving Mexican public companies;

•	measures and guidelines relating to the protection of minority investors in Mexican companies;

•	liquidity affecting the Mexican stock markets;

•	media and public speculation;

•	changes in sovereign ratings or outlooks of Latin American countries, particularly Mexico, or changes in our ratings or outlook or those of other real estate companies;

•	political conditions or developments in Mexico, the United States and elsewhere;

•	additions or departures of key members of management; and

•	any increased indebtedness we may incur in the future.

These and other factors may lower the market price of our ADSs or common shares, regardless of our actual operating performance. In the event of a drop in the market price of our ADSs or common shares, you could lose a substantial part or all of your investment in our ADSs or common shares. We cannot assure you that the price of our ADSs or common shares will not fluctuate significantly.

In addition, the U.S. stock markets have experienced extreme price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. Shareholders may institute securities class action litigation following periods of market volatility. If we were to become involved in securities litigation, we could incur substantial costs and our resources and the attention of management could be diverted from our business.

Our bylaws contain restrictions on certain transfers of common shares and the execution of shareholders agreements, which could impede the ability of holders of ADSs to benefit from a change in control or to change our management and Board of Directors.

Pursuant to our bylaws, subject to certain exceptions (i) any acquisition of common shares (or any instruments representing common shares, including ADSs) that would result in the beneficial ownership of 9.5% or more of our capital stock, or any multiple thereof, by a person or group of persons, directly or indirectly, (ii) any agreement establishing or adopting a joint vote mechanism or an arrangement to vote as a group or in concert, or which would result in the beneficial ownership or control, of 20.0% or more of our capital stock or in a change of control of the Company (through voting or any agreement), or (iii) any direct or indirect acquisition of common shares (or any instruments representing common shares, including ADSs) by a competitor that would result in that competitor holding 9.5% or more of our capital stock, must be previously approved in writing by our Board of Directors. Our Board of Directors must approve or disapprove the transaction within 90 days from the receipt of notice thereof, provided it has received all the necessary information to make a determination. If our Board of Directors does not issue a resolution within such period, the transaction shall be deemed to be disapproved.

If the acquisition or voting arrangement is approved by 75.0% of the members of our Board of Directors that are not affected by any conflict of interest and results in the beneficial ownership of 20.0% or more of our common shares by a shareholder or group of shareholders or in a change of control, the buyer or member of the voting arrangement will be required to conduct a public tender offer to purchase 100.0% of our outstanding common shares for a price equal to the greater of (x) the book value per share, pursuant to the last quarterly financial statements, as approved by our Board of Directors and filed with the CNBV and the BMV, (y) the highest published closing trading price for our common shares on the BMV during the 365-day period preceding the date of the request for approval of the transaction by the Board of Directors or the date of the approval, and (z) the highest purchase price per share ever paid by the person intending to acquire the common shares or enter into the voting arrangement directly or indirectly, individually or together with others, plus, in each case, a premium equal to 20.0% of the purchase price per share, which premium may be increased or reduced taking into consideration the opinion of an investment bank of recognized standing.  The public tender offer is required to be completed within the 90 days following the authorization of the Board of Directors.

Any such acquisition of common shares or execution of a voting agreement without the requisite approval would grant our Board of Directors with a right to take, among others, the following actions: (i) reverse the transaction and require mutual restitution by its parties, if practicable, or (ii) demand that the common shares be sold to a pre-approved third party at a minimum reference price determined by our Board of Directors. In addition, pursuant to our bylaws, the relevant buyer or group of buyers must forfeit its voting rights in respect of the relevant common shares at any shareholders’ meeting.

These provisions of our bylaws may only be repealed or amended by the affirmative vote of the holders of no less than 85% of our outstanding common shares, provided that such repeal or amendment is not rejected by the holders of 5% of our outstanding common shares.

These provisions may deter investors, including prospective buyers of our business, from purchasing a significant number of ADSs, which may adversely affect the price and liquidity of our ADSs.

You may not be able to sell your ADSs at the time or the price you desire because an active or liquid market may not develop.

Our ADSs are listed on the NYSE. A liquid market may not be maintained for the ADSs following completion of this global offering, which may materially and adversely reduce the market price and liquidity of the ADSs. The liquidity and the market for the ADSs may be affected by a number of factors, including variations in interest rates, the deterioration and volatility of the markets for similar securities and any changes in our liquidity, financial condition, creditworthiness, results of operations and profitability. The public offering price for our ADSs is determined by negotiation between us and the underwriters based upon several factors and will be based, in part, by reference to the closing price of the ADSs on the NYSE on the pricing date and prevailing market conditions. This offering price may not be indicative of the market price of the ADSs after this global offering. In the absence of an active trading market for the ADSs, investors may not be able to sell their ADSs at or above the offering price or at the time that they would like to sell, and we can provide no assurance that the trading price of our ADSs after this global offering will not decline below the public offering price. As a result, investors in our securities may experience a significant decrease in the value of their ADSs.

The relative volatility and illiquidity of the Mexican securities markets may substantially limit your ability to sell the common shares underlying the ADSs at the price and time you desire.

Investing in securities that trade in emerging markets, such as Mexico, often involves greater risk than investing in securities of issuers in the United States, and those investments are considered to be more speculative in nature. The Mexican securities market is substantially smaller, less liquid, more concentrated in a limited number of institutional participants, and can be more volatile than securities markets in the United States. There is also significantly greater concentration in the Mexican securities market than in major securities markets in the United States. As of March 31, 2026, total market capitalization amounted approximately to U.S.$2.90 billion. Accordingly, although you are entitled to withdraw the common shares underlying the ADSs from the depositary at any time, your ability to sell those common shares in the Mexican securities market at a price and time you desire may be limited.

Sales of our ADSs or common shares by our founders, directors or officers, or the perception that these sales may occur may cause our share price to decline.

If our founders, directors or officers sell substantial amounts of our ADSs or common shares in the public market, or there is substantial trading in our ADSs or common shares, hedging activities or perception by the public market that any of these activities will occur, the trading price of our ADSs or common shares could decline. In addition, sales of these ADSs could impair our ability to raise capital, should we wish to do so. As of April 22, 2026, on our Shareholders Meeting, our founders, directors and officers held approximately 3.8% of our issued and outstanding common shares. We cannot predict the timing or amount of future sales of our ADSs or common shares by our founders, directors and officers pursuant to this prospectus supplement, but those sales, or the perception that those sales could occur, may adversely affect prevailing market prices for our common shares.

We are subject to different disclosure and accounting standards than companies in other countries.

A principal objective of the securities laws of the United States, Mexico, and other countries is to promote full and fair disclosure of all material corporate information, including accounting information. However, there may be less or different publicly available information about foreign issuers of securities (such as ourselves) than is regularly published by or about issuers in other markets. We are subject to reporting obligations in respect of our equity securities that are listed on the BMV. In particular, IFRS and the disclosure requirements thereunder differ from those of the United States. We have made no attempt to quantify the impact of those differences by a reconciliation of our financial statements or other financial information in this prospectus supplement to U.S. GAAP. We cannot be certain that a reconciliation would not identify material quantitative or qualitative differences between our financial statements or other financial information as prepared on the basis of IFRS if that information were to be prepared on the basis of U.S. GAAP.

As a public company in the United States, we may have increased costs and disruptions to the regular operations of our business.

As a public company in the United States, we incur significant legal, accounting, reporting and other expenses, as a result of having publicly traded ADSs in the United States.  We also incur other costs including, but not limited to, directors and officers’ insurance, investor relations, and various other costs of a U.S. public company.

We also continue to incur costs associated with corporate governance requirements, including requirements under the Sarbanes-Oxley Act, as well as rules implemented by the SEC, the CNBV and the NYSE.  We expect these rules and regulations to increase our legal and financial compliance costs and make some management and corporate governance activities more time-consuming and costly.  These rules and regulations may make it more difficult and more expensive for us to obtain director and officer liability insurance, and we may be required to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage.  This could have an adverse impact on our ability to recruit and bring on a qualified independent board.  We estimate that we will incur additional costs as a public company, including costs associated with corporate governance requirements.

The additional demands associated with being a public company may disrupt regular operations of our business by diverting the attention of some of our senior management team away from revenue producing activities to management and administrative oversight, adversely affecting our ability to attract and complete business opportunities and increasing the difficulty in both retaining professionals and managing and growing our businesses.  Any of these effects could harm our business, financial condition and results of operations, and the market price of our ADSs.

Furthermore, our independent registered public accounting firm will be required to attest to the effectiveness of our internal control over financial reporting depending on our market capitalization.  Even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may not attest to our management’s assessment or may issue a qualified report.  The independent auditor may decline to attest our management’s assessment or issue a qualified report if:

•	it is not satisfied with our controls;

•	it disagrees with our internal control’s documentation, design, operation or review process; or

•	its interpretation about relevant requirements is different than ours.

In addition, in connection with the implementation of the necessary procedures and practices related to internal control over financial reporting, we may identify deficiencies that we may not be able to timely remediate to meet the Sarbanes-Oxley Act deadline for the Section 404 compliance.  Failure to comply with Section 404 could subject us to regulatory scrutiny and sanctions, impair our ability to raise revenue, cause investors to lose confidence in the accuracy and completeness of our financial reports and negatively affect our share price.

Moreover, as we are no longer an “emerging growth company” as defined in the JOBS Act, we expect to incur additional expenses and devote increased management effort toward ensuring compliance with requirements under the Sarbanes-Oxley Act. We cannot predict or estimate the amount of additional costs we may incur as a result of becoming a public company or the timing of those costs.

Our bylaws provide for the exclusive jurisdiction of the federal courts in Mexico City, Mexico for substantially all disputes between us and our shareholders, which could limit our shareholders’ ability to obtain a favorable judicial forum for disputes with us or our directors, officers, other employees or shareholders. Holders of ADSs may pursue claims against the depositary under the deposit agreement, which provides for the exclusive jurisdiction of the federal or state courts in the City of New York.

With respect to our shareholders, our bylaws provide for the exclusive jurisdiction of the federal courts located in Mexico City, Mexico for the following civil actions:

•	any action between us and our shareholders; and

•	any action between two or more shareholders or groups of shareholders regarding any matters relating to us.

This exclusive jurisdiction provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or shareholders, which may result in increased costs to bring a claim in the federal courts located in Mexico City, Mexico, and discourage lawsuits with respect to such claims. Notwithstanding, our shareholders will not be deemed to have waived our compliance with U.S. federal securities laws and the rules and regulations thereunder applicable to foreign private issuers. If a court were to find the exclusive jurisdiction provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, results of operations and prospects. The exclusive jurisdiction provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. However, there is uncertainty whether a U.S. court would enforce the exclusive jurisdiction provision for actions for breach of fiduciary duty and other claims.

The aforementioned exclusive jurisdiction provision contained in our bylaws is not applicable to holders of ADSs in their capacity as ADSs holders. With respect to holders of ADSs, under the deposit agreement, any legal action arising out of the deposit agreement, the ADSs or the ADRs, involving the Company or the depositary, may only be instituted in a state or federal court in the city of New York, and you, as a holder of the ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. It is possible that a court could find this type of forum selection provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits.

The protections afforded to minority shareholders under applicable law in Mexico are not as developed pursuant to court decisions as those in other jurisdictions.

We are a Mexican-based company. Under Mexican law, the protections afforded to minority shareholders and the fiduciary duties of officers and directors are, in certain respects, different from those in the United States and other jurisdictions. Although Mexican law permits legal actions by shareholders and imposes specific duties of care and loyalty applicable to our directors and to our principal officers, those actions are not direct actions but derivative suits (for the benefit of the company and not of its shareholders directly); the Mexican legal regime concerning fiduciary duties of directors is not as comprehensive, and has not been as developed in regulation, as in other jurisdictions, and has not been subject to extensive judicial interpretation that would provide additional guidance. Further, in Mexico, the procedure for shareholder derivative suits (and for class actions) is different. As a result, in practice it may be more difficult for our minority shareholders to enforce their rights against us, our directors, our officers or our controlling shareholders than it would be for shareholders of a company organized in a different jurisdiction, and our shareholders will not benefit from direct actions for their ultimate benefit.

Preemptive rights may be unavailable to ADSs holders.

Under current Mexican law, whenever we issue new common shares for cash, subject to certain exceptions, we must grant preemptive rights to our shareholders, giving them the right to purchase a sufficient number of common shares to maintain their existing pro rata ownership percentage.  We may not be able to offer common shares to ADSs holders or non-Mexican shareholders pursuant to preemptive rights granted to our shareholders in connection with any future issuance of common shares, unless a registration statement under the Securities Act is effective or a similar procedure is followed with respect to those rights and common shares or an exemption from the registration requirements of the Securities Act or a similar exemption is available.

We intend to evaluate at the time of any rights offering the costs and potential liabilities associated with a registration statement to enable United States shareholders to exercise their preemptive rights, the indirect benefits of enabling United States shareholders to exercise preemptive rights and any other factors that we consider appropriate at the time.  We will then decide whether to file such a registration statement.

Such a registration statement may not be filed.  As a result, ADSs holders, non-Mexican shareholders and United States shareholders that are not qualified institutional buyers may not be able to exercise their preemptive rights in connection with future issuances of our common shares or ADSs and their stake in the Company might be diluted.  In this event, the economic and voting interest of ADSs holders, non-Mexican shareholders and United States shareholders in our total equity would decrease in proportion to the size of the issuance.  Depending on the price at which common shares are offered, such an issuance could result in dilution to ADSs holders, non-Mexican shareholders and United States shareholders that are not qualified institutional buyers.

If we issue or sell additional equity securities in the future, you may suffer dilution and the trading prices for our securities may decline.

We may issue or sell additional common shares or ADSs, including to finance future acquisitions or new projects or for other general corporate purposes. Our existing shareholders may dispose of some of their ADSs or common shares. Any such issuance or sale could result in a dilution of your ownership stake and/or the perception of any such issuances or sales could have an adverse impact on the market price of the ADSs or common shares.

It may be difficult to enforce civil liabilities against us or our directors and executive officers.

Most of our directors and executive officers are non-residents of the United States, and substantially all of the assets of such non-resident persons and substantially all of our assets are located outside the United States and primarily in Mexico. As a result, it may not be possible, or it may be costly and time-consuming, for investors to effect service of process within the United States or in any other jurisdiction outside of Mexico upon those persons or us, or to enforce against them or us in courts of any jurisdiction outside of Mexico, judgments predicated upon the laws of any such jurisdiction, including any judgment predicated upon the civil liability provisions of United States federal and state securities laws (which may be different or exceed civil liability provisions prescribed under Mexican law), as a result of their place of residence or location, and the need to satisfy formal requirements (such as letters rogatory forwarded through governmental channels) in order to comply with due process under Mexican law.  There is doubt as to the enforceability in Mexican courts, in original actions or in actions for enforcement of judgments obtained in courts of jurisdictions outside Mexico, of civil liabilities arising under the laws of any jurisdiction outside Mexico, including any judgment predicated solely upon United States federal or state securities laws. No treaty exists between the United States and Mexico for the reciprocal enforcement of judgments issued in the other country.

The relatively low liquidity and high volatility of the Mexican securities market may cause the trading price and volume of our ADSs or common shares to fluctuate significantly.

Our common shares are traded on the BMV, and our ADSs are listed on the NYSE. The trading volume for securities issued by companies incorporated in emerging markets, such as Mexican companies, tends to be lower than the trading volume of securities issued by companies incorporated in more developed countries. These market characteristics may limit the ability of a holder of the ADSs or common shares to sell its ADSs or common shares and may also adversely affect the market price of the common shares.

Holders of ADSs may be adversely affected by currency devaluations and foreign exchange fluctuations, which may adversely affect the price of our ADSs.

Our common shares are quoted in pesos on the BMV, and our ADSs will be quoted in U.S. dollars on the NYSE. Movements in the peso/U.S. dollar exchange rate may adversely affect the U.S. dollar price of the ADSs on the NYSE or the peso price on the BMV. If the peso exchange rate falls relative to the U.S. dollar, the value of the ADSs could be adversely affected.

Holders of ADSs have fewer rights than our shareholders and must act through the depositary to exercise those rights.

Holders of our ADSs do not have the same rights as our shareholders and may only exercise the voting rights with respect to the underlying common shares in accordance with the provisions of the Deposit Agreement. A holder of ADSs will not be able to meet this requirement, and accordingly is not entitled to vote at shareholders’ meetings, because the common shares underlying the ADSs will be registered in the name of the Depositary. While a holder of ADSs is entitled to instruct the Depositary as to how to vote the common shares represented by ADSs in accordance with the procedures provided for in the Deposit Agreement, a holder of ADSs will not be able to vote its common shares directly at a shareholders’ meeting or to appoint a proxy to do so. In certain instances, a discretionary proxy may vote our common shares underlying the ADSs if a holder of ADSs does not instruct the Depositary with respect to voting. If you wish to directly vote the common shares represented by your ADSs, you will be required to deliver your ADSs to the Depositary for cancellation and withdraw the underlying common shares. Under Mexican law, a shareholder is required to be registered in our shareholders’ registry, or maintain your common shares deposited at Indeval through a financial institution participant at Indeval, before a shareholders’ meeting, to vote at that meeting. In addition, in your capacity as an ADS holder, you will not be able to call a shareholders’ meeting unless you withdraw your common shares from the ADS program and otherwise meet the requirements of Mexican law to call that meeting. We expect that the Depositary will charge you a fee for both withdrawing and depositing common shares. See “Description of American Depositary Shares and Deposit Agreement” in the accompanying prospectus for additional information.

Holders of ADSs may be subject to additional risks related to holding ADSs rather than common shares.

Because holders of ADSs do not hold their common shares directly, they are subject to the following additional risks, among others:

•	as an ADS holder, we will not treat you as one of our direct shareholders and you may not be able to exercise shareholder rights;

•	distributions on the common shares represented by your ADSs will be paid to the depositary, and before the depositary makes a distribution to you on behalf of your ADSs, withholding taxes, if any, that must be paid will be deducted and the depositary will be required to convert the pesos received into U.S. dollars. Additionally, if the exchange rate fluctuates significantly during a time when the depositary cannot convert the pesos received into U.S. dollars, or while it holds the pesos, you may lose some or all of the U.S. dollar value of the distribution;

•	we and the depositary may amend or terminate the deposit agreement without the ADS holders’ consent in a manner that could prejudice the holders of ADSs or that could affect the ability of the holders of ADSs to transfer ADSs; and

•	the depositary may take other actions inconsistent with the best interests of the holders of ADSs.

We are a holding company and depend upon dividends and other funds from subsidiaries to service our debt and make distributions to our shareholders.

We are a holding company with no significant assets other than the shares of our subsidiaries.  As a result, our ability to meet our debt obligations and make distributions to our shareholders depends primarily on the dividends received from our subsidiaries.  Under Mexican law, companies (and we) may only pay dividends:

•	from earnings included in year-end audited consolidated financial statements that are approved by shareholders at a duly convened meeting (including retained earnings);

•	after any existing losses applicable to prior years have been made up or absorbed into shareholders’ equity;

•	after at least 5% of net profits for the relevant fiscal year have been allocated to a legal reserve, until the amount of the reserve equals 20.0% of our paid-in capital stock;

•	any other reserves have been created, including a reserve for the repurchase of our own common shares; and

•	after shareholders have approved the payment of the relevant dividends at a duly convened meeting.

If we or our subsidiaries fail to comply with these requirements, we may not be able to make distributions to our shareholders or service our debt obligations, which could ultimately have a material adverse effect on us.

The payment and amount of dividends are subject to the determination of our shareholders.

On March 23, 2021, our general ordinary and extraordinary shareholders’ meeting approved a dividend policy applicable for the years 2021 to and including 2026. This dividend policy consists of the distribution of up to 75% of our distributable profit each year. For purposes of this dividend policy, “distributable profit” means the profit (loss) before taxes each year, adjusted by non-cash items and certain budgeted capital expenses or investments for such purpose, that is, the profit (loss) before income taxes, adjusted by the addition or subtraction, as the case may be, of depreciation, exchange gain (loss) - net, gain (loss) on revaluation of investment property, other non-cash gains (losses), repayment of loans, income taxes paid, and the budgeted expenses for properties for the following year.

Dividends payable for each fiscal year will be recommended by our Board of Directors and approved at our ordinary general shareholders’ meeting, in accordance with the applicable dividend policy. However, the ordinary general shareholders’ meeting may approve a different amount or vote against the payment of dividends in any given fiscal year. As a result, there may be some years in which we distribute no dividends and others in which we distribute a substantial portion of our earnings. In the latter situation, our growth potential may be limited.

For more information, see “Item 8. Financial Information–A. Consolidated Statements and Other Financial Information–Dividends and Dividend Policy” and Exhibit 2.1 to the Annual Report.

Distributions to holders of our common shares will be made in pesos.

While we determine our distributions in U.S. dollars, we make distributions to our shareholders in pesos. Distributions on the common shares represented by your ADSs will be paid to the depositary, and before the depositary makes a distribution to you on behalf of your ADSs, the depositary will be required to convert the pesos received into U.S. dollars. Any significant fluctuations in the exchange rates between pesos and U.S. dollars could have an adverse impact on the U.S. dollar or other currency equivalent received by our shareholders resulting from the conversion. In addition, the amount paid by us in pesos may not be readily convertible into U.S. dollars or other currencies. Dividends, even if denominated in U.S. dollars, will be paid in pesos according to the exchange rate published by the Mexican Central Bank the day prior to the payment date. For more information, see “Item 8. Financial Information–A. Consolidated Statements and Other Financial Information–Dividends and Dividend Policy” and Exhibit 2.1 to the Annual Report.

As a foreign private issuer we have different disclosure and other requirements than U.S. registrants.

As a foreign private issuer, we are subject to different disclosure and other requirements than U.S. registrants. For example, as a foreign private issuer, in the United States, we are not subject to the same disclosure requirements as a U.S. registrant under the Exchange Act, including the requirements to prepare and issue quarterly reports on Form 10-Q or to file current reports on Form 8-K upon the occurrence of specified significant events, the proxy rules applicable to U.S. registrants under Section 14 of the Exchange Act or the short-swing profit rules applicable to U.S. registrants under Section 16 of the Exchange Act. In addition, we intend to rely on exemptions from certain U.S. rules which will permit us to follow Mexican legal requirements rather than certain of the requirements that are applicable to U.S. registrants.

Furthermore, foreign private issuers are required to file their annual report on Form 20-F within 120 days after the end of each fiscal year, while U.S. issuers that are accelerated filers are required to file their annual report on Form 10-K within 75 days after the end of each fiscal year. Foreign private issuers are also exempt from Regulation Fair Disclosure, aimed at preventing issuers from making selective disclosures of material information. As a result of the above, even though we are required to furnish reports on Form 6-K disclosing the limited information which we have made or are required to make public pursuant to Mexican law, or are required to distribute to shareholders generally, and that is material to us, you may not receive information of the same type or amount that is required to be disclosed to shareholders of a U.S. company.

Moreover, we are not required to file periodic reports and financial statements with the SEC as frequently or within the same time frames as U.S. companies with securities registered under the Exchange Act.  We currently prepare our financial statements in accordance with IFRS.  We will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as our financial statements are prepared in accordance with IFRS as issued by the IASB.

We cannot predict if investors will find our ADSs less attractive because the information we provide to investors may be different than the information provided by other public companies. If some investors find our ADSs less attractive as a result, there may be a less active trading market for our ADSs and the trading price of our ADSs may be more volatile.

We may lose our foreign private issuer status, which would then require us to comply with the Exchange Act’s domestic reporting regime and cause us to incur additional legal, accounting and other expenses.

In order to maintain our current status as a foreign private issuer, either:

•	more than 50.0% of the voting power of all our outstanding classes of voting securities (on a combined basis) must be either directly or indirectly owned of record by non-residents of the United States; or

•	(1) a majority of our executive officers or directors must not be U.S. citizens or residents; (2) more than 50.0% of our assets cannot be located in the United States; and (3) our business must be administered principally outside the United States.

If we lose this status, we would be required to comply with the Exchange Act reporting and other requirements applicable to U.S. issuers, which are more detailed and extensive than the requirements for foreign private issuers.  We may also be required to make changes in our corporate governance practices in accordance with various SEC and the NYSE rules.  The regulatory and compliance costs to us under U.S. securities laws if we are required to comply with the reporting requirements applicable to a U.S. issuer may be significantly higher than the costs we will incur as a foreign private issuer.

As a foreign private issuer, we rely on exemptions from certain NYSE corporate governance standards applicable to U.S. issuers, including the requirement that a majority of an issuer’s directors consist of independent directors.  This may afford less protection to holders of our common shares.

NYSE rules require listed companies to have, among other things, a majority of their board members be independent, and to have independent director oversight of executive compensation, nomination of directors and corporate governance matters.  As a foreign private issuer, however, we are permitted to follow, and we do follow, home country practice in lieu of the above requirements.

If securities or industry analysts do not publish research or reports about our business or publish negative reports about our business, the price and trading volume of our common shares could decline.

The trading market for our common shares depends in part on the research and reports that securities or industry analysts publish about us or our business.  If one or more of the analysts who cover us downgrade our common shares or publish inaccurate or unfavorable research about our business, or research which sets a tone that affects the public’s perception of our business, the market price of our common shares could decline.  If one or more of these analysts cease coverage of our company or fail to publish reports on us regularly, demand for our common shares could decrease, which might cause the price and trading volume of our common shares to decline.

There can be no assurance that we will not be a passive foreign investment company, or PFIC, for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. investors in our common shares or our ADSs.

Certain adverse U.S. federal income tax rules could apply to a U.S. person that holds our common shares or our ADSs if, in any taxable year during which the person holds our common shares or our ADSs, we are considered a passive foreign investment company (a “PFIC”). A non-U.S. corporation will be considered a PFIC for U.S. federal income tax purposes in any taxable year in which a specified percentage of its gross income is “passive income” or a specified percentage of its assets produce or are held for the production of passive income. Although passive income generally includes rents, certain “active rental income” is not considered passive income for purposes of determining whether a company is a PFIC. In light of the manner in which we operate our business and the composition of our income and assets, we believe that we were not a PFIC for the 2025 taxable year and do not expect to be a PFIC for our 2026 taxable year. However, due to certain legal and factual uncertainties, it remains possible that we could be considered to be a PFIC for the 2025 taxable year or any subsequent taxable year. In particular, our PFIC status is dependent upon the extent to which our lease revenue from our properties is considered active rental income under applicable rules (the “active rental income exception”). It is uncertain how to interpret certain aspects of the active rental income exception and how to apply it to our particular circumstances. Therefore, there is a risk that we will be a PFIC if the Internal Revenue Service (the “IRS”) successfully challenges the classification of certain of our income and assets as active (for example, if the IRS successfully asserts that the management and operational functions of our employees are not substantial and no other active rental exception applies). Furthermore, we will not take U.S. tax considerations into account for purposes of conducting our business, and, therefore, we may become a PFIC if we change how we operate our business in the future in a manner that affects the application of the active rental income exception to us. In addition, PFIC status is dependent upon the composition of our income and assets and the value of our assets from time to time, and may depend, in part, on how quickly we deploy the cash proceeds from this or any past or future equity or debt issuances or borrowings to acquire properties, and possibly on the value of our goodwill (which may be determined in part by reference to our market capitalization from time to time). For these reasons, we can give no assurance that we are not, or will not be, a PFIC for any taxable year. Further, our PFIC status for any taxable year is not determinable until after the end of that taxable year.

See “Taxation—Material U.S. Federal Income Tax Considerations —Passive Foreign Investment Company Rules” for more information.  A U.S. person holding common shares or ADSs in any taxable year in which we were or are a PFIC will generally be subject to adverse tax treatment. Accordingly, U.S. persons should consult their tax advisers with respect to whether we may be treated as a PFIC and the tax consequences if we are so treated.

ADSs holders may not be entitled to a jury trial with respect to claims arising under the deposit agreement, which could result in less favorable outcomes to the plaintiff(s) in any such action.

The deposit agreement governing the ADSs representing our common shares provides that, to the fullest extent permitted by law, holders and beneficial owners of ADSs irrevocably waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to the ADSs or the deposit agreement. If this jury trial waiver provision is not permitted by applicable law, an action could proceed under the terms of the deposit agreement with a jury trial. If we or the depositary opposed a jury trial demand based on the waiver, the court would analyze whether the waiver was enforceable based on the facts and circumstances of that case in accordance with the applicable state and federal law. In determining whether to enforce a contractual pre-dispute jury trial waiver provision, courts will generally consider whether a party knowingly, intelligently and voluntarily waived the right to a jury trial. We believe that this is the case with respect to the deposit agreement and the ADSs. It is advisable that you consult legal counsel regarding the jury waiver provision before entering into the deposit agreement.

If you or any other holders or beneficial owners of ADSs bring a claim against us or the depositary in connection with matters arising under the deposit agreement or the ADSs, including claims under federal securities laws, you or such other holder or beneficial owner may not be entitled to a jury trial with respect to such claims, which may have the effect of increasing costs to bring a claim, limiting access to information for the claimant, preventing the claimant from bringing the claim in a judicial forum that it finds favorable, and generally limiting and discouraging lawsuits against us and / or the depositary. If a lawsuit is brought against us and/or the depositary under the deposit agreement, it may be heard only by a judge or justice of the applicable trial court, which would be conducted according to different civil procedures and may result in different outcomes than a trial by jury would have had, including results that could be less favorable to the plaintiff(s) in any such action, depending on, among other things, the nature of the claims, the judge or justice hearing such claims, and the venue of the hearing.

No condition, stipulation or provision of the deposit agreement or ADSs serves as a waiver by any holder or beneficial owner of ADSs or by us or the depositary of compliance with any substantive provision of the U.S. federal securities laws and the rules and regulations promulgated thereunder.

Risks Related to this Global Offering

You will experience immediate and substantial dilution in the net tangible book value per ADS of the ADSs you purchase in this global offering.

The public offering price per share of our ADSs being offered is higher than the pro forma net tangible book value per ADS immediately after the global offering, based on the total value of our assets less our total liabilities. Therefore, if you purchase ADSs in this global offering at the public offering price of U.S.$34.62 per ADS, you will experience immediate dilution of U.S.$2.23 per ADS, the difference between the price per ADS you pay for our ADSs in this global offering and and the pro forma net tangible book value per ADS as of March 31, 2026, after giving effect to the sale by us of 1,199,285 ADSs at a public offering price of U.S.$34.62 per ADS. As a result of the dilution to investors purchasing ADSs in this global offering, investors may receive significantly less than the purchase price paid in this global offering, if anything, in the event of our liquidation.

Substantial future sales or other issuances of our ADSs could depress the market for our ADSs.

Sales of a substantial number of our ADSs, or the perception by the market that those sales could occur, could cause the market price of our ADSs to decline or could make it more difficult for us to raise funds through the sale of equity in the future.

In connection with this global offering, for a period of 90 days following this global offering, we have agreed to a lock-up. We may be released from such lock-up agreements prior to the expiration of the applicable lock-up period at the sole discretion of the underwriters. Upon expiration or earlier release of the lock-up, we may sell common shares, ADSs, or any securities convertible into, or exchangeable for, exercisable for, or repayable with common shares or ADSs, into the market, which could adversely affect the market price of our common shares or ADSs.

Future issuances of our common shares, ADSs or our other equity securities could further depress the market for our common shares or ADSs. The sale or the proposed sale of substantial amounts of our common shares or ADSs may adversely affect the market price of our common shares and ADSs, as well as our share price and ADSs price may decline substantially. The holders of the ADSs or common shares may experience substantial dilution and a reduction in the price that they are able to obtain upon sale of their ADSs or common shares. New equity securities issued may have greater rights, preferences or privileges than our existing ADSs or common shares.

We have broad discretion in the use of the net proceeds of this global offering and our cash reserves and, despite our efforts, we may use the net proceeds and our cash reserves in a manner that does not increase the value of your investment.

We currently intend to use the net proceeds from the global offering to fund our growth strategy, notably the development of industrial real estate properties and for general corporate purposes. However, we have not determined the specific allocation of the net proceeds among these potential uses. Our management will have broad discretion over the use and investment of the net proceeds of this global offering and our cash resources generally, and, accordingly, investors in this global offering will need to rely upon the judgment of our management with respect to the use of proceeds and our cash reserves, with only limited information concerning our specific intentions. These proceeds and our cash resources generally could be applied in ways that do not improve our operating results or increase the value of your investment. Please see the section entitled “Use of Proceeds” on page S-38 of this prospectus supplement for further information.

Use of Proceeds

The net proceeds that we will receive in the global offering will be U.S.$232.8 million from our sale of 70,047,634 common shares in the global offering, after the underwriting commissions and estimated offering expenses payable by us and assuming no exercise by the international underwriters of their over-allotment option. The ADSs are being offered at a price of U.S.$34.62 per ADS, which was determined through negotiations between us and the underwriters in the offering.

We intend to use the net proceeds of the global offering to fund our growth strategy, notably the development of industrial real estate properties and for general corporate purposes.

The foregoing represents our current intentions with respect to the use and allocation of the net proceeds of the global offering based on our present plans and business condition. The amounts and timing of any expenditure may vary depending on the amount of cash generated by our operations, competitive developments, our rate of growth and inorganic growth opportunities, if any, of our business. Therefore, as of the date of this prospectus supplement, we cannot estimate the exact amounts or timing in respect of any of the purposes for the use of proceeds listed above.

Capitalization

The following table sets forth (i) our cash, cash equivalents and restricted cash and our historical capitalization as of March 31, 2026, and (ii) as adjusted to reflect our receipt of the net proceeds from the sale of our common shares, including shares represented by ADSs in this global offering, as described in “Use of Proceeds.” You should read this table together with the information under “Item 5. Operating and Financial Review and Prospects” of our Annual Report and in the Q1 2026 Form 6-K, which are incorporated by reference herein, and our Audited Consolidated Financial Statements, including the notes thereto, incorporated by reference in this prospectus supplement.

The information set forth below in the column “Actual” is derived from our financial statements as of and for the year ended March 31, 2026.

	As of March 31, 2026
	Actual	As Adjusted
	(millions of U.S.$)
Cash, cash equivalents and restricted cash	206.1	438.9
Debt:
Current portion of long-term debt	—	—
Long-term debt	1,175.7	1,175.7
Total debt(1)	1,175.7	1,175.7
Stockholders’ equity:
Capital stock	582.3	815.1
Additional paid-in capital	893.9	893.9
Retained earnings	1,421.7	1,421.7
Share-based payments reserve	(1.4)	(1.4)
Foreign currency translation	(37.8)	(37.8)
Valuation of derivative financial instruments	—	—
Total stockholders’ equity	2,858.7	3,091.5
Total capitalization	4,034.4	4,267.2

(1) Amount is net of direct issuance costs.

Except as otherwise disclosed in this prospectus supplement, there have been no other material changes to our capitalization since March 31, 2026.

Dilution

If you invest in our ADSs, your ownership interest will be diluted to the extent of the difference between the public offering price per share of our ADSs and the pro forma net tangible book value per ADS immediately after the global offering. Net tangible book value dilution per ADS to new investors represents the difference between the amount per ADS paid by purchasers of common shares in the global offering and the pro forma net tangible book value per ADS immediately after completion of the global offering.

As of March 31, 2026, we had a historical net tangible book value of U.S.$2,859 million, corresponding to a net tangible book value of U.S.$3.23 per common share, equivalent to U.S.$32.32 per ADS. Net tangible book value represents the amount of our total assets less our total liabilities, divided by 884,486,436 the total number of common shares outstanding (including common shares held in the long-term incentive plan trust) as of March 31, 2026.

After giving effect to the sale by us of 1,199,285 ADSs at a public offering price of U.S.$34.62 per ADS, and after the estimated underwriting commissions, and estimated offering expenses payable by us, our pro forma as adjusted net tangible book value as of March 31, 2026 would have been U.S.$3,091.5 or U.S.$32.39 per ADS. This represents an immediate increase in pro forma net tangible book value of U.S.$0.04 per ADS to our existing shareholders and an immediate dilution in pro forma net tangible book value of U.S.$2.23 per ADS to investors purchasing common shares in the global offering at the public offering price.

The following table illustrates this dilution to new investors purchasing ADS in this global offering:

Public offering price per ADS	U.S.$34.62
Net tangible book value per ADS as of March 31, 2026	U.S.$32.32
Increase in pro forma net tangible book value per ADS attributable to existing investors	U.S.$0.07
Pro forma as adjusted net tangible book value per ADS immediately after this global offering	U.S.$32.39
Dilution in pro forma net tangible book value per ADS to new investors in this global offering	U.S.$2.23

To the extent that any outstanding option to purchase our common shares under our equity compensation plans are exercised, or new awards are granted under our equity compensation plans, there will be further dilution to investors participating in the global offering.

Taxation

Material U.S. Federal Income Tax Considerations

The following is a description of the material U.S. federal income tax consequences to the U.S. Holders described below of owning and disposing of common shares or ADSs acquired in this international offering, but it does not purport to be a comprehensive description of all tax considerations that may be relevant to a particular person’s decision to acquire the common shares or ADSs.  This discussion applies only to a U.S. Holder that holds common shares or ADSs as capital assets for U.S. federal income tax purposes.  In addition, it does not describe all of the tax consequences that may be relevant in light of a U.S. Holder’s particular circumstances, including any minimum tax consequences and the Medicare contribution tax on net investment income, as well as tax consequences applicable to U.S. Holders subject to special rules, such as:

•	banks, insurance companies or certain other financial institutions;

•	dealers or traders in securities who use a mark-to-market method of tax accounting;

•	persons holding common shares or ADSs as part of a straddle, wash sale or conversion transaction or entering into a constructive sale with respect to the common shares or ADSs;

•	persons whose functional currency for U.S. federal income tax purposes is not the U.S. dollar;

•	persons that are subject to the "applicable financial statement" rules under Section 451(b) of the Internal Revenue Code, as amended (the “Code”) ;

•	entities or arrangements classified as partnerships for U.S. federal income tax purposes and their partners;

•	tax-exempt entities, including “individual retirement accounts” and “Roth IRAs”;

•	persons that own or are deemed to own ten percent or more of our stock (by vote or by value); and

•	persons holding common shares or ADSs in connection with a trade or business conducted outside of the United States.

If an entity or arrangement that is classified as a partnership for U.S. federal income tax purposes holds common shares or ADSs, the U.S. federal income tax treatment of its partners will generally depend on the status of the partners and the activities of the partnership. Partnerships holding our common shares or our ADSs and partners in such partnerships should consult their tax advisers as to the particular U.S. federal income tax consequences to them of owning and disposing of our common shares or our ADSs.

This discussion is based on the Code, administrative pronouncements, judicial decisions, final, temporary and proposed Treasury regulations and the income tax treaty between Mexico and the United States (the “Treaty”), all as of the date hereof, any of which is subject to change, possibly with retroactive effect.

A “U.S. Holder” is a beneficial owner of common shares or ADSs that is, for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any state therein or the District of Columbia; or

•	an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treasury regulations may in some circumstances prohibit a U.S. person from claiming a foreign tax credit with respect to certain non-U.S. taxes that are not creditable under applicable income tax treaties (the “Foreign Tax Credit Regulations”). Accordingly, U.S. investors that are not eligible for benefits under the Treaty should consult their tax advisers regarding the creditability or deductibility of any Mexican taxes imposed on dividends on, or dispositions of, the common shares or the ADSs. However, the IRS released notices that indicate that the U.S. Treasury

Department and the IRS are considering amendments to the Foreign Tax Credit Regulations and provide temporary relief from certain of their provisions for taxable years ending before the date the IRS issues a subsequent notice or other guidance withdrawing or modifying the temporary relief (or any later date specified in the relevant notice or other guidance). The discussions below regarding the creditability of any Mexican taxes do not address the relief provided by the notices or any foreign tax credit consequences to U.S. Holders that do not qualify for the benefits of the Treaty.

In general, a U.S. Holder that owns ADSs will be treated as the owner of the underlying common shares represented by those ADSs for U.S. federal income tax purposes. Accordingly, no gain or loss will be recognized if a U.S. Holder exchanges ADSs for the underlying common shares represented by those ADSs.

U.S. Holders should consult their tax advisers concerning the U.S. federal, state, local and non-U.S. tax consequences of owning and disposing of common shares or ADSs in their particular circumstances.

Taxation of Distributions

The following is subject to the discussion below regarding the passive foreign investment company rules.

Distributions paid on common shares or ADSs will generally be treated as dividends to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles).  Because we do not maintain calculations of our earnings and profits under U.S. federal income tax principles, it is expected that distributions generally will be reported to U.S. Holders as dividends.  Dividends paid to certain non-corporate U.S. Holders may be “qualified dividend income” and therefore may be taxable at favorable rates applicable to long-term capital gains. U.S. Holders should consult their tax advisers regarding the availability of these favorable tax rates on dividends in their particular circumstances.

The amount of a dividend will include any amounts withheld in respect of Mexican taxes.  The amount of the dividend will be treated as foreign-source dividend income to U.S. Holders and will not be eligible for the dividends-received deduction generally available to U.S. corporations under the Code.  Dividends will be included in a U.S. Holder’s income on the date of receipt by the depositary (in the case of ADSs) or the U.S. Holder (in the case of common shares not represented by ADSs).  The amount of any dividend income paid in pesos will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars.  If the dividend is converted into U.S. dollars on the date of receipt, U.S. Holders should not be required to recognize foreign currency gain or loss in respect of the dividend income.  A U.S. Holder may have foreign currency gain or loss (generally taxable as U.S.-source ordinary income or loss) if the dividend is converted into U.S. dollars after the date of receipt.

Subject to certain conditions and limitations concerning credits for non-U.S. income taxes, Mexican taxes withheld from dividends on common shares or ADSs (at a rate not exceeding the applicable Treaty rate, in the case of a U.S. Holder eligible for a reduced rate under the Treaty) may be creditable against the U.S. Holder’s U.S. federal income tax liability.  The rules governing foreign tax credits are complex.  For example, under the Foreign Tax Credit Regulations, in the absence of an election to apply the benefits of an applicable income tax treaty, in order for a tax to be creditable the relevant foreign income tax rules must be consistent with certain U.S. federal income tax principles, and we have not determined whether the Mexican income tax system meets all these requirements. However, as discussed above, the IRS released notices that that provide relief from certain of the provisions of the Foreign Tax Credit Regulations (including provisions related to the limitation described in the preceding sentence) for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). U.S. Holders should consult their tax advisers regarding the creditability of foreign taxes in their particular circumstances. Instead of claiming a foreign tax credit, a U.S. Holder may be able to deduct any Mexican withholding taxes in computing its taxable income, subject to generally applicable limitations under U.S. law, but in the case of an otherwise creditable Mexican withholding tax a U.S. Holder may only deduct such tax if it elects to do so with respect to all non-U.S. income taxes for the taxable year.

Sale or Other Disposition of Common Shares or ADSs

The following is subject to the discussion below regarding the passive foreign investment company rules.

Gain or loss recognized on the sale or other disposition of common shares or ADSs will be capital gain or loss, and will be long-term capital gain or loss if the U.S. Holder held the common shares or the ADSs for more than one year.  The amount of the gain or loss will equal the difference between the amount realized on the disposition and the U.S. Holder’s tax basis in the common shares or the ADSs disposed of, in each case as determined in U.S. dollars.

Subject to the discussion in the next paragraph, this gain or loss will generally be U.S.-source gain or loss for foreign tax credit purposes. Long-term capital gain of non-corporate U.S. Holders is eligible for reduced rates of taxation. The deductibility of capital losses may be subject to limitations.

In the event that gain from the disposition of our common shares or our ADSs is subject to tax in Mexico, a U.S. Holder that is eligible for the benefits of the Treaty may treat the gain as foreign-source income. The Foreign Tax Credit Regulations generally preclude a U.S. Holder from claiming a foreign tax credit with respect to Mexican income taxes on gains from dispositions of the common shares or the ADSs if the U.S. Holder does not elect to apply the benefits of the Treaty. However, as discussed above, the IRS has released notices that provide relief from certain of the provisions of the Foreign Tax Credit Regulations (including the limitation described in the preceding sentence) for taxable years ending before the date that a notice or other guidance withdrawing or modifying the temporary relief is issued (or any later date specified in such notice or other guidance). However, even if the Foreign Tax Credit Regulations do not prohibit U.S. Holders from claiming a foreign tax credit with respect to Mexican income tax (if any) on disposition gains, other limitations under the foreign tax credit rules may preclude U.S. Holders from claiming a foreign tax credit with respect to some or all foreign taxes. If any Mexican taxes are imposed on disposition gains and are not creditable, it is possible that they may either be deductible or reduce the amount realized on the disposition. The rules governing foreign tax credits and deductibility of foreign taxes are complex.  U.S. Holders are advised to consult their tax advisers regarding the tax consequences if a Mexican tax is imposed on a disposition of our common shares or our ADSs, including the availability of the foreign tax credit or a deduction under their particular circumstances.

Passive Foreign Investment Company Rules

A non-U.S. corporation will be considered a PFIC for any taxable year in which, after applying certain look-through rules, (1) 75.0% or more of its gross income is “passive income” or (2) 50.0% or more (by average quarterly value) of its assets produce (or are held for the production of) passive income. Passive income generally includes interest, dividends, rents, royalties and certain gains.  However, certain rental income derived in the active conduct of a trade or business (active rental income) is not considered passive income.

Based on the manner in which we operate our business and the composition of our income and assets, we believe that we were not a PFIC for the 2025 taxable year and do not expect to be a PFIC for our 2026 taxable year.  However, due to certain legal and factual uncertainties, it remains possible that we could be considered to be a PFIC for the 2025 taxable year or any subsequent taxable year.  In particular, our PFIC status for any year is dependent upon the extent to which our lease revenue from our properties is considered active rental income under applicable rules (the “active rental income exception”).  It is uncertain how to interpret certain aspects of the active rental income exception and how to apply it to our particular circumstances. Therefore, there is a risk that we will be a PFIC if the IRS successfully challenges the classification of certain of our income and assets as active (for example, if the IRS successfully asserts that the management and operational functions of our employees are not substantial and no other active rental exception applies). Furthermore, we will not take U.S. tax considerations into account for purposes of conducting our business and, therefore, we may become a PFIC if we change how we operate our business in the future in a manner that affects the application of the active rental income exception to us.

In addition, PFIC status is dependent upon the composition of our income and assets and the value of our assets from time to time.  In particular, any cash we hold, including the cash raised in this international offering, is generally treated as held for the production of passive income for the purpose of the PFIC test, and any income generated from cash or other liquid assets is generally treated as passive income for such purpose. As a result, whether we are or will in the future be characterized as a PFIC may depend, in part, on how quickly we deploy the cash proceeds from this or any past or future equity or debt issuances or borrowings to acquire properties, and possibly on the value of our goodwill (which may be determined in part by reference to our market capitalization from time to time).

For these reasons, we can give no assurance that we are not, or will not be, a PFIC for any taxable year. Whether we will be a PFIC for any taxable year is not determinable until after the end of that taxable year.  U.S. Holders should consult their tax advisers regarding whether we are, have been or may become a PFIC.

In general, if we were a PFIC for any taxable year during which a U.S. Holder held common shares or ADSs, unless the U.S. Holder made a timely “mark to market” election described below, gain recognized by the U.S. Holder on a sale or other disposition of the common shares or the ADSs would be allocated ratably over the U.S. Holder’s holding period for the common shares or the ADSs.  The amounts allocated to the taxable year of the sale or other disposition and to any year before we became a PFIC would be taxed as ordinary income.  The amount allocated to each other taxable year would be subject to tax at the highest tax rate in effect for individuals or corporations, as appropriate, for that other taxable year, and an interest charge would be imposed on the tax attributable to the allocated amounts.  Further, any distributions received in a taxable year in respect of common shares or ADSs in excess of 125.0% of the average of the annual distributions on the common shares or the ADSs received by the U.S. Holder during the preceding three taxable years or the U.S. Holder’s holding period, whichever is shorter (“excess distributions”), would be subject to taxation as described immediately above. These PFIC rules would apply to a U.S. Holder that owned our common shares or ADSs during any year in which we were a PFIC, even if we were not a PFIC in the year in which the U.S. Holder sold, or received an excess distribution in respect of, its common shares or its ADSs.  In other words, if we are a PFIC for our current taxable year or any subsequent taxable year in which a U.S. Holder holds common shares or ADSs, that U.S. Holder will be subject to these rules in respect of a disposition of such common shares or ADSs, even if we are not a PFIC in the year of disposition, unless the U.S. Holder makes a timely deemed sale election under applicable Treasury regulations.  Upon making a deemed sale election, an electing shareholder is treated as having sold all its stock in a former PFIC for fair market value at the end of the former PFIC’s last taxable year during which it was a PFIC.  Any gain from the deemed sale is taxed as described above in this paragraph.  Any loss realized on the deemed sale is not recognized.

If we are a PFIC and the common shares or the ADSs are “regularly traded” on a “qualified exchange,” a U.S. Holder may make a mark-to-market election that would result in tax treatment different from the general tax treatment for PFICs described above. The common shares or the ADSs will be treated as regularly traded in any calendar year in which more than a de minimis quantity of the common shares or the ADSs is traded on a qualified exchange on at least 15 days during each calendar quarter.  A qualified exchange includes the NYSE, on which our ADSs are traded.  A non-U.S. exchange is a qualified exchange if it is regulated or supervised by a governmental authority in the jurisdiction in which the exchange is located and with respect to which certain other requirements are met.  The IRS has not identified specific foreign exchanges that are “qualified” for this purpose. U.S. Holders holding common shares or ADSs should consult their tax advisers about the availability of a mark-to-market election.

If a U.S. Holder makes the mark-to-market election, in each year that we are a PFIC the holder generally will recognize as ordinary income any excess of the fair market value of the common shares or the ADSs at the end of the taxable year over their adjusted tax basis, and will recognize an ordinary loss in respect of any excess of the adjusted tax basis of the common shares or the ADSs over their fair market value at the end of the taxable year (but only to the extent of the net amount of income previously included as a result of the mark-to-market election).  However, even if a U.S. Holder makes a mark-to-market election with respect to the common shares or the ADSs, a U.S. Holder will not be able to make a mark-to-market election with respect to any of our subsidiaries that are PFICs and therefore, the mark-to-market treatment may not apply to such subsidiaries.  If a U.S. Holder makes the election, the holder’s tax basis in the common shares or the ADSs will be adjusted to reflect the income or loss amounts recognized. Upon the sale or other disposition of the common shares or the ADSs in a year when we are a PFIC, any gain recognized will be treated as ordinary income and any loss will be treated as an ordinary loss (but only to the extent of the net amount of income previously included as a result of the mark-to-market election, with any excess treated as a capital loss).  Distributions paid on the common shares or the ADSs will be treated as discussed above under “—Taxation of Distributions” (except as described below with respect to the favorable tax rate on dividends paid to non-corporate U.S. Holders). U.S. Holders should consult their tax advisers regarding the availability and advisability of making a mark-to-market election in their particular circumstances.

We do not intend to provide information necessary for U.S. Holders to make “qualified electing fund” elections, which if available could result in different tax treatment if we were a PFIC.

If we were a PFIC (or treated as a PFIC with respect to any U.S. Holder) in a taxable year in which we paid a dividend or the prior taxable year, the favorable tax rate discussed above with respect to dividends paid to certain non-corporate holders would not apply.  In addition, if we were a PFIC in any taxable year during which a U.S. Holder held common shares or ADSs, the U.S. Holder would generally be required to file a report with such U.S. Holder’s tax return containing such information as the U.S. Treasury may require on IRS Form 8621, subject to certain exceptions.

If we were a PFIC in a taxable year during which a U.S. Holder held common shares or ADSs and any of our non-U.S. subsidiaries were also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of the PFIC rules.  U.S. Holders should consult their tax advisers about the application of the PFIC rules to any of our subsidiaries.

While we believe we were not a PFIC for the 2025 taxable year and do not expect to be a PFIC for our 2026 taxable year, it is possible that we could be considered to be a PFIC for the 2025 taxable year or any subsequent taxable year.  A U.S. Holder holding common shares or ADSs in any taxable year in which we were or are a PFIC will generally be subject to adverse tax treatment as described above.  Accordingly, U.S. Holders should consult their tax advisers regarding whether we are or have been a PFIC and the potential application of the PFIC rules to their investment in our common shares or our ADSs.

Information Reporting and Backup Withholding

Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries generally are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding. The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the U.S. Holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.

Reporting with Respect to Foreign Financial Assets

Certain U.S. Holders who are individuals and certain entities may be required to report information relating to an interest in our common shares or our ADSs by filing an IRS Form 8938 with their U.S. federal income tax return, subject to certain exceptions (including an exception for common shares or ADSs held in accounts maintained by certain U.S. financial institutions). Failure to file a Form 8938 where required can result in monetary penalties and the extension of the relevant statute of limitations with respect to all or a part of the relevant U.S. tax return. U.S. Holders should consult their tax advisers regarding this reporting requirement.

Certain Mexican Federal Income Tax Considerations

General

The following summary of certain Mexican federal income tax consequences of the purchase, ownership and disposition of the ADSs, is based upon the federal tax laws of Mexico as in effect on the date of this prospectus supplement, which are subject to change.  Prospective purchasers of the ADSs are encouraged to consult their own tax advisors as to the Mexican or other tax consequences of the purchase, ownership and disposition of the ADSs, including, in particular, the effect of any non-Mexican, or Mexican state or municipal, tax laws.

This summary does not describe any tax consequences arising under the laws of any state or municipality of Mexico, or any laws other than the federal tax laws of Mexico.

This summary is not a comprehensive discussion of all the Mexican tax considerations that may be relevant to a particular prospective purchaser’s decision to purchase, own or dispose of the ADSs.  In particular, this summary is directed only to International Holders (as defined below) that acquire the ADSs in the international offering and does not address tax consequences to holders that are deemed as residents of Mexico for tax purposes, or holders who may be subject to special tax rules, such as tax exempt entities, entities or arrangements that are treated as disregarded for Mexican or other jurisdictions’ income tax purposes, persons that individually or jointly own or are deemed as owning 10.0% or more of our stock by vote or value, or to control our company.  Moreover, this summary does not address the tax treatment applicable in Mexico for transactions with our ADSs that are not conducted on a recognized securities market, as defined in the Mexican Federal Fiscal Code.

Holders of ADSs are encouraged to consult their own tax advisors as to their entitlement to the benefits, if any, afforded by the Treaty (as defined in “Taxation— Material U.S. Federal Income Tax Considerations”).

Mexico has also entered into tax treaties for the avoidance of double taxation with other countries different from the U.S. that are in effect, and that may have an impact on the tax treatment of the purchase, ownership and disposition of ADSs.  Prospective purchasers of ADSs are encouraged to consult their own tax advisors as to the tax implications, if any, that any such double taxation treaties may have on them as it relates to the tax treatment of the purchase, ownership and disposition of ADSs.

The Mexican Income Tax Law provides that for an International Holder to be entitled to the benefits of a double taxation treaty to which Mexico is a party and that is in effect, it is necessary for such an International Holder to meet the requirements set forth in the Mexican Income Tax Law and the applicable double taxation treaty.

For purposes of this summary, an “International Holder” is a holder of the ADSs that is not (i) a resident of Mexico for tax purposes, under Mexican law or tax treaties to which Mexico is a party to and that are in effect, or (ii) a non-Mexican resident with a permanent establishment for tax purposes in Mexico to which income arising from the ADSs is attributable.

For purposes of Mexican taxation, an individual is a resident of Mexico for tax purposes if such individual has established his or her permanent residence in Mexico, unless such individual also has a permanent residence in a different jurisdiction, in which case such individual is only considered a resident of Mexico for tax purposes if such individual’s center of vital interests (centro de intereses vitales) is located in Mexico.  Mexican law considers an individual to have a center of vital interests in Mexico if (i) more than 50.0% of his or her income results from Mexican sources, or (ii) his or her principal center of professional activities is located in Mexico, among other circumstances.  A Mexican citizen will also be considered a resident of Mexico if such individual is a state employee, regardless of the location of such individual’s center of vital interests. Mexican residents who file a change of tax residence to a jurisdiction that does not have a comprehensive exchange of information agreement with Mexico, in which their income is subject to a preferred tax regime pursuant to the provisions of the Mexican Income Tax Law (Ley del Impuesto sobre la Renta), shall be considered Mexican residents for tax purposes during the year of filing of the notice of such residence change and during the following five years. Unless otherwise evidenced, a Mexican citizen is considered a Mexican resident for tax purposes.

A legal entity is a resident of Mexico if it maintains the principal administration of its business or the effective location of its management in Mexico. The principal administration of a business or the effective location of management is deemed to exist in Mexico, if the individual or individuals having the authority to decide or effect the decisions of control, management, operation or administration are located in Mexico.

A permanent establishment for tax purposes in Mexico shall be considered to be any place of business in which business activities are conducted by a non-Mexican resident, either in whole or in part, or independent personal services are provided by such non-Mexican resident.  In such case, the relevant non-Mexican resident shall be required to pay taxes in Mexico on income attributable to such permanent establishment for tax purposes in accordance with Mexican law.

You should consult your own tax advisors about the consequences of the acquisition, ownership and disposition of ADSs, including the relevance to your particular situation of the considerations discussed below and any consequences arising under foreign, state, municipal or other tax laws.  This description assumes that you are an International Holder of ADSs.  If you hold the ADSs indirectly, you must rely on the procedures of your broker or other financial institution acting as custodian (or subcustodian), to assert certain of the rights relating to taxes attributable to holders of ADSs that are described in this section.  You should consult with your broker or financial institution acting as custodian (or subcustodian), to understand the relevant procedures.

ADSs

In accordance with provisions of the current Mexican Administrative Tax Regulations, ADSs would be regarded as securities that represent our common shares, which common shares are registered with the RNV maintained by the CNBV and available for trading at the BMV; therefore, the common shares (including the common shares underlying the ADSs) should be treated as placed among the investing public for purposes of applicable Mexican tax laws and regulations (colocadas entre el gran público inversionista).

Joint and Several Liability

The Mexican government approved and published in the Federal Official Gazette (Diario Oficial de la Federación) tax legislation pursuant to which since January 1, 2022, Mexican resident companies may be jointly and severally liable for taxes arising from the sale or disposition by an International Holder, to another International Holder, of shares issued by such companies or securities representing property or assets issued by or of such Mexican companies (such as our ADSs), if the relevant Mexican resident company fails to provide information in respect of those sales or dispositions to the Mexican tax authorities and the International Holder seller of the shares or securities fails to comply with the obligation to pay the applicable Mexican tax.  Mexican Administrative Tax Regulations further specify, implementing the aforementioned tax legislation, that companies with securities registered with the RNV are deemed to be in compliance if reporting is made solely in respect of sales or other dispositions that are required to be reflected in their annual report to be filed with the CNBV and the Mexican licensed stock exchanges (because of the ownership percentage held).  Given the mechanisms and procedures inherent to stock exchanges, including the volume of trading under the NYSE, Mexican companies, including us, are likely to have a practical impossibility to identify and track sales or other dispositions (even those required to be reported), and provide information to the Mexican tax authorities in respect of ADSs held by investors.  Therefore, if an International Holder fails to pay Mexican taxes triggered on the sale or other disposition of the ADSs and we fail to provide the aforementioned information, the tax authorities may assess a joint and several liability on us, for all of the unpaid taxes arising from the sale or other disposition of the ADSs conducted by any such International Holder.  Further, under Mexican tax legislation, failure to file (or incomplete or incorrect filing) of the aforementioned notice to the Mexican tax authorities is an infringement subject to penalties, and may be deemed to be a cause for the temporary restriction of the digital seal certificate (certificado de sellos digitales) required for the issuance of Tax Receipts (Comprobantes Fiscales Digitales por Internet).

Dividends

Under the Mexican Income Tax Law, dividends paid by us from distributable earnings that have not been subject to Mexican corporate income tax are subject to a tax at the corporate level payable by us (and not by stockholders).  This corporate tax on the distribution of distributable earnings is not final for us, and may be credited by us against income tax payable during the fiscal year in which the tax was paid and for the following two fiscal years.  Dividends paid from distributable earnings, after corporate income tax has been paid with respect to such earnings, are not subject to this corporate tax (i.e., dividends distributed from the cumulative after tax earnings account, CUFIN per its acronym in Spanish).

Under the Mexican Income Tax Law, dividends paid to International Holders with respect to ADSs would be subject to Mexican withholding tax at the rate of 10.0%, the withholding tax would be computed on the peso denominated amount distributed as a dividend. The applicable income tax withholding would be made by the Mexican broker-dealer or other Mexican financial institution acting as custodian (or subcustodian) for our common shares in Mexico, if the dividend payment is made by us to the Mexican custodian (or subcustodian) for subsequent distribution to the holder of ADSs.  International Holders may be entitled to benefits under double taxation treaties entered into between Mexico and their country of tax residence that are in effect, subject to the compliance of requirements therein specified.

Disposition of the ADSs

Gains on the sale or other disposition of ADSs by an International Holder are exempt from income tax in Mexico, if (i) the transaction is conducted through a recognized stock exchange, such as the NYSE, (ii) as expected, our common shares underlying the ADSs remain registered with the RNV prior to the sale or disposition of the ADSs, and (iii) the International Holder is a resident, for tax purposes, of a country with which Mexico has entered into a treaty for the avoidance of double taxation that is in effect.

Other Mexican Taxes

There are currently no Mexican gift, stamp, registration or similar taxes applicable to the purchase, ownership or disposition of ADSs by an International Holder.  However, certain gratuitous transfers, including transfers by inheritance, of the ADSs may result in the imposition of a Mexican federal income tax upon the recipient in certain circumstances.

Underwriting

Barclays Capital Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC are acting as joint global coordinators of the international offering and as representatives of the underwriters. BofA Securities, Inc., BTG Pactual US Capital, LLC and Santander US Capital Markets LLC are acting as joint book-runners of the international offering. Subject to the terms and conditions set forth in an underwriting agreement among us and the underwriters, we have agreed to sell to the underwriters, and each of the underwriters has agreed, severally and not jointly, to purchase from us, the number of common shares represented by ADSs set forth opposite its name below.

Underwriter	Number of Common Shares
Barclays Capital Inc.	3,426,530
J.P. Morgan Securities LLC	3,426,530
Morgan Stanley & Co. LLC	3,426,530
BofA Securities, Inc.	503,900
BTG Pactual US Capital, LLC	604,680
Santander US Capital Markets LLC	604,680
Total	11,992,850

Subject to the terms and conditions set forth in the underwriting agreement, the underwriters have agreed, severally and not jointly, to purchase from us all of the common shares represented by ADSs under the underwriting agreement if any of these common shares represented by ADSs are purchased (other than those covered by the over-allotment option described below).  The ADSs acquired by investors from the underwriters are listed on the NYSE. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the nondefaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the common shares represented by ADSs, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the common shares and ADSs, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions.  The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

Sales of any common shares represented by ADSs within the United States will only be made through U.S. registered broker-dealers. Sales of any common shares represented by ADSs made outside of the United States may be made by affiliates of the underwriters.

With respect to the Mexican offering subject to the terms and conditions set forth in the Mexican underwriting agreement (contrato de colocación) to be dated on or around the date of this prospectus supplement, each Mexican underwriter named below has agreed, severally and not jointly, and on a firm commitment basis (toma en firme), to place in Mexico the number of common shares as set forth in the table below:

Mexican Underwriter	Number of Common Shares
Barclays Capital Casa de Bolsa, S.A. de C.V., Grupo Financiero Barclays México	16,587,081
J.P. Morgan Casa de Bolsa, S.A. de C.V., J.P. Morgan Grupo Financiero	16,587,081
Morgan Stanley México, Casa de Bolsa, S.A. de C.V.	16,587,081
Merrill Lynch México, S.A. de C.V., Casa de Bolsa	2,439,277
BTG Pactual Casa de Bolsa, S.A. de C.V.	2,927,132
Casa de Bolsa Santander, S.A. de C.V., Grupo Financiero Santander Mexico	2,927,132
Total	58,054,784

A prospectus in Spanish that contains substantially the same information as the information included herein and in the accompanying prospectus, but organized as required under Mexican law and practice, has been prepared and will be used in connection with the Mexican offering.

Over-allotment option

We have granted to the international underwriters an option, exercisable during a period of 30 days counted from the date of this prospectus supplement, to purchase up to 10,507,140 additional common shares represented by ADSs, at the public offering prices set forth on the cover of this prospectus supplement. Any common shares, represented by ADSs, sold under the options, will be sold on the same terms and conditions as the other common shares, including common shares represented by ADSs, that are the subject of the global offering. The international underwriters will receive separate commissions relating to the exercise of the over-allotment options, as agreed in the underwriting agreement. The international underwriters may exercise this option solely for the purpose of covering over-allotments, if any, made in connection with the global offering.

Commissions

The representatives have advised us that the underwriters propose initially to offer the common shares represented by ADSs to the public at the public offering price set forth on the cover page of this prospectus supplement and to dealers at that price subject to a concession or commission not in excess of U.S.$0.623117 per ADS. After the initial offering, the public offering price, fee or any other term of the offering may be changed.

The following table shows the public offering price, underwriting commissions and proceeds before expenses to us. These amounts are shown assuming both no exercise and full exercise of the over-allotment option by the international underwriters.

	Per ADS No Exercise	Per ADS Full Exercise
Public offering price	U.S.$ 34.62	U.S.$ 34.62
Underwriting commissions	U.S.$ 1.03	U.S.$ 1.03
Proceeds, before expenses, to us	U.S.$ 33.59	U.S.$ 33.59

The expenses of the offering, not including the underwriting commissions, are estimated at U.S.$1.47 million and are payable by us.

No Sales of Similar Securities

During a period of 90 days from the date of this prospectus supplement (the “restricted period”), we will not, without the prior written consent of Barclays Capital Inc., J.P. Morgan Securities LLC and Morgan Stanley & Co. LLC, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant for the sale of, lend or otherwise transfer or dispose of any shares of common shares or ADSs, or (ii) publicly disclose the intention to do any of the actions described in clause (i) above.

The restrictions on our actions, as described above, shall not apply to (A) the offered common shares and ADSs to be sold in the global offering, (B) any common shares issued by us upon the exercise of an option or warrant or the conversion of a security outstanding on the date hereof and described here, (C) any common shares issued or options to purchase common shares granted pursuant to our existing employee benefit plans referred to in this prospectus supplement, (D) any common shares issued pursuant to any non-employee director stock plan or dividend reinvestment plan referred to in this prospectus supplement, (E) the filing of any registration statement on Form S-8 relating to securities granted or to be granted pursuant to any plan in effect on the date of this global offering and described in this prospectus supplement or any assumed benefit plan pursuant to an acquisition or similar strategic transaction, or (F) the deposit of common shares with the Depositary for conversion into ADSs in connection with the contemplated issuance of options under our existing employee benefit plans or non-employee director stock plans or dividend reinvestment plans described in this prospectus supplement, provided that we shall cause the recipient of such ADSs not to sell, transfer, pledge or otherwise dispose of his or her interest in such ADSs during the restricted period.

New York Stock Exchange Listing

Our ADSs are listed on the New York Stock Exchange under the symbol “VTMX”.

The public offering price was determined through negotiations between us and the underwriters in the offering by reference to the closing price of the ADSs on the NYSE on the pricing date.  In addition to prevailing market conditions, the factors to be considered in determining the public offering price are:

•	the valuation multiples of publicly traded companies that the representatives believe to be comparable to us;

•	our financial information;

•	the history of, and the prospects for, our company and the industry in which we compete;

•	an assessment of our management, its past and present operations, and the prospects for, and timing of, our future revenues;

•	the present state of our development;

•	the general condition of the securities markets at the time of this offering;

•	the information set forth in this prospectus supplement and otherwise available to the representatives; and

•	the recent market prices of, and demand for, publicly traded common stock of generally comparable companies; and

•	other factors deemed relevant by the underwriters and us.

An active trading market for ADSs may not be maintained.  It is also possible that after the offering the ADSs will not trade in the public market at or above the public offering price.

Price Stabilization, Short Positions and Penalty Bids

Until the distribution of the common shares represented by ADSs is completed, SEC rules may limit underwriters and selling group members from bidding for and purchasing the common shares represented by ADSs.  However, the representatives may engage in transactions that stabilize the price of our common shares represented by ADSs, such as bids or purchases to peg, fix or maintain that price.

In connection with the international offering, the underwriters may purchase and sell our common shares represented by ADSs in the open market on the New York Stock Exchange.  These transactions may include short sales, purchases on the open market to cover positions created by short sales and stabilizing transactions. Short sales involve the sale by the underwriters of a greater number of common shares represented by ADSs than they are required to purchase in the offering. “Covered” short sales are sales made in an amount not greater than the underwriters’ option to purchase additional common shares represented by ADSs described above. The underwriters may close out any covered short position by either exercising their option to purchase additional common shares represented by ADSs or purchasing common shares represented by ADSs in the open market on the New York Stock Exchange. In determining the source of common shares represented by ADSs to close out the covered short position, the underwriters will consider, among other things, the price of common shares represented by ADSs available for purchase in the open market as compared to the price at which they may purchase common shares represented by ADSs through the option granted to them. “Naked” short sales are sales in excess of such option. The underwriters must close out any naked short position by purchasing common shares represented by ADSs in the open market on the New York Stock Exchange. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of our common shares represented by ADSs in the open market after pricing that could adversely affect investors who purchase in the offering. Stabilizing transactions consist of various bids for or purchases of common shares represented by ADSs by the underwriters in the open market on the New York Stock Exchange prior to the completion of the offering.

The underwriters may also impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting commissions received by it because the representatives have repurchased common shares represented by ADSs sold by or for the account of such underwriter in stabilizing or short covering transactions.

Similar to other purchase transactions, the underwriters’ purchases to cover the syndicate short sales may have the effect of raising or maintaining the market price of the common shares represented by ADSs or preventing or retarding a decline in the market price of the common shares represented by ADSs. As a result, the price of common shares represented by ADSs may be higher than the price that might otherwise exist in the open market. The underwriters may only engage in any of the foregoing transactions through the purchase and sale of ADSs on the New York Stock Exchange.

Neither we nor any of the underwriters make any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common shares or ADSs.  In addition, neither we nor any of the underwriters make any representation that the representatives will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Electronic Distribution

In connection with the offering, certain of the underwriters or securities dealers may distribute prospectuses by electronic means, such as e-mail. In addition, a prospectus supplement in electronic format may be made available on the web sites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of common shares or ADSs to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations.

Other Relationships

The underwriters and their affiliates are full service financial institutions engaged in various activities, which may include sales and trading, commercial and investment banking, advisory, investment management, investment research, principal investment, hedging, market making, brokerage and other financial and non-financial activities and services. Some of the underwriters and their affiliates have engaged in, and may in the future engage in, a variety of these services in the ordinary course of business with us or our affiliates.  They have received, or may in the future receive, customary fees and commissions for these transactions. In addition, from time to time, certain of the underwriters and their affiliates may effect transactions for their own account or the account of customers, and hold on behalf of themselves or their customers, long or short positions in our debt or equity securities or loans, and may do so in the future.

In addition, in the ordinary course of their business activities, the underwriters and their affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and financial instruments (including bank loans) for their own account and for the accounts of their customers.  Such investments and securities activities may involve securities and/or instruments of ours or our affiliates. The underwriters and their affiliates may also make investment recommendations and/or publish or express independent research views in respect of such securities or financial instruments and may hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Except for J.P. Morgan Securities LLC, the underwriters acted as underwriters in the Company’s initial public offering of common shares represented by ADSs in the United States in July 2023 and as underwriters in the Company’s public offering of common shares represented by ADSs in the United States in December 2023.

Settlement

The underwriters expect to deliver the ADS to purchasers on or about May 18, 2026. Under Rule 15c6-1 of the U.S. Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in one business day, unless the parties to such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the ADSs prior to the delivery of the ADSs may be required, by virtue of the fact that the ADSs initially will settle in two business days (T+2), to specify alternative settlement arrangements to prevent a failed settlement.

Notice to Prospective Investors in the European Economic Area

In relation to each Member State of the European Economic Area (each, a “Relevant State”), no common shares represented by ADSs have been offered or will be offered pursuant to the offering to the public in that Relevant State prior to the publication of a prospectus in relation to the common shares represented by ADSs which have been approved by the competent authority in that Relevant State or, where appropriate, approved in another Relevant State and notified to the competent authority in that Relevant State, all in accordance with the Prospectus Regulation, except that the common shares represented by ADSs may be offered to the public in that Relevant State at any time:

(a)	to any qualified investor as defined under Article 2 of the Prospectus Regulation;

(b)	to fewer than 150 natural or legal persons (other than "qualified investors" as defined under Article 2 of the Prospectus Regulation), subject to obtaining the prior consent of the representatives for any such offer; or

(c)	in any other circumstances falling within Article 1(4) of the Prospectus Regulation;

provided that no such offer of the common shares represented by ADSs shall require the Company or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Regulation, supplement a prospectus pursuant to Article 23 of the Prospectus Regulation or publish an Annex IX document pursuant to Article 1(4) of the Prospectus Regulation and each person who initially acquires any common shares represented by ADSs or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the underwriters and the Company that it is a qualified investor within the meaning of Article 2 of the Prospectus Regulation.

In the case of any common shares represented by ADSs being offered to a financial intermediary as that term is used in Article 5(1) of the Prospectus Regulation, each financial intermediary will also be deemed to have represented, warranted and agreed that the common shares represented by ADSs acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares represented by ADSs to the public, other than their offer or resale in a Relevant State to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements.

For the purposes of this provision, the expression “an offer to the public” in relation to the common shares represented by ADSs in any Relevant State means the communication in any form and by any means of sufficient information on the terms of the offer and any common shares represented by ADSs to be offered so as to enable an investor to decide to purchase or subscribe for any common shares represented by ADSs, and the expression “Prospectus Regulation” means Regulation (EU) 2017/1129.

Notice to Prospective Investors in the United Kingdom

No common shares represented by ADSs have been offered or will be offered pursuant to the offering to the public in the United Kingdom, except that the common shares represented by ADSs may be offered to the public in the United Kingdom at any time:

(a)	where (i) the offer is conditional on the admission of the common shares represented by ADSs to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(a) of Schedule 1 of the POATR); or (ii) the common shares represented by ADSs being offered are at the time of the offer already admitted to trading on the London Stock Exchange plc’s main market (in reliance on the exception in paragraph 6(b) of Schedule 1 of the POATR);

(b)	to any qualified investor as defined in paragraph 15 of Schedule 1 of the POATR

(c)	to fewer than 150 persons (other than qualified investors as defined in paragraph 15 of Schedule 1 of the POATR, subject to obtaining the prior consent of the representatives for any such offer; or

(d)	in any other circumstances falling within Part 1 of Schedule 1 of the POATR.

Each person who initially acquires any common shares represented by ADSs or to whom any offer is made will be deemed to have represented, warranted and agreed to and with each of the Underwriters and the Company that it is a qualified investor within the meaning of paragraph 15 of Schedule 1 of the POATR.

In the case of any common shares represented by ADSs being offered to a financial intermediary as that term is used in paragraph 4 of regulation 7 of the POATR, each financial intermediary will also be deemed to have represented, warranted and agreed that the common shares represented by ADSs acquired by it in the offering have not been acquired on a non-discretionary basis on behalf of, nor have they been acquired with a view to their offer or resale to, persons in circumstances which may give rise to an offer of any common shares represented by ADSs to the public, other than their offer or resale in the United Kingdom to qualified investors as so defined or in circumstances in which the prior consent of the representatives has been obtained to each such proposed offer or resale.

The Company, the underwriters and their affiliates will rely upon the truth and accuracy of the foregoing representations, warranties and agreements.

For the purposes of this provision, the expression “an offer to the public” in relation to the common shares represented by ADSs in the United Kingdom means the communication to any person which presents sufficient information on: (a) the common shares represented by ADSs to be offered; and (b) the terms on which they are to be offered, to enable an investor to decide to buy or subscribe for any common shares represented by ADSs and the expression “POATR” means the Public Offers and Admissions to Trading Regulations 2024.

In the United Kingdom, this prospectus and any other material in relation to the common shares represented by ADSs are  being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in paragraph 15 of Schedule 1 of the POATR) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended, the “Order”), or (ii) persons falling within Article 49(2)(a) to (d) (“high net worth companies, unincorporated associations etc.”) of the Order, or (iii) persons to whom an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended, “FSMA”)) in connection with the issue or sale of any securities may otherwise lawfully be communicated or caused to be communicated, all such persons together being referred to as “Relevant Persons”.  In the United Kingdom, the common shares represented by ADSs are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such common shares represented by ADSs will be engaged in only with, Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this offering memorandum or its contents. The common shares represented by ADSs are not being offered to the public in the United Kingdom.

Notice to Prospective Investors in Switzerland

This prospectus does not constitute an offer to the public or a solicitation to purchase or invest in any common shares represented by ADSs. No common shares represented by ADSs have been offered or will be offered to the public in Switzerland, except that offers of common shares represented by ADSs may be made to the public in Switzerland at any time under the following exemptions under the Swiss Financial Services Act ("FinSA"):

(a) to any person which is a professional client as defined under the FinSA;

(b) to fewer than 500 persons (other than professional clients as defined under the FinSA), subject to obtaining the prior consent of the underwriters for any such offer; or

(c) in any other circumstances falling within Article 36 FinSA in connection with Article 44 of the Swiss Financial Services Ordinance,

provided that no such offer of common shares represented by ADSs shall require the Company or any underwriter to publish a prospectus pursuant to Article 35 FinSA.

The common shares represented by ADSs have not been and will not be listed or admitted to trading on a trading venue in Switzerland.

Neither this document nor any other offering or marketing material relating to the common shares represented by ADSs constitutes a prospectus as such term is understood pursuant to the FinSA and neither this document nor any other offering or marketing material relating to the common shares represented by ADSs may be publicly distributed or otherwise made publicly available in Switzerland.

Notice to Prospective Investors in the Dubai International Financial Centre (“DIFC”)

This prospectus supplement relates to an Exempt Offer in accordance with the Offered Securities Rules of the Dubai Financial Services Authority (“DFSA”). This prospectus supplement is intended for distribution only to persons of a type specified in the Offered Securities Rules of the DFSA. It must not be delivered to, or relied on by, any other person. The DFSA has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The DFSA has not approved this prospectus supplement nor taken steps to verify the information set forth herein and has no responsibility for this prospectus supplement. The common shares represented by ADSs to which this prospectus supplement relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the common shares represented by ADSs offered should conduct their own due diligence on the common shares represented by ADSs. If you do not understand the contents of this prospectus supplement you should consult an authorized financial advisor. In relation to its use in the DIFC, this document is strictly private and confidential and is being distributed to a limited number of investors and must not be provided to any person other than the original recipient, and may not be reproduced or used for any other purpose. The interests in the securities may not be offered or sold directly or indirectly to the public in the DIFC.

Notice to Prospective Investors in Australia

This prospectus supplement:

•	does not constitute a disclosure document or a prospectus under Chapter 6D.2 of the Corporations Act 2001 (Cth) (the “Corporations Act”);

•	has not been, and will not be, lodged with the Australian Securities and Investments Commission (“ASIC”), as a disclosure document for the purposes of the Corporations Act and does not purport to include the information required of a disclosure document for the purposes of the Corporations Act; and

•	may only be provided in Australia to select investors who are able to demonstrate that they fall within one or more of the categories of investors, available under section 708 of the Corporations Act (“Exempt Investors”).

The common shares represented by ADSs may not be directly or indirectly offered for subscription or purchased or sold, and no invitations to subscribe for or buy the common shares represented by ADSs may be issued, and no draft or definitive offering memorandum, advertisement or other offering material relating to any common shares represented by ADSs may be distributed in Australia, except where disclosure to investors is not required under Chapter 6D of the Corporations Act or is otherwise in compliance with all applicable Australian laws and regulations. By submitting an application for the common shares represented by ADSs, you represent and warrant to us that you are an Exempt Investor.

As any offer of common shares represented by ADSs under this prospectus supplement will be made without disclosure in Australia under Chapter 6D.2 of the Corporations Act, the offer of those securities for resale in Australia within 12 months may, under section 707 of the Corporations Act, require disclosure to investors under Chapter 6D.2 if none of the exemptions in section 708 applies to that resale. By applying for the common shares represented by ADSs you undertake to us that you will not, for a period of 12 months from the date of issue and sale of the common shares represented by ADSs, offer, transfer, assign or otherwise alienate those common shares represented by ADSs to investors in Australia except in circumstances where disclosure to investors is not required under Chapter 6D.2 of the Corporations Act or where a compliant disclosure document is prepared and lodged with ASIC.

Notice to Prospective Investors in Hong Kong

The common shares represented by ADSs have not been offered or sold and will not be offered or sold in Hong Kong, by means of any document, other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571 of the Laws of Hong Kong) (the “SFO”) of Hong Kong and any rules made thereunder; or

(b) in other circumstances which do not result in the document being a “prospectus” as defined in the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap. 32) of Hong Kong) (the “CO”) or which do not constitute an offer to the public within the meaning of the CO. No advertisement, invitation or document relating to the common shares represented by ADSs has been or may be issued or has been or may be in the possession of any person for the purposes of issue, whether in Hong Kong or elsewhere, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to the common shares represented by ADSs which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the SFO and any rules made thereunder.

Notice to Prospective Investors in Japan

The common shares represented by ADSs have not been and will not be registered pursuant to Article 4, Paragraph 1 of the Financial Instruments and Exchange Act. Accordingly, none of the common shares represented by ADSs nor any interest therein may be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any “resident” of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to or for the benefit of a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Act and any other applicable laws, regulations and ministerial guidelines of Japan in effect at the relevant time.

Notice to Prospective Investors in Singapore

This prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the common shares represented by ADSs were not offered or sold or caused to be made the subject of an invitation for subscription or purchase and will not be offered or sold or caused to be made the subject of an invitation for subscription or purchase, and this prospectus supplement or any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the common shares represented by ADSs, has not been circulated or distributed, nor will it be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (i) to an institutional investor (as defined in Section 4A of the Securities and Futures Act (Chapter 289) of Singapore, as modified or amended from time to time (the “SFA”)) pursuant to Section 274 of the SFA, (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions specified in Section 275 of the SFA, or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the common shares represented by ADSs are subscribed or purchased under Section 275 of the SFA by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the SFA)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor,

securities or securities-based derivatives contracts (each term as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the common shares represented by ADSs pursuant to an offer made under Section 275 of the SFA except:

(a)	to an institutional investor or to a relevant person, or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the SFA;

(b)	where no consideration is or will be given for the transfer;

(c)	where the transfer is by operation of law; or

(d)	as specified in Section 276(7) of the SFA.

Notice to Prospective Investors in Canada

The common shares represented by ADSs may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the common shares represented by ADSs must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus supplement (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Notice to Prospective Investors in the Cayman Islands

This prospectus supplement does not constitute an offer or invitation to the public in the Cayman Islands for common shares represented by ADSs, whether by way of sale or subscription. The common shares represented by ADSs have not been offered or sold, and will not be offered or sold, directly or indirectly, in the Cayman Islands.

Notice to Prospective Investors in Peru

The common shares represented by ADSs and the information contained in this prospectus are not being publicly marketed or offered in Peru and will not be distributed or caused to be distributed to the general public in Peru. Peruvian securities laws and regulations on public offerings will not be applicable to the offering of the shares and therefore, the disclosure obligations set forth therein will not be applicable to the issuer or the sellers of the shares before or after their acquisition by prospective investors. The common shares represented by ADSs and the information contained in this prospectus have not been and will not be reviewed, confirmed, approved or in any way submitted to the Superintendencia del Mercado de Valores (Peruvian capital market regulator) (the “SMV”) nor have they been registered with the SMV’s Securities Market Public Registry (Registro Público del Mercado de Valores). Accordingly, the common shares represented by ADSs cannot be offered or sold within Peruvian territory except to the extent any such offering or sale qualifies as a private offering under Peruvian law and regulations and complies with the provisions on private offerings set forth therein.

Notice to Prospective Investors in Colombia

The common shares represented by ADSs may not be offered, sold or negotiated in Colombia, except under circumstances which do not constitute a public offering of securities under applicable Colombian securities laws and regulations. Furthermore, foreign financial entities must abide by the terms of Decree 2555 of 2010 to offer privately the shares to their Colombian clients.

Notice to Prospective Investors in Brazil

The offer and sale of the common shares represented by ADSs have not been and will not be registered with the Brazilian Securities Commission (Comissão de Valores Mobiliários, or “CVM”) and, therefore, will not be carried out by any means that would constitute a public offering in Brazil under CVM Resolution No. 160, dated 13 July 2022, as amended, or unauthorized distribution under Brazilian laws and regulations. The common shares represented by ADSs will be authorized for trading on organized non-Brazilian securities markets and may only be offered to Brazilian Professional Investors (as defined by applicable CVM regulation), who may only acquire the ADS through a non-Brazilian account, with settlement outside Brazil in non-Brazilian currency. The trading of these ADS on regulated securities markets in Brazil is prohibited.

Notice to Prospective Investors in Chile

THE COMMON SHARES REPRESENTED BY ADSs ARE PRIVATELY OFFERED IN CHILE PURSUANT TO THE PROVISIONS OF LAW 18,045, THE SECURITIES MARKET LAW OF CHILE, AND NORMA DE CARÁCTER GENERAL NO. 336 (“RULE 336”), DATED JUNE 27, 2012, ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (“SVS”), THE SECURITIES REGULATOR OF CHILE, TO RESIDENT QUALIFIED INVESTORS THAT ARE LISTED IN RULE 336 AND FURTHER DEFINED IN RULE 216 OF JUNE 12, 2008 ISSUED BY THE SVS.

PURSUANT TO RULE 336 THE FOLLOWING INFORMATION IS PROVIDED IN CHILE TO PROSPECTIVE RESIDENT INVESTORS IN THE OFFERED SECURITIES:

1.	THE INITIATION OF THE OFFER IN CHILE IS MAY 6, 2026.

2.	THE OFFER IS SUBJECT TO NCG 336 OF JUNE 27, 2012 ISSUED BY THE SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE (SUPERINTENDENCY OF SECURITIES AND INSURANCE OF CHILE).

3.	THE OFFER REFERS TO CLASS B SHARES THAT ARE NOT REGISTERED IN THE REGISTRO DE VALORES (SECURITIES REGISTRY) OR THE REGISTRO DE VALORES EXTRANJEROS (FOREIGN SECURITIES REGISTRY) OF THE SVS AND THEREFORE:

a.	THE COMMON SHARES REPRESENTED BY ADSs ARE NOT SUBJECT TO THE OVERSIGHT OF THE SVS; AND

b.	THE ISSUER THEREOF IS NOT SUBJECT TO REPORTING OBLIGATION WITH RESPECT TO ITSELF OR THE OFFERED SECURITIES.

4.	THE ADSS MAY NOT BE PUBLICLY OFFERED IN CHILE UNLESS AND UNTIL THEY ARE REGISTERED IN THE SECURITIES REGISTRY OF THE SVS.

INFORMACIÓN A LOS INVERSIONISTAS RESIDENTES EN CHILE

LAS ACCIONES ORDINARIA REPRESENTADAS POR ADSs SE OFRECEN PRIVADAMENTE EN CHILE DE CONFORMIDAD CON LAS DISPOSICIONES DE LA LEY N° 18.045 DE MERCADO DE VALORES, Y LA NORMA DE CARÁCTER GENERAL N° 336 DE 27 DE JUNIO DE 2012 (“NCG 336”) EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS DE CHILE, A LOS “INVERSIONISTAS CALIFICADOS” QUE ENUMERA LA NCG 336 Y QUE SE DEFINEN EN LA NORMA DE CARÁCTER GENERAL N° 216 DE 12 DE JUNIO DE 2008 EMITIDA POR LA MISMA SUPERINTENDENCIA.

EN CUMPLIMIENTO DE LA NCG 336, LA SIGUIENTE INFORMACIÓN SE PROPORCIONA A LOS POTENCIALES INVERSIONISTAS RESIDENTES EN CHILE:

1.	LA OFERTA DE ACCIONES ORDINARIA REPRESENTADAS POR ADSs EN CHILE COMIENZA EL DÍA 6 DE MAYO DE 2026.

2.	LA OFERTA SE ENCUENTRA ACOGIDA A LA NCG 336 DE FECHA 27 DE JUNIO DE 2012 EMITIDA POR LA SUPERINTENDENCIA DE VALORES Y SEGUROS.

3.	LA OFERTA VERSA SOBRE ACCIONES ORDINARIA REPRESENTADAS POR ADSs QUE NO SE ENCUENTRAN INSCRITOS EN EL REGISTRO DE VALORES NI EN EL REGISTRO DE VALORES EXTRANJEROS QUE LLEVA LA SUPERINTENDENCIA DE VALORES Y SEGUROS, POR LO QUE:

a)	LOS ACCIONES ORDINARIA REPRESENTADAS POR ADSs NO ESTÁN SUJETOS A LA FISCALIZACIÓN DE ESA SUPERINTENDENCIA; Y

b)	EL EMISOR DE LAS ACCIONES ORDINARIA REPRESENTADAS POR ADSs NO ESTÁ SUJETO A LA OBLIGACIÓN DE ENTREGAR INFORMACIÓN PÚBLICA SOBRE LOS ACCIONES DE CLASE B OFRECIDOS NI SU EMISOR.

4.	LAS ACCIONES ORDINARIA REPRESENTADAS POR ADSs PRIVADAMENTE OFRECIDAS NO PODRÁN SER OBJETO DE OFERTA PÚBLICA EN CHILE MIENTRAS NO SEAN INSCRITOS EN EL REGISTRO DE VALORES CORRESPONDIENTE.

Notice to Prospective Investors in Uruguay

The common shares represented by ADSs are not being publicly marketed or offered in Uruguay and will not be distributed or caused to be distributed to the general public in Uruguay. Uruguayan securities laws and regulations regarding public offerings will not be applicable to the offering of the common shares represented by ADSs. The common shares represented by ADSs and Corporación Inmobiliaria Vesta, S.A.B. de C.V. have not been and will not be registered or otherwise approved by the Financial Services Superintendence of the Central Bank of Uruguay nor have they been registered or otherwise approved under the Uruguayan Securities Law (Ley del Mercado de Valores). The common shares represented by ADSs cannot be offered or sold in Uruguayan territory except as a private offering under Uruguayan regulations and in compliance with Uruguayan regulations regarding private offerings.

Expenses of the Global Offering

The following table sets forth all expenses to be paid by us, other than underwriting commissions, upon completion of this global offering. All amounts shown are estimates except for the SEC registration fee.

Amount
Expenses	(U.S.$)
SEC registration fee	38,513
Fees relating to Mexican offering	3,319
Legal fees and expenses	1,188,885
Accounting fees and expenses	216,200
Miscellaneous expenses	25,406
Total	1,472,323

Legal Matters

Certain legal matters in connection with the offering will be passed upon by Ritch, Mueller y Nicolau, S.C., our Mexican counsel, and Davis Polk & Wardwell LLP, our U.S. counsel. Certain legal matters in connection with the offering are being passed upon for the underwriters by Simpson Thacher & Bartlett LLP, U.S. counsel to the underwriters, and certain Mexican legal matters in connection with the offering are being passed upon for the underwriters by Galicia Abogados, S.C., Mexican counsel to the underwriters.

Experts

The financial statements and the related financial statement schedule of Corporación Inmobiliaria Vesta, S.A.B. de C.V. as of December 31, 2025, 2024 and 2023, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this prospectus to Corporación Inmobiliaria Vesta, S.A.B. de C.V.’s annual report on Form 20-F for the year ended December 31, 2025, and the effectiveness of Corporación Inmobiliaria Vesta, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2025, have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C. (affiliate of a Member of Deloitte Touche Tohmatsu Limited), an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and financial statements schedule and an adverse opinion on the effectiveness of Corporación Inmobiliaria Vesta, S.A.B. de C.V.’s internal control over financial reporting. Such financial statements and the related financial statement schedule are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing

Where You Can Find More Information

Vesta has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus supplement and the accompanying prospectus, which are part of the registration statement, do not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus supplement and the accompanying prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

Information that we file with or furnish to the SEC after the date of this prospectus supplement, and that is incorporated by reference herein, will automatically update and supersede the information in this prospectus supplement. You should review the SEC filings and reports that we incorporate by reference to determine if any of the statements in this prospectus supplement, the accompanying prospectus or in any documents previously incorporated by reference have been modified or superseded.

Documents incorporated by reference in this prospectus supplement are available without charge. Each person to whom this prospectus supplement and the accompanying prospectus are delivered may obtain documents incorporated by reference herein by contacting us at our principal executive office, which is located at Paseo de los Tamarindos No. 90, Torre II, Piso 28, Col. Bosques de las Lomas, Alcaldía Cuajimalpa de Morelos, C.P. 05120 Mexico City, United Mexican States. Our telephone number at our principal executive offices is +52 (55) 5950-0070.

We also file materials with the SEC electronically. The SEC maintains an Internet site that contains materials that we file electronically with the SEC. The address of the SEC’s website is http://www.sec.gov.

PROSPECTUS

Corporación Inmobiliaria Vesta, S.A.B. de C.V.

(Incorporated in the United Mexican States)

Common shares (including common shares represented by American Depositary Shares)

We may, at any time and from time to time, in one or more offerings, offer and sell our common shares, including common shares represented by American Depositary Shares, or ADSs. Each ADS represents 10 common shares.

The securities may be offered and sold in the same offering or in separate offerings; to or through underwriters, dealers, and agents; or directly to purchasers. The names of any underwriters, dealers, or agents involved in the sale of the securities, their compensation and any options to purchase additional securities granted to them will be described in the applicable prospectus supplement. For a more complete description of the plan of distribution of the securities, see the section entitled “Plan of Distribution” beginning on page 31 of this prospectus.

This prospectus describes some of the general terms that may apply to the securities. We will provide specific terms of any offering in a supplement to this prospectus. Any prospectus supplement may also add, update, or change information contained in this prospectus. To the extent the applicable prospectus supplement is inconsistent with this prospectus, information in this prospectus is superseded by the information in the applicable prospectus supplement. You should carefully read this prospectus and the applicable prospectus supplement as well as the documents incorporated or deemed to be incorporated by reference in this prospectus and the applicable prospectus supplement before you purchase any of the securities.

Our common shares are listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.), or the “BMV,” under the symbol “VESTA.” Our ADSs are listed on the New York Stock Exchange, or the “NYSE”, under the symbol “VTMX”.

Investments in the securities involve risks. See “Risk Factors” on page 7 of this prospectus. You should carefully consider the risks and uncertainties discussed under the heading “Risk Factors” included in the applicable prospectus supplement or under similar headings in other documents which are incorporated by reference in this prospectus and the applicable prospectus supplement before you invest in our securities.

Neither the Securities and Exchange Commission, or the SEC, the Mexican National Banking and Securities Commission (Comisión Nacional Bancaria y de Valores), or the “CNBV,” nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Registration of the common shares underlying the ADSs described herein with the Mexican National Securities Registry (Registro Nacional de Valores) or the “RNV,” does not imply any certification as to the investment quality of the securities offered, our solvency, liquidity, credit quality or the accuracy or completeness of the information contained herein, and does not ratify or validate any actions or omissions, if any, undertaken in contravention of applicable law.  The information set forth herein or in any other related materials, is the sole responsibility of Corporación Inmobiliaria Vesta, S.A.B. de C.V. and has not been reviewed or authorized by the CNBV.

The date of this prospectus is May 6, 2026.

We have not authorized anyone to provide you with any information or to make any representations other than as contained or incorporated by reference in this prospectus and in any accompanying prospectus supplement. We neither take any responsibility for nor can provide any assurance about the reliability of, any information that others may give you.

This prospectus is not an offer to sell and it is not a solicitation of an offer to buy securities in any jurisdiction in which the offer, sale or exchange is not permitted. The distribution of this prospectus and the offer or sale of the securities offered hereby in certain jurisdictions is restricted by law. This prospectus may not be used for, or in connection with, and does not constitute, any offer to, or solicitation by, anyone in any jurisdiction or under any circumstance in which such offer or solicitation is not authorized or is unlawful. Recipients must not distribute this prospectus into jurisdictions where such distribution would be unlawful.

You should not assume that the information contained in or incorporated by reference in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front cover of the applicable document. Our business, financial condition, results of operations, future growth prospects and other information in this prospectus may have changed since that date.

In this prospectus, we use the terms “Vesta” and “Company” to refer to Corporación Inmobiliaria Vesta, S.A.B. de C.V. Unless otherwise indicated or the context otherwise requires, the terms “we,” “our,” “ours,” “us” or similar terms refer to Vesta and its subsidiaries.

We own or have rights to trademarks, service marks and trade names that we use in connection with the operation of our business, including our corporate name, logos and website names. Solely for convenience, some of the trademarks, service marks and trade names referred to in this prospectus are listed without the ® and ™ symbols, but we will assert, to the fullest extent under applicable law, our rights to our trademarks, service marks and trade names. Other trademarks, service marks and trade names appearing in this prospectus are the property of their respective owners.

References in the prospectus to “U.S. dollars,” “dollars,” “US$” or “$” refer to U.S. dollars, the official currency of the United States.

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About This Prospectus

This prospectus is part of an automatic shelf registration statement that we filed with the SEC, as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using an automatic shelf registration statement, we may, at any time and from time to time, offer and sell the securities described in this prospectus in one or more offerings. We may also add, update or change information contained in this prospectus by means of a prospectus supplement or by incorporating by reference information that we file or furnish to the SEC. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement do not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits and the documents incorporated by reference in the registration statement. Statements contained in this prospectus or an applicable prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of these matters.

You should carefully read this document and the applicable prospectus supplement and any documents incorporated by reference thereto. You should also read the documents we have referred you to under “Where You Can Find More Information” below for information on the Company, the risks we face and our financial statements. The registration statement and exhibits can be read at the SEC’s website or at the SEC as described under “Where You Can Find More Information.”

We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not making an offer to sell the securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus, in the applicable prospectus supplement, or any documents incorporated by reference is accurate only as of the date on the front cover of the applicable document. Our business, financial condition, results of operations and prospects may have changed since then.

Where You Can Find More Information

Vesta has filed with the SEC a registration statement (including amendments and exhibits to the registration statement) on Form F-3 under the Securities Act. This prospectus, which is part of the registration statement, does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information, we refer you to the registration statement and the exhibits and schedules filed as part of the registration statement. If a document has been filed as an exhibit to the registration statement, we refer you to the copy of the document that has been filed. Each statement in this prospectus relating to a document filed as an exhibit is qualified in all respects by the filed exhibit. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

We are subject to the informational requirements of the Exchange Act that are applicable to foreign private issuers. Accordingly, we are required to file reports and other information with the SEC, including annual reports on Form 20-F and reports on Form 6-K. You may inspect and copy the reports and other information to be filed with the SEC at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington D.C. 20549. In addition, the SEC maintains an Internet website at http://www.sec.gov, from which you can electronically access the registration statement and its materials. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

As a foreign private issuer, we are exempt under the Securities Exchange Act of 1934, as amended, or the Exchange Act, from, among other things, the rules prescribing the furnishing and content of proxy statements and our executive officers, directors and principal shareholders are exempt from short swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act.

You may request a copy of our SEC filings, at no cost, by contacting us at our principal executive office, which is located at Paseo de los Tamarindos No. 90, Torre II, Piso 28, Col. Bosques de las Lomas, Alcaldía Cuajimalpa de Morelos, C.P. 05120 Mexico City, United Mexican States. Our telephone number at our principal executive offices is +52 (55) 5950-0070. Investors should contact us for any inquiries through the address and telephone number of our principal executive office.

Incorporation of Documents by Reference

The SEC allows us to “incorporate by reference” the information we file with it into this prospectus. This means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus, except for any information superseded by information that is included directly in this document or incorporated by reference subsequent to the date of this document. You should read the information incorporated by reference because it is an important part of this prospectus.

We incorporate by reference into this prospectus our annual report on Form 20-F for the fiscal year ended December 31, 2025, filed with the SEC on March 17, 2026, and any amendments thereto, if any (the “2025 Form 20-F”).

In addition, we incorporate by reference into this prospectus the following current reports on Form 6-K:

•	Exhibit 99.2 of our report on Form 6-K which was furnished to the SEC on April 23, 2026 (Film No. 26888462);

•	Exhibit 99.1 of our report on Form 6-K which was furnished to the SEC on April 24, 2026 (Film No. 26895861) and

•	Exhibit 99.1 of our report on Form 6-K with respect to our management’s discussion and analysis of financial condition and results of operations for the three-month periods ended March 31, 2026 and 2025, which was furnished to the SEC on May 6, 2026.

All subsequent reports that we file on Form 20-F under the Exchange Act after the date of this prospectus and prior to the termination of the offering of the common shares (including common shares represented by ADSs) offered by this prospectus shall also be deemed to be incorporated by reference into this prospectus and to be a part hereof from the date of filing such documents. We may also incorporate by reference any Form 6-K that we submit to the SEC after the date of this prospectus and prior to the termination of this offering by identifying in such Form 6-K that it is being incorporated by reference into this prospectus. Unless expressly incorporated by reference, nothing in this prospectus shall be deemed to incorporate by reference information furnished to, but not filed with, the SEC.

Any statement contained in any document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus or any prospectus supplement or incorporated by reference at a subsequent date modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of the documents that are incorporated by reference are available at the website maintained by the SEC at http://www.sec.gov. The information contained on, or accessible through, such website is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement other than as set forth herein. In addition, we will provide at no cost to each person, including any beneficial owner, to whom this prospectus has been delivered, upon the written or oral request of any such person to us, a copy of any or all of the documents referred to above that have been or may be incorporated into this prospectus by reference, including exhibits to such documents. Requests for such copies should be directed to: Corporación Inmobiliaria Vesta, S.A.B. de C.V., Paseo de los Tamarindos No. 90, Torre II, Piso 28, Col. Bosques de las Lomas, Alcaldía Cuajimalpa de Morelos, C.P. 05120 Mexico City, United Mexican States, Tel: +52 (55) 5950-0070, Attention: Investor Relations.

Cautionary Statement Regarding Forward-Looking Statements

This prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents contain estimates and forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. In addition, from time to time we or our representatives have made or may make forward-looking statements orally or in writing. Furthermore, such forward-looking statements may be included in various filings that we make with the SEC or press releases or oral statements made by or with the approval of one of our authorized executive officers. These forward-looking statements are subject to certain known and unknown risks and uncertainties, as well as assumptions that could cause actual results to differ materially from those reflected in these forward-looking statements. Examples of such forward-looking statements include, but are not limited to: (i) statements regarding our results of operations and financial position; (ii) statements of plans, objectives or goals, including those related to our operations and to our pipeline of potential developments and acquisitions; and (iii) statements of assumptions underlying such statements. Words such as “aim,” “anticipate,” “believe,” “could,” “estimate,” “expect,” “forecast,” “guidance,” “intend,” “may,” “plan,” “potential,” “predict,” “seek,” “should,” “will” and similar expressions are intended to identify forward-looking statements but are not the exclusive means of identifying such statements.

By their very nature, forward-looking statements involve inherent risks and uncertainties, both general and specific, and risks exist that the predictions, forecasts, projections and other forward-looking statements will not be achieved. We caution investors that a number of important factors could cause actual results to differ materially from the plans, objectives, expectations, estimates and intentions expressed or implied in such forward-looking statements, including the following factors:

•	our business and strategy of investing in industrial facilities, which may subject us to risks of the sector in which we operate but uncommon to other companies that invest primarily in a broader range of real estate assets;

•	our ability to collect rent from our customers;

•	our ability to maintain or increase our rental rates and occupancy rates;

•	the devaluation or appreciation of the currency of Mexico, where we operate, against the United States dollar;

•	the performance and financial condition of our tenants;

•	our expectations regarding income, expenses, sales, operations and profitability;

•	our ability to obtain returns from our projects similar or comparable to those obtained in the past;

•	our ability to successfully expand into new markets in Mexico;

•	our ability to successfully engage in property development;

•	our ability to lease or sell any of our properties;

•	our ability to successfully acquire land or properties to be able to execute on our accelerated growth strategy;

•	the competition within our industry and markets in which we operate;

•	economic trends in the industries or the markets in which our customers operate and the performance and financial condition of our customers;

•	any impact of pandemics, epidemics or outbreaks of infectious diseases on the Mexican economy and on our business, results of operations, financial condition, cash flows and prospects, as well as our ability to implement any necessary measures in response to such impact;

•	higher interest rates, increased leasing costs, increased construction costs, distressed supply chains for construction materials, increased maintenance costs, all of which could increase our costs and limit our ability to acquire or develop additional real estate assets;

•	the terms of laws and government regulations that affect us, and interpretations of those laws and regulations, including changes in tax laws and regulations and changes in environmental, real estate and zoning laws, and potential limits to annual increases of rent;

•	supply of utilities, principally electricity and water, and general availability of public services, to support operations in our properties and industrial parks;

•	economic, political and social developments in Mexico, including political instability, currency devaluation or appreciation, inflation, unemployment and changes to the judiciary;

•	the performance of the Mexican economy and the global economy;

•	the competitiveness of Mexico as an exporter of manufactured and other products to the United States and other key markets, including as a result of the imposition of tariffs;

•	limitations on our access to sources of financing on competitive terms;

•	changes in capital markets that might affect the investment policies or attitude in Mexico or regarding securities issued by Mexican companies;

•	obstacles to commerce, including tariffs or import taxes and changes to the existing commercial policies, and change or withdrawal from free trade agreements, including the USMCA, which is scheduled to undergo a formal review starting in July 2026, of which Mexico is a member that might negatively affect our current or potential clients or Mexico in general;

•	increase of trade flows and the formation of trade corridors connecting certain geographic areas of Mexico and the U.S., which results in a vigorous economic activity within those areas in Mexico and a source of demand for industrial buildings;

•	our ability to execute our corporate strategies;

•	the growth of e-commerce markets;

•	a negative change in our public image;

•	epidemics, catastrophes, insecurity and other events that might affect the regional or national consumption;

•	the loss of key executives or personnel;

•	restrictions on foreign currency convertibility and remittance outside Mexico;

•	changes in exchange rates, market interest rates or the rate of inflation;

•	possible disruptions to commercial activities due to natural and human-induced disasters that could affect our properties in Mexico, including criminal activity relating to drug trafficking, terrorist activities, and armed conflicts;

•	our ability to maintain adequate insurance for our properties;

•	deterioration of labor relations with third-party contractors, changes in labor costs and labor difficulties, including different interpretations or difficulties arising from the subcontracting reforms in Mexico comprising changes to labor and social laws or the interpretation thereof;

•	the prices of our common shares or ADSs may be volatile or may decline regardless of our operational performance;

•	the increased costs and disruptions to our business arising from our transformation into a public company in the United States; and

•	other risk factors discussed under “Risk Factors” included in documents we file from time to time with the SEC that are incorporated by reference herein, including in our most recent annual report on Form 20-F.

Should one or more of these factors or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those described herein as anticipated, believed, estimated, expected, forecast or intended.

In light of these risks, uncertainties and assumptions, the forward-looking statements described in this prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents may not occur. These forward-looking statements speak only as of the date on the front cover of the applicable document and we undertake no obligation to update or revise any forward-looking statement, whether as a result of new information or future events or developments. Additional factors affecting our business emerge from time to time and it is not possible for us to predict all of these factors, nor can we assess the impact of all such factors on our business or the extent to which any factor, or the combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement. Although we believe the plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, we cannot assure you that those plans, intentions or expectations will be achieved. In addition, you should not interpret statements regarding past trends or activities as assurances that those trends or activities will continue in the future. All written, oral and electronic forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by this cautionary statement. For these reasons, we caution you to avoid relying on the forward-looking statements described in this prospectus, the registration statement of which it forms a part, each prospectus supplement and the documents incorporated by reference into these documents.

Risk Factors

Any investment in our common shares or ADSs involves a high degree of risk. Before purchasing any securities, you should carefully consider and evaluate all of the information included and incorporated by reference in this prospectus or any applicable prospectus supplement, including the risk factors incorporated by reference from our most recent annual report on Form 20-F, as updated by other reports and documents we file with the SEC after the date of this prospectus that are incorporated by reference herein or in the applicable prospectus supplement. See “Incorporation of Documents by Reference” and “Where You Can Find More Information.” Additional risk factors that you should carefully consider may be included in a prospectus supplement or other offering materials relating to an offering of our common shares or ADSs.

We encourage you to read these risk factors in their entirety. In addition to these risks, other risks and uncertainties not presently known to us or that we currently deem immaterial may also adversely affect our business operations and financial condition. Such risks could cause actual results to differ materially from anticipated results. This could cause the trading price of the securities to decline, perhaps significantly, and investors may lose part or all of their investment. You should not purchase the securities described in this prospectus unless you understand and know you can bear all of the investment risks involved.

In general, investing in the securities of issuers in emerging market countries, such as Mexico, involves risks that are different from the risks associated with investing in the securities of U.S. companies.

Vesta Real Estate Corporation

We are a fully integrated, internally managed real estate company that owns, manages, develops and leases industrial properties across Mexico. We have significant development experience and capabilities, focused on a single real estate segment comprised of industrial parks and industrial buildings in Mexico. With an experienced management team, we strive to achieve excellence in the development of industrial real estate, to generate efficient and sustainable investments. We offer our world-class clients strategic locations across sixteen Mexican states located in the most developed industrial areas, with a growing portfolio of our developments built according to eco-efficient standards. As of March 31, 2026, our portfolio was comprised of 231 buildings with a total GLA of 43.0 million square feet (4.0 million square meters), and a stabilized occupancy rate of 96.5%, and our development portfolio was comprised of 6 buildings under development with a total GLA of 1.6 million square feet (0.1 million square meters). Our GLA has grown 77.2x since we began operations in 1998, representing a compound annual growth rate, or “CAGR”, of 10.3% since our initial public offering in 2012 in Mexico. Our facilities are located in strategic areas for light-manufacturing and logistics in the Northwest, Northeast, Bajío-North, Bajío-South and Central regions of Mexico. The quality and geographic location of our properties are key to optimizing our clients’ operations, and constitute a crucial link in the regional supply chain.

Since our inception in 1998, we have grown from a private to a public company and evolved from a high-growth industrial real estate developer into an industrial real estate asset manager with strong development capabilities, with a high-quality portfolio and an extensive development pipeline. As we continue to evolve, we seek to become a world-class fully integrated industrial real estate company, striving to adhere to the highest standards available worldwide.

We are incorporated as a variable capital publicly traded stock corporation (sociedad anónima bursátil de capital variable), and our corporate existence is indefinite. The address of our registered office and principal place of business is Paseo de los Tamarindos No. 90, Torre II, Piso 28, Col. Bosques de las Lomas, Alcaldía Cuajimalpa de Morelos, C.P. 05120, Mexico City, United Mexican States. The telephone number at this address is +52 5950-0070. Our website is www.vesta.com.mx. In addition, the SEC maintains a website that contains information which Vesta has filed electronically with the SEC, including its annual reports, periodic reports and other filings, which can be accessed at http://www.sec.gov. The information contained on, or accessible through, such websites is not incorporated by reference into this prospectus and should not be considered a part of this prospectus or any prospectus supplement.

Use of Proceeds

We intend to use the proceeds from the sale of the common shares or ADSs offered by us as set forth in the applicable prospectus supplement.

Description of Share Capital

Overview

Our legal and commercial name is Corporación Inmobiliaria Vesta, S.A.B. de C.V. We are incorporated as a variable capital publicly-traded stock corporation (sociedad anónima bursátil de capital variable), and our corporate existence is indefinite.

We were organized and commenced operations in 1998 as a Mexican limited liability variable capital company (sociedad de responsabilidad limitada de capital variable). In 2001, we acquired and merged into QVC III, a limited liability variable capital company (sociedad de responsabilidad limitada de capital variable) organized in 1996. After the merger, our controlling shareholders controlled QVC III, as the surviving company, and we changed our name to Corporación Inmobiliaria Vesta, S. de R.L. de C.V. On April 29, 2011, we agreed to merge with CIV Real Estate S. de R.L. de C.V., a limited liability variable capital company (sociedad de responsabilidad limitada de capital variable), and the merger became effective on May 11, 2011. On May 31, 2011, our shareholders approved our transformation into a variable capital stock corporation (sociedad anónima de capital variable), which became effective on July 4, 2011. At our ordinary and extraordinary shareholders’ meeting held on September 23, 2011, which was continued on October 26, 2011, our shareholders approved our adoption of the legal regime applicable to a variable capital publicly-traded stock public corporation (sociedad anónima bursátil de capital variable), the amendment of our bylaws to comply with the Mexican Securities Market Law (Ley del Mercado de Valores) and to add provisions customary for other Mexican public companies, and the change of our name to Corporación Inmobiliaria Vesta, S.A.B. de C.V. At our ordinary and extraordinary shareholders’ meeting held on July 16, 2021, our bylaws were amended to comply with certain requirements of Mexican law, at our extraordinary shareholders’ meeting held on March 30, 2023, our bylaws were further amended to specifically provide for the issuance and placement of ADSs by the Company, and at our extraordinary shareholders’ meeting held on March 21, 2024, our bylaws were further amended to incorporate the most recent changes to the Mexican General Corporations Law (Ley General de Sociedades Mercantiles) and the Securities Market Law, in regards to the use of electronic means to hold shareholders’ board and committee’s meetings and in connection with the faculties of the board of directors in connection with further capital issuances.

Our common shares are listed on the Mexican Stock Exchange (Bolsa Mexicana de Valores, S.A.B. de C.V.), or the “BMV,” under the symbol “VESTA.” Our ADSs are listed on the New York Stock Exchange, or the “NYSE”, under the symbol “VTMX”.

Corporate Purpose

Pursuant to Article 2 of our bylaws, our corporate purpose is to engage, among others, in the following activities:

•	Promote, incorporate, organize, exploit, acquire and participate in, as well as to dispose of, the capital stock or estate of all kind of companies, joint-ventures, trusts, associations or enterprises, of any nature, having or not legal personality, both Mexican and foreign, as well to participate in their management, dissolution or liquidation.

•	Acquire or dispose, and carry out any actions, with respect to any legal rights under any legal title, with respect to shares, interests, partnership interests, equity interest, bonds, obligations, credit instruments, certificates (of any kind), equity interests and any kind of interests, irrespective of their denomination and being subject to the laws of any jurisdiction, of any kind of companies, joint-ventures, trusts, associations or enterprises, of any nature, having or not legal personality, both Mexican and foreign, whether at their incorporation or by subsequent purchase, as well as sell, dispose of and negotiate such shares, interests, partnership interests, equity interests or other interests, including any other securities.

•	Acquire or dispose of any other actions related to real estate properties of any nature, as well as the lease of all kinds of real estate properties in any market, or to acquire or dispose of the rights to receive any income from leasing those real estate properties.

•	Buy, sell, use, dispose, mortgage, use as collateral in any manner, exchange, lease, sublease, possess, transmit, give or receive possession, and in general, exploit any kind of land, office, buildings, storages or industrial facilities, and any kind of movable and/or real estate properties, and/or any rights or interests related to movable and/or real estate properties, whether those movable or real estate properties are owned by us or by other parties, and independently of their location.

Description of Capital Stock

We are a variable capital publicly-traded stock corporation organized under Mexican law and, in accordance with Mexican law, our capital stock is divided into a fixed portion and a variable portion, both of which are represented by common shares of a single class of capital stock, with no par value.

On July 5, 2023, we completed our initial public offering in the United States of 14,375,000 American depositary shares (“ADSs”), representing 143,750,000 of our common shares (including 18,750,000 common shares pursuant to the full exercise of the underwriters’ option to purchase additional shares). The initial public offering generated net proceeds to us of approximately US$423 million after the underwriting commissions and estimated offering expenses payable by us. We used the net proceeds from the offering to fund our growth strategy, including the acquisition of land or properties and related infrastructure investment and the development of industrial buildings.

On December 13, 2023, we completed a follow-on offering in the United States of 4,250,000 ADSs, representing 42,500,000 of our common shares. The follow-on offering generated net proceeds to us of approximately US$143.1 million after the underwriting commissions and estimated offering expenses payable by us. We used the net proceeds from the offering to fund our growth strategy, including the acquisition of land or properties and related infrastructure investment and the development of industrial buildings.

As of March 31, 2026, our paid-in capital (excluding retained earnings, share-based payments reserve and foreign currency translation) amounted to US$1,476,144,986 million and was divided into 856,997,299 common shares, of which 5,000 common shares represented the fixed portion of our capital stock and 856,992,299 common shares represented the variable portion of our capital stock, out of which 6,908,143 common shares were being held in trust in connection with our Long-Term Incentive Plan. As of March 31, 2026, we held 27,489,137 treasury shares, which are not counted as part of any of the common shares referenced in the prior sentence.

Changes to our Capital Stock

The fixed portion of our capital stock may be increased or decreased by a resolution adopted at a general extraordinary shareholders’ meeting and only if our bylaws are concurrently amended to reflect the new fixed portion of our capital stock. The variable portion of our capital stock may be increased or decreased by a resolution adopted at a general ordinary shareholders’ meeting, without any such increase or decrease requiring an amendment to our bylaws. Increases or decreases in the fixed or variable portion of our capital stock must be recorded in our registry of capital variations. New common shares cannot be issued unless all of the then-issued and outstanding common shares have been paid in full and the then existing treasury shares have either been cancelled or reissued. Ownership of newly issued common shares, issued in connection with any capital stock increase, is reflected as set forth below under “Registration and Transfer.”

Registration and Transfer

All of our common shares are deposited with S.D. Indeval Institución para el Depósito de Valores, S.A. de C.V. (“Indeval”) in the form of global securities. Accounts may be maintained at Indeval by Mexican and non-Mexican brokers, banks and other financial institutions and entities authorized to be participants at Indeval. We will only recognize as our shareholders persons holding common shares through a participant at Indeval, as evidenced by the deposit certificates issued by Indeval and the relevant supplementary certificates issued by Indeval participants that act as custodians for shareholders. Although we are required to maintain a stock registry that reflects our shareholders that hold stock certificates in physical form, Indeval in effect maintains such stock registry as all of our shares are deposited at Indeval.

Description of Bylaws

Shareholders’ Meetings and Voting Rights

General shareholders’ meetings may be ordinary or extraordinary. In addition, holders of common shares of a given class may hold special meetings to consider matters affecting that particular class. However, because we have a single class, our shareholders will not be able to hold special meetings.

General extraordinary shareholders’ meetings are called to consider:

•	the extension of our duration;

•	our voluntary dissolution;

•	any increase or decrease in the fixed portion of our capital stock;

•	any change in our corporate purpose;

•	a change of our nationality;

•	our transformation into another type of corporate entity;

•	our merger with any other corporate entity;

•	any issuance of common shares with any special privileges or preferences;

•	any redemption of common shares;

•	any amendments to our bylaws;

•	any other matter requiring approval at such a meeting in accordance with Mexican law or our bylaws;

•	the cancellation of the registration of our common shares at the RNV or at any stock exchange; or

•	any issuance of treasury shares for future sale in connection with a public offering.

General ordinary shareholders’ meetings are called to consider any matter which is not reserved for approval at an extraordinary meeting. We must hold a general ordinary shareholders’ meeting at least once a year, within four months from the end of each fiscal year, to consider the approval of our financial statements for the previous year and the annual reports submitted by our Chief Executive Officer (and our Board of Directors) and each of the Audit and Corporate Practices Committees, to elect our directors and appoint the chairpersons of our Audit and Corporate Practices Committees, to determine whether directors may be considered independent, to determine the allocation of our net profits for the previous year (including, as the case may be, the payment of dividends) and to determine the maximum amount that may be used to repurchase our own common shares (including common shares underlying ADSs). A general ordinary shareholders’ meeting must also be called to consider the approval of any transaction (or series of related transactions which by reason of their nature may be deemed to constitute a single transaction) representing 20.0% or more of our consolidated assets in any fiscal year, based on our interim financial statements as of the end of the most recent quarter.

The quorum for a general ordinary shareholders’ meeting is 51.0% of our outstanding common shares and action may be taken by the affirmative vote of a majority of the common shares present. If there is no quorum, a second or subsequent meeting may be called. The quorum for any such meeting is also 51.0% of our outstanding common shares and action may be taken by the affirmative vote of a majority of the common shares present.

The quorum for a general extraordinary shareholders’ meeting is 75.0% of our outstanding common shares. If there is no quorum, a second meeting may be called. The quorum for any such meeting is 51.0% of our outstanding common shares. Action at an extraordinary shareholders’ meeting, whether held upon first or subsequent call, may be taken by the affirmative vote of more than half of our outstanding common shares, except that any action on the amendment of the transfer restrictions set forth in our bylaws must be approved by the affirmative vote of no less than 80.0% of our outstanding common shares, and any action on the cancellation of the registration of our common shares at the RNV or at any stock exchange, must be approved by the affirmative vote of no less than 95.0% of our outstanding common shares.

Shareholders’ rights may only be modified by amending our bylaws. A resolution of the extraordinary shareholders’ meeting is required to amend our bylaws.

Holders of our common shares do not have different voting rights. In addition, holders of our common shares have no cumulative voting rights. Under the Mexican Securities Market Law and our bylaws, any holder of at least 10.0% of our outstanding common shares is entitled to appoint one member of our Board of Directors.

Under Mexican law and our bylaws, shareholders’ meetings may be called (i) by our Board of Directors, (ii) by the Chairman of the Board of Directors, (iii) by our corporate secretary, (iv) at the request of any holder of 10.0% or more of our outstanding common shares, which request must be addressed to the Chairman of the Board of Directors or the Chairman of our Audit or Corporate Practices Committee, (v) a Mexican court of competent jurisdiction if our Board of Directors or Audit Committee or Corporate Practices Committee does not call a meeting following a valid request from a holder of 10.0% or more of our outstanding common shares, (vi) by the Chairman of our Audit Committee or Corporate Practices Committee and (vii) by the Board of Directors or the Chairman of our Audit or Corporate Practices Committee at the request of any shareholder, if no ordinary meeting has been held for two consecutive years or if the ordinary meetings held during such period did not consider the matters requiring approval on an annual basis in accordance with applicable Mexican law.

Notices of shareholders’ meetings are published in the Federal Official Gazette or in one of the largest newspapers by circulation therein (and on a website maintained by the Mexican Ministry of Economy), at least 15 days prior to the relevant meeting; calls must also be published at any Mexican stock exchange on which our common shares are traded (currently the BMV). Notices will include the place, date and time for the meeting, as well as the agenda. Information about each of the items on the agenda for a meeting are required to be made available to our shareholders, at our corporate headquarters, beginning on the date of publication of notice of the meeting. To attend a shareholders’ meeting, shareholders must present evidence of the deposit of their common shares with a financial institution, Indeval or another authorized securities depository, together with a certificate of deposit issued by the applicable financial institution, a participant at Indeval or another securities depository and obtain a pass to attend the meeting.

Except as otherwise indicated herein, there are no limitations on the rights to own securities of the Company, including the rights of non-resident or foreign shareholders to hold or exercise voting rights on the securities imposed by Mexican law or by our bylaws.

Preemptive Rights

Under Mexican law and our bylaws, if we issue new common shares in connection with a capital increase, our shareholders will have a preemptive right to purchase such common shares, except in certain circumstances described below. Generally, if we issue additional common shares, our shareholders will be entitled to purchase a sufficient number of common shares to maintain their existing ownership percentages. Shareholders must exercise their preemptive rights within the period of time specified at the shareholders’ meeting at which the issuance of additional common shares was approved, which may not be less than 15 days counted from the publication of the relevant notice in the Federal Official Gazette of Mexico or in one of the largest newspapers by circulation in Mexico. Under Mexican law, preemptive rights cannot be waived in advance, nor may such rights be represented by a security or negotiated or distributed, independently from the underlying shares.

Preemptive rights will not be available to our shareholders in the event of (i) issuance of new common shares, securities or instruments representing such shares, in connection with a merger, (ii) placement of common shares, securities or instruments representing such shares, which, were previously repurchased by us through the BMV and were being held as treasury shares as reported in our balance sheet, (iii) issuance of new common shares, securities or instruments representing such shares, for sale among public investors in connection with a public offering, through a stock exchange, in accordance with the Mexican Securities Market Law and other applicable provisions, authorized by our shareholders or by resolution of the board of directors, as long as such shares are registered in the Mexican National Securities Registry, including placements through public offerings of common stock certificates, linked units, ADSs or ADRs, (iv) issuance of new common shares, securities or instruments representing such shares, in connection with the conversion of convertible securities, and (v) shares permitted to be placed by our Board of Directors without preemptive rights being applicable due to a delegation by the general shareholders’ meeting.

Restrictions on Certain Transfers

Our bylaws provide that (i) any acquisition of common shares (or any instrument representing common shares, including ADSs) that would result in the beneficial ownership of 9.5% of our capital stock or any multiple thereof by a person or group of persons, directly or indirectly, (ii) any agreement providing for the establishment or adoption of a joint vote mechanism, or an arrangement to vote as a group or in concert, or which would result in the beneficial ownership, of 20.0% or more of our capital stock or in a change of control of our Company (as measured by votes that may be cast, pursuant to an agreement between shareholders or directly, or as a result of direct or indirect ownership), or (iii) any direct or indirect acquisition of common shares (or any instrument representing common shares, including ADSs) by a competitor that would result in such competitor holding 9.5% or more of our capital stock, must be previously approved in writing by our Board of Directors. Our Board of Directors must approve or disapprove the transaction within 90 days from the receipt of notice thereof, provided it has received all the information that is necessary to make a determination. If our Board of Directors does not issue a resolution within such 90 day period, the transaction will be deemed to have been rejected. The information required to make any such determination includes the number of common shares intended to be acquired or the subject matter of the arrangement, the identity and nationality of the persons and group of persons involved (including the ultimate beneficiaries) and whether or not they are competitors, the purpose of the acquisition or transactions, the source of the necessary funds, and a copy of the report or public document necessary in connection with the transaction.

If the acquisition or joint arrangement is approved by 75.0% of the members of our Board of Directors that are not affected by any conflict of interests, and results in the beneficial ownership of 20.0% or more of our common shares by a shareholder or group of shareholders, or in a change of control of our Company, the buyer or member of the joint arrangement will be required to conduct a public tender offer to purchase 100.0% of our outstanding common shares for a price equal to the greater of (x) the book value per share pursuant to our most recent quarterly financial statements as approved by our Board of Directors and filed with the CNBV and the BMV, (y) the highest published closing price for our common shares on the BMV during the 365-day period preceding the date of the request for approval of the transaction by the Board of Directors or the date of such approval, and (z) the highest purchase price per share ever paid by the person intending to acquire the common shares or enter into the joint arrangement, directly or indirectly, individually or together with others, plus, in each case, a premium equal to 20.0% of the purchase price per share, which premium may be increased or reduced by our Board of Directors taking into consideration the opinion of an investment bank of recognized standing. The public tender offer is required to be completed within the 90 days following the authorization of the Board of Directors.

In the event of any such acquisition of common shares or the execution of any such voting agreement without the requisite approval, our Board of Directors may take, among others, the following actions: (i) reverse the transaction and require mutual restitution by its parties where practicable, or (ii) demand that the common shares be sold to a pre-approved third party at such minimum reference price as our Board of Directors may determine. In addition, pursuant to our bylaws the relevant buyer or group of buyers will forfeit its voting rights in respect of the relevant common shares at any shareholders’ meeting.

Change of Control

Pursuant to the Mexican Securities Market Law, in addition to obtaining the prior approval of our Board of Directors, any person or group of persons intending to acquire, directly or indirectly, in a single transaction or a series of related transactions, the control of our Company (through common shares or any instrument representing our common shares), will be required to conduct a tender offer for 100.0% minus one of our outstanding common shares at a purchase price equal to the greater of (i) the average trading price per share for the 30 trading days preceding the offer, or (ii) the book value per share most recently reported. For these purposes, “control” is defined by the Mexican Securities Market Law as (i) the ability to impose decisions, directly or indirectly, at a shareholders’ meeting, (ii) the right to vote 50.0% or more of our common shares, or (iii) the ability to determine, directly or indirectly, the course of our management’s strategy or policies.

Our Board of Directors is required to opine with respect to the purchase price in the tender offer, taking into consideration the opinion of our Corporate Practices Committee and, if necessary, the opinion of an independent expert. Our directors and Chief Executive Officer must disclose to the public whether they intend to tender their common shares in connection with the tender offer.

Dividends

Pursuant to Mexican law and our bylaws, prior to any distribution of dividends we must allocate at least 5.0% of our net profits to a legal reserve fund, until the amount of such fund equals 20.0% of our paid-in capital. Our shareholders may allocate additional amounts to other reserve funds, including a fund for the repurchase of our own common shares. The remainder of our net profits, if any, is available for distribution as dividends. However, we may not distribute dividends until after any losses from previous years have been fully paid or offset.

On March 23, 2021, our general ordinary and extraordinary shareholders’ meeting approved a dividend policy applicable for the years 2021 to 2026. This dividend policy consists of the distribution of up to 75% of our distributable profit each year. For purposes of this dividend policy, “distributable profit” means the profit (loss) before taxes each year, adjusted by non-cash items and certain budgeted capital expenses or investments for such purpose, that is, the profit (loss) before income taxes, adjusted by the addition or subtraction, as the case may be, of depreciation, exchange gain (loss) - net, gain (loss) on revaluation of investment property, other non-cash gains (losses), repayment of loans, income taxes paid, and the budgeted expenses for properties for the following year. All the dividends declared under this policy will be declared in U.S. dollars but will be paid using the exchange to pesos published by the Mexican Central Bank the day prior to the date on which the dividend is paid.

Non-resident holders of our common shares receive their dividends from their custodians and, if applicable, sub-custodians, without having to take any specific action, as specified in the applicable custody or similar agreements; if dividends distributions from us were received by custodians or subcustodians, non-resident holders would be entitled to cause their respective custodians or subcustodians to transfer amounts to distribute the applicable amounts. This mechanism relies on Mexican law and practice, pursuant to which dividends are paid by us to Indeval, for further distribution to each custodian or sub-custodian, as applicable. Because of the existence of this mechanism, we do not need to appoint a paying or similar agent in Mexico, for payments of dividends under our common shares to be made to non-resident holders. The procedures for holders of our ADSs to receive dividends are described in “Description of the American Depositary Shares-Dividends and Other Distributions.

Share Repurchases

Pursuant to the Mexican Securities Market Law and our bylaws, we may repurchase our own common shares (i) in connection with a reduction of our capital or (ii) using our retained earnings. In the event of a reduction of our capital, the repurchase would affect all of our shareholders on a pro rata basis. Generally, we are permitted to repurchase our own common shares through the BMV, at their then prevailing market price. Our share repurchase fund, which is approved on a yearly basis, is aimed at (i) enabling us to pay dividends to our shareholders in future years, subject to the approval of any such payment of dividends at a general shareholders’ meeting, and (ii) increasing the market liquidity of our common shares.

For so long as we hold in treasury any repurchased common shares, we will not be permitted to exercise the economic and voting rights pertaining to them and such common shares will not be deemed outstanding for purposes of the determination of the quorum and vote requirements at any shareholders’ meeting. We do not require approval from our Board of Directors to repurchase any of our own common shares. However, the maximum amount that may be allocated to repurchase our common shares must be approved by our shareholders at a general ordinary shareholders’ meeting (on an annual basis), may not exceed retained earnings, and our Board of Directors must appoint one or more individuals authorized to carry out the repurchase. Share repurchases must be carried out and reported and disclosed in accordance with the Mexican Securities Market Law. If we intend to repurchase common shares representing 1.0% of our outstanding capital stock during a single trading session, we will be required to disclose to the public such intention at least 10 minutes ahead of any bid for such common shares. If we intend to repurchase common shares representing 3.0% or more of our outstanding capital stock over a rolling period of twenty trading days, we will be required to conduct a public tender offer for such common shares.

Dissolution or Liquidation

The Company may be dissolved upon occurrence of any of the events described in Article 229 of the Mexican Corporations Law, any other provision replacing it from time to time and other applicable law, namely: (i) the expiration of its term; (ii) if the Company’s purpose may no longer be satisfied; (iii) by resolution of the extraordinary shareholders’ meeting; (iv) if the Company loses 2/3 of its paid in capital; or (v) as a result of the resolution of an administrative or judicial authority. Once the Company has been dissolved under any of the circumstances described above, it shall be placed in liquidation, which would be administered by one or more liquidators, who in such case shall act together as determined by resolution at a general shareholders’ meeting. The liquidator or liquidators will proceed with the liquidation and the pro rata distribution of the proceeds of the remaining assets of the Company, if any, to shareholders.

Certain Minority Protections

As required by the Mexican Securities Market Law, our bylaws afford various protections to our minority shareholders. These minority protections include provisions that permit:

•	holders of 5.0% or more of our outstanding common shares to bring civil liability action against one or more of our directors (for the benefit of the Company and not for the plaintiff, as a derivative suit), for any damages or losses suffered by our Company as a result of a breach of the directors’ duty of loyalty or duty of care. The statute of limitations for this type of action expires in five years;

•	holders of at least 10.0% of our outstanding share capital to:

(a)  request that a shareholders’ meeting be called,

(b)  request the deferral of any decision on a matter with respect to which they have not been sufficiently informed, and

(c)  appoint one member of our Board of Directors and an alternate; and

•	holders of 20.0% of our outstanding voting common shares to challenge any action taken at a shareholders’ meeting and seek an court injunction to prevent its execution, provided that (i) the action was taken in violation of Mexican law or our bylaws, (ii) the plaintiff did not attend the meeting or voted against the action, and (iii) the complaint is filed within 15 days from the adjournment of the meeting at which the action was taken and the plaintiff has posted guaranty in respect of any damage we may suffer as a result of the suspension of the execution of the action if the court ultimately rules against the plaintiff. These provisions have seldom been invoked in Mexico and, accordingly, there can be no certainty as to the manner in which the relevant court would address the complaint.

Other Provisions

Duration

Our corporate existence under our bylaws is indefinite.

Conflicts of Interests

Under Mexican law, any shareholder who votes on a transaction in which his interests are in conflict with ours may be liable for damages, but only if the transaction would not have been approved without such shareholder’s vote.

Any director whose interests in a given transaction are in conflict with ours, must disclose such conflict and refrain from any deliberation or vote in connection therewith. Any director who incurs in a breach of this duty of care may be liable for any damages or loss of profits suffered by our Company as a result.

Exclusive Jurisdiction

With respect to our shareholders, our bylaws provide for the exclusive jurisdiction of the federal courts located in Mexico City, Mexico for the following civil actions:

•	any action between us and our shareholders; and

•	any action between two or more shareholders or groups of shareholders regarding any matters relating to us.

This exclusive jurisdiction provision may limit a shareholder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us or any of our directors, officers, other employees or shareholders, which may result in increased costs to bring a claim in the federal courts located in Mexico City, Mexico, and discourage lawsuits with respect to such claims. Notwithstanding the foregoing, our shareholders will not be deemed to have waived our compliance with U.S. federal securities laws and the rules and regulations thereunder applicable to foreign private issuers. If a court were to find the exclusive jurisdiction provision contained in our bylaws to be inapplicable or unenforceable in an action, we may incur additional costs associated with resolving such action in other jurisdictions, which could harm our business, financial condition, results of operations and prospects. The exclusive jurisdiction provision would not prevent derivative shareholder actions based on claims arising under U.S. federal securities laws from being raised in a U.S. court and would not prevent a U.S. court from asserting jurisdiction over such claims. However, there is uncertainty whether a U.S. court would enforce the exclusive jurisdiction provision for actions for breach of fiduciary duty and other claims.

The aforementioned exclusive jurisdiction provision contained in our bylaws is not applicable to holders of ADSs in their capacity as ADSs holders. With respect to holders of ADSs, under the deposit agreement, any legal suit, action or proceeding against or involving us or the depositary, arising out of or relating in any way to the deposit agreement or the transactions contemplated thereby or by virtue of owning the ADSs may only be instituted in the United States District Court for the Southern District of New York (or in the state courts in New York County in New York if either (i) the United States District Court for the Southern District of New York lacks subject matter jurisdiction over a particular dispute or (ii) the designation of the United States District Court for the Southern District of New York as the exclusive forum for any particular dispute is, or becomes, invalid, illegal or unenforceable), and you, as a holder of the ADSs, will have irrevocably waived any objection which you may have to the laying of venue of any such proceeding, and irrevocably submitted to the exclusive jurisdiction of such courts in any such action or proceeding. It is possible that a court could find this type of forum selection provision to be inapplicable, unenforceable, or inconsistent with other documents that are relevant to the filing of such lawsuits.

Cancellation of Registration at the RNV

Pursuant to the Mexican Securities Market Law and our bylaws, if the registration of our common shares at the RNV is cancelled by us or by the CNBV, we will be required to conduct a public tender offer to purchase all of the outstanding common shares being held by our non-controlling shareholders prior to such cancellation. Our controlling shareholders would be jointly liable with us for the satisfaction of this obligation. A “controlling shareholder” is a person who holds a majority of our voting common shares, has the ability to determine the outcome of the decisions at a shareholders’ or board meeting or has the ability to appoint a majority of the members of our Board of Directors. The purchase price must be equal to all shareholders and must be the greater of (i) the last book value per share reported in a quarterly report to the CNBV and the BMV, and (ii) the average volume-weighted price per share during the last thirty trading days at the BMV. If the cancellation of the registration is ordered by the CNBV, the tender offer must be commenced within 180 days from the cancellation order. If we wish to cancel the registration, such cancellation must be approved by the holders of 95.0% of our outstanding common shares. If the registration of our common shares is cancelled, there will be no market for our common shares or the ADSs. In such event, holders of common shares will receive cash for their common shares at the aforementioned purchase price, and with respect to holders of ADSs, the depositary will receive cash in respect of shares underlying the canceled ADSs, for further distribution to holders of ADSs.

Our Board of Directors will be required to issue an opinion with respect to the fairness of the purchase price, taking into consideration the interests of the minority, and the opinion of our Corporate Practices Committee. The opinion of our Board of Directors may be accompanied by a fairness opinion from an independent expert.

Description of American Depositary Shares and Deposit Agreement

American Depositary Shares

Citibank, N.A. (“Citibank”) agreed to act as the depositary bank for the American Depositary Shares. Citibank’s depositary offices are located at 388 Greenwich Street, New York, New York 10013. American Depositary Shares are frequently referred to as “ADSs” and represent ownership interests in securities that are on deposit with the depositary bank. ADSs may be represented by certificates that are commonly known as “American Depositary Receipts” or “ADRs.” The depositary bank typically appoints a custodian to safekeep the securities on deposit. In this case, the custodian is Banco Citi México, S.A., Institución de Banca Múltiple, Grupo Financiero Citi México, a bank organized under the laws of the United Mexican States, located at Prolongación Paseo de la Reforma 1196, Colonia Santa Fe, Cuajimalpa de Morelos, C.P. 05348, Mexico City, Mexico.

We appointed Citibank as depositary bank pursuant to a deposit agreement. A copy of the deposit agreement is on file with the SEC under cover of a Registration Statement on Form F-6. You may obtain a copy of the deposit agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-272542 when retrieving such copy. We are providing you with a summary description of the material terms of the ADSs and of the material rights of an owner of ADSs. Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of an owner of ADSs will be determined by reference to the terms of the deposit agreement and not by this summary. We urge you to review the deposit agreement in its entirety. The portions of this summary description that are italicized describe matters that may be relevant to the ownership of ADSs but that may not be contained in the deposit agreement. Each ADS represents the right to receive, and to exercise the beneficial ownership interests in, 10 common shares that are on deposit with the depositary bank and/or custodian. An ADS also represents the right to receive, and to exercise the beneficial interests in, any other property received by the depositary bank or the custodian on behalf of the owner of the ADSs but that has not been distributed to the owners of ADSs because of legal restrictions or practical considerations. We and the depositary bank may agree to change the ADS-to-Share ratio by amending the deposit agreement. This amendment may give rise to, or change, the depositary fees payable by ADSs owners. The custodian, the depositary bank and their respective nominees will hold all deposited property for the benefit of the holders and beneficial owners of ADSs. The deposited property does not constitute the proprietary assets of the depositary bank, the custodian or their nominees.  Beneficial ownership in the deposited property will under the terms of the deposit agreement be vested in the beneficial owners of the ADSs. The depositary bank, the custodian and their respective nominees will be the record holders of the deposited property represented by the ADSs for the benefit of the holders and beneficial owners of the corresponding ADSs.  A beneficial owner of ADSs may or may not be the holder of ADSs. Beneficial owners of ADSs will be able to receive, and to exercise beneficial ownership interests in, the deposited property only through the registered holders of the ADSs, the registered holders of the ADSs (on behalf of the applicable ADSs owners) only through the depositary bank, and the depositary bank (on behalf of the owners of the corresponding ADSs) directly, or indirectly, through the custodian or their respective nominees, in each case upon the terms of the deposit agreement. Owners of ADSs, become a party to the deposit agreement and therefore are be bound to its terms and to the terms of any ADR that represents their ADSs. The deposit agreement and the ADR specify our rights and obligations as well as the rights and obligations of an owner of ADSs and those of the depositary bank. ADSs holders appoint the depositary bank to act on their behalf in certain circumstances. The deposit agreement and the ADRs are governed by New York law. However, our obligations to the holders of common shares will continue to be governed by the laws of the United Mexican States, which may be different from the laws in the United States.

In addition, applicable laws and regulations may require ADSs owners to satisfy reporting requirements and obtain regulatory approvals in certain circumstances. ADSs owners are solely responsible for complying with such reporting requirements and obtaining such approvals. Neither the depositary bank, the custodian, us or any of their or our respective agents or affiliates shall be required to take any actions whatsoever on ADS owners’ behalf to satisfy such reporting requirements or obtain such regulatory approvals under applicable laws and regulations.

We will not treat ADSs owners as one of our shareholders and ADSs owners will not have direct shareholder rights. The depositary bank will hold on ADSs owners’ behalf the shareholder rights attached to the common shares underlying their ADSs. ADSs owners will be able to exercise the shareholders rights for the common shares represented by their ADSs through the depositary bank only to the extent contemplated in the deposit agreement. To exercise any shareholder rights not contemplated in the deposit agreement ADSs owners will need to arrange for the cancellation of their ADSs and become a direct shareholder.

The manner in which ADSs owners own the ADSs (e.g., in a brokerage account vs. as registered holder, or as holder of certificated vs. uncertificated ADSs) may affect their rights and obligations, and the manner in which, and extent to which, the depositary bank’s services are made available to them. ADSs owners may hold their ADSs either by means of an ADR registered in their name, through a brokerage or safekeeping account, or through an account established by the depositary bank in their name reflecting the registration of uncertificated ADSs directly on the books of the depositary bank (commonly referred to as the “direct registration system” or “DRS”). The direct registration system reflects the uncertificated (book-entry) registration of ownership of ADSs by the depositary bank. Under the direct registration system, ownership of ADSs is evidenced by periodic statements issued by the depositary bank to the holders of the ADSs. The direct registration system includes automated transfers between the depositary bank and The Depository Trust Company (“DTC”), the central book-entry clearing and settlement system for equity securities in the United States. If ADSs owners decide to hold their ADSs through their brokerage or safekeeping account, they must rely on the procedures of their broker or bank to assert their rights as ADS owners. Banks and brokers typically hold securities such as the ADSs through clearing and settlement systems such as DTC. The procedures of such clearing and settlement systems may limit their ability to exercise their rights as an owner of ADSs. ADSs owners shall consult with their broker or bank if they have any questions concerning these limitations and procedures. All ADSs held through DTC will be registered in the name of a nominee of DTC. This summary description assumes the owner of ADSs has opted to own the ADSs directly by means of an ADS registered in its name and, as such, we will refer to such owner as the “holder.” When we refer to “you,” we assume the reader owns ADSs and will own ADSs at the relevant time.

The registration of the common shares in the name of the depositary bank or the custodian shall, to the maximum extent permitted by applicable law, vest in the depositary bank or the custodian the record ownership in the applicable common shares with the beneficial ownership rights and interests in such common shares being at all times vested with the beneficial owners of the ADSs representing the common shares. The depositary bank or the custodian shall at all times be entitled to exercise the beneficial ownership rights in all deposited property, in each case only on behalf of the holders and beneficial owners of the ADSs representing the deposited property.

Dividends and Other Distributions

As a holder of ADSs, you generally have the right to receive the distributions we make on the securities deposited with the custodian. Your receipt of these distributions may be limited, however, by practical considerations and legal limitations. Holders of ADSs will receive such distributions under the terms of the deposit agreement in proportion to the number of ADSs held as of the specified record date, after deduction of the applicable fees, taxes and expenses.

Distributions of Cash

Whenever we make a cash distribution for the securities on deposit with the custodian, we will deposit the funds with the custodian. Upon receipt of confirmation of the deposit of the requisite funds, the depositary bank will arrange for the funds received in a currency other than U.S. dollars to be converted into U.S. dollars and for the distribution of the U.S. dollars to the holders, subject to the laws and regulations of the United Mexican States.

The conversion into U.S. dollars will take place only if practicable and if the U.S. dollars are transferable to the United States. The depositary bank will apply the same method for distributing the proceeds of the sale of any property (such as undistributed rights) held by the custodian in respect of securities on deposit.

The distribution of cash will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. The depositary bank will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable holders and beneficial owners of ADSs until the distribution can be effected or the funds that the depositary bank holds must be escheated as unclaimed property in accordance with the laws of the relevant states of the United States.

Distributions of Shares

Whenever we make a free distribution of common shares for the securities on deposit with the custodian, we will deposit the applicable number of common shares with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will either distribute to holders new ADSs representing the common shares deposited or modify the ADS-to-common share ratio, in which case each ADS you hold will represent rights and interests in the additional common shares so deposited. Only whole new ADSs will be distributed. Fractional entitlements will be sold and the proceeds of such sale will be distributed as in the case of a cash distribution.

The distribution of new ADSs or the modification of the ADS-to-common share ratio upon a distribution of common shares will be made net of the fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes or governmental charges, the depositary bank may sell all or a portion of the new common shares so distributed.

No such distribution of new ADSs will be made if it would violate a law (e.g., the U.S. securities laws) or if it is not operationally practicable. If the depositary bank does not distribute new ADSs as described above, it may sell the common shares received upon the terms described in the deposit agreement and will distribute the proceeds of the sale as in the case of a distribution of cash.

Distributions of Rights

Whenever we intend to distribute rights to subscribe for additional common shares, we will give prior notice to the depositary bank and we will assist the depositary bank in determining whether it is lawful and reasonably practicable to distribute rights to subscribe for additional ADSs to holders. Pre-emptive rights related to the subscription for additional common shares, including form, negotiability and distribution, are governed under Mexican law and are described under “Description of Capital Stock and Bylaws--Description of Bylaws--Preemptive Rights.”

The depositary bank will establish procedures to distribute rights to subscribe for additional ADSs to holders and to enable such holders to exercise such rights if it is lawful and reasonably practicable to make the rights available to holders of ADSs, and if we provide all of the documentation contemplated in the deposit agreement (such as opinions to address the lawfulness of the transaction). You may have to pay fees, expenses, taxes and other governmental charges to subscribe for the new ADSs upon the exercise of your rights. The depositary bank is not obligated to establish procedures to facilitate the distribution and exercise by holders of rights to subscribe for new common shares other than in the form of ADSs.

The depositary bank will not distribute the rights to you if:

•	We do not timely request that the rights be distributed to you or we request that the rights not be distributed to you; or

•	We fail to deliver satisfactory documents to the depositary bank; or

•	It is not reasonably practicable to distribute the rights.

The depositary bank will sell the rights that are not exercised or not distributed if such sale is lawful and reasonably practicable. The proceeds of such sale will be distributed to holders as in the case of a cash distribution. If the depositary bank is unable to sell the rights, it will allow the rights to lapse.

Elective Distributions

Whenever we intend to distribute a dividend payable at the election of shareholders either in cash or in additional shares, we will give prior notice thereof to the depositary bank and will indicate whether we wish the elective distribution to be made available to you. In such case, we will assist the depositary bank in determining whether such distribution is lawful and reasonably practicable.

The depositary bank will make the election available to you only if it is reasonably practicable and if we have provided all of the documentation contemplated in the deposit agreement. In such case, the depositary bank will establish procedures to enable you to elect to receive either cash or additional ADSs, in each case as described in the deposit agreement.

If the election is not made available to you, you will receive either cash or additional ADSs, depending on what a shareholder in the United Mexican States would receive upon failing to make an election, as more fully described in the deposit agreement.

Other Distributions

Whenever we intend to distribute property other than cash, common shares or rights to subscribe for additional common shares, we will notify the depositary bank in advance and will indicate whether we wish such distribution to be made to you. If so, we will assist the depositary bank in determining whether such distribution to holders is lawful and reasonably practicable.

If it is reasonably practicable to distribute such property to you and if we provide to the depositary bank all of the documentation contemplated in the deposit agreement, the depositary bank will distribute the property to the holders in a manner it deems practicable.

The distribution will be made net of fees, expenses, taxes and governmental charges payable by holders under the terms of the deposit agreement. In order to pay such taxes and governmental charges, the depositary bank may sell all or a portion of the property received.

The depositary bank will not distribute the property to you and will sell the property if:

•	We do not request that the property be distributed to you or if we request that the property not be distributed to you; or

•	We do not deliver satisfactory documents to the depositary bank; or

•	The depositary bank determines that all or a portion of the distribution to you is not reasonably practicable.

The proceeds of such a sale will be distributed to holders as in the case of a cash distribution.

Redemption

Whenever we decide to redeem any of the securities on deposit with the custodian, we will notify the depositary bank in advance. If it is practicable and if we provide all of the documentation contemplated in the deposit agreement, the depositary bank will provide notice of the redemption to the holders.

The custodian will be instructed to surrender the shares being redeemed against payment of the applicable redemption price. The depositary bank will convert into U.S. dollars upon the terms of the deposit agreement the redemption funds received in a currency other than U.S. dollars and will establish procedures to enable holders to receive the net proceeds from the redemption upon surrender of their ADSs to the depositary bank. You may have to pay fees, expenses, taxes and other governmental charges upon the redemption of your ADSs. If less than all ADSs are being redeemed, the ADSs to be retired will be selected by lot or on a pro rata basis, as the depositary bank may determine.

Changes Affecting Common Shares

The common shares held on deposit for your ADSs may change from time to time. For example, there may be a change in nominal or par value, split-up, cancellation, consolidation or any other reclassification of such common shares or a recapitalization, reorganization, merger, consolidation or sale of assets of the Company.

If any such change were to occur, your ADSs would, to the extent permitted by law and the deposit agreement, represent the right to receive the property received or exchanged in respect of the common shares held on deposit. The depositary bank may in such circumstances deliver new ADSs to you, amend the deposit agreement, the ADRs and the applicable Registration Statement(s) on Form F-6, call for the exchange of your existing ADSs for new ADSs and take any other actions that are appropriate to reflect as to the ADSs the change affecting the Shares. If the depositary bank may not lawfully distribute such property to you, the depositary bank may sell such property and distribute the net proceeds to you as in the case of a cash distribution.

Issuance of ADSs upon Deposit of Common Shares

Upon completion of an offering, the common shares being offered pursuant to the relevant prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue

ADSs to the underwriters named in the relevant prospectus. After the completion of the offering, the common shares that are being offered for sale pursuant to the relevant prospectus will be deposited by us with the custodian. Upon receipt of confirmation of such deposit, the depositary bank will issue ADSs to the underwriters named in the prospectus.

After the closing of the offer, the depositary bank may create ADSs on your behalf if you or your broker deposit common shares with the custodian. The depositary bank will deliver these ADSs to the person you indicate only after you pay any applicable issuance fees and any charges and taxes payable for the transfer of the common shares to the custodian. Your ability to deposit common shares and receive ADSs may be limited by U.S. and United Mexican States legal considerations applicable at the time of deposit.

The issuance of ADSs may be delayed until the depositary bank or the custodian receives confirmation that all required approvals have been given and that the common shares have been duly transferred to the custodian. The depositary bank will only issue ADSs in whole numbers.

When you make a deposit of common shares, you will be responsible for transferring good and valid title to the depositary bank. As such, you will be deemed to represent and warrant that:

•	The common shares are duly authorized, validly issued, fully paid, non-assessable and legally obtained.

•	All preemptive (and similar) rights, if any, with respect to such common shares have been validly waived or exercised.

•	You are duly authorized to deposit the common shares.

•	The common shares presented for deposit are free and clear of any lien, encumbrance, security interest, charge, mortgage or adverse claim, and are not, and the ADSs issuable upon such deposit will not be, “restricted securities” (as defined in the deposit agreement).

•	The common shares presented for deposit have not been stripped of any rights or entitlements.

If any of the representations or warranties are incorrect in any way, we and the depositary bank may, at your cost and expense, take any and all actions necessary to correct the consequences of the misrepresentations.

Transfer, Combination and Split Up of ADRs

As an ADR holder, you are entitled to transfer, combine or split up your ADRs and the ADSs evidenced thereby. For transfers of ADRs, you will have to surrender the ADRs to be transferred to the depositary bank and also must:

•	ensure that the surrendered ADR is properly endorsed or otherwise in proper form for transfer;

•	provide such proof of identity and genuineness of signatures as the depositary bank deems appropriate;

•	provide any transfer stamps required by the State of New York or the United States; and

•	pay all applicable fees, charges, expenses, taxes and other government charges payable by ADR holders pursuant to the terms of the deposit agreement, upon the transfer of ADRs.

To have your ADRs either combined or split up, you must surrender the ADRs in question to the depositary bank with your request to have them combined or split up, and you must pay all applicable fees, charges and expenses payable by ADR holders, pursuant to the terms of the deposit agreement, upon a combination or split up of ADRs.

Withdrawal of Common Shares Upon Cancellation of ADSs

As a holder, you are entitled to present your ADSs to the depositary bank for cancellation and then receive the corresponding number of underlying common shares at the custodian’s offices. Your ability to withdraw the common shares held in respect of the ADSs may be limited by U.S. and the United Mexican States law considerations applicable at the time of withdrawal. In order to withdraw the common shares represented by your ADSs, you will be required to pay to the depositary bank the fees for cancellation of ADSs and any charges and taxes payable upon the transfer of the common shares. You assume the risk for delivery of all funds and securities upon withdrawal. Once cancelled, the ADSs will not have any rights under the deposit agreement.

If you hold ADSs registered in your name, the depositary bank may ask you to provide proof of identity and genuineness of any signature and such other documents as the depositary bank may deem appropriate before it will cancel your ADSs. The withdrawal of the common shares represented by your ADSs may be delayed until the depositary bank receives satisfactory evidence of compliance with all applicable laws and regulations. Please keep in mind that the depositary bank will only accept ADSs for cancellation that represent a whole number of securities on deposit.

You will have the right to withdraw the securities represented by your ADSs at any time except for:

•	Temporary delays that may arise because (i) the transfer books for the common shares or ADSs are closed, or (ii) common shares are immobilized on account of a shareholders’ meeting or a payment of dividends.

•	Obligations to pay fees, taxes and similar charges.

•	Restrictions imposed because of laws or regulations applicable to ADSs or the withdrawal of securities on deposit.

The deposit agreement may not be modified to impair your right to withdraw the securities represented by your ADSs except to comply with mandatory provisions of law.

Voting Rights

As a holder, you generally have the right under the deposit agreement to instruct the depositary bank to exercise the voting rights for the common shares represented by your ADSs. The voting rights of holders of common shares are described in “Description of Capital Stock and Bylaws”.

At our request, the depositary bank will distribute to you any notice of shareholders’ meeting received from us together with information explaining how to instruct the depositary bank to exercise the voting rights of the securities represented by ADSs. In lieu of distributing such materials, the depositary bank may distribute to holders of ADSs instructions on how to retrieve such materials upon request.

If the depositary bank timely receives voting instructions from a holder of ADSs, it will endeavor to vote the securities (in person or by proxy) represented by the holder’s ADSs in accordance with the voting instructions received from the holders of ADSs. If the depositary does not receive voting instructions from a holder of ADSs as of the applicable ADS record date on or before the date established by the depositary for such purpose, such holder will be deemed, and the depositary will deem such holder, to have instructed the depositary to give a discretionary proxy to a person designated by us to vote the securities represented by ADSs; provided, however, that no such discretionary proxy will be given by the depositary with respect to any matter to be voted upon as to which we inform the depositary that (a) we do not wish such proxy to be given, (b) substantial opposition exists or (c) the rights of holders of securities represented by ADSs may be adversely affected.

Securities for which no voting instructions have been received will not be voted (except as otherwise contemplated in the deposit agreement). Please note that the ability of the depositary bank to carry out voting instructions may be limited by practical and legal limitations and the terms of the securities on deposit. We cannot assure you that you will receive voting materials in time to enable you to return voting instructions to the depositary bank in a timely manner.

Fees and Charges

As an ADS holder, you will be required to pay the following fees under the terms of the deposit agreement (some of which may be cumulative):

Fees:	Service:
Up to U.S. 5¢ per ADS issued	Issuance of ADSs (e.g., an issuance of ADS upon a deposit of common shares, upon a change in the ADS(s)-to-common share ratio, or for any other reason), excluding ADS issuances as a result of distributions of common shares)
Up to U.S. 5¢ per ADS cancelled	Cancellation of ADSs (e.g., a cancellation of ADSs for delivery of deposited property, upon a change in the ADS(s)-to-common share ratio, or for any other reason)
Up to U.S. 5¢ per ADS held	Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements)
Up to U.S. 5¢ per ADS held	Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) exercise of rights to purchase additional ADSs
Up to U.S. 5¢ per ADS held	Distribution of financial instruments, including, without limitation, securities other than ADSs or rights to purchase additional ADSs (e.g., upon a spin-off and contingent value rights)
Up to U.S. 5¢ per ADS held on the applicable record date(s) established by the depositary bank	ADS Services
Up to U.S. 5¢ per ADS (or fraction thereof) transferred	Registration of ADS transfers (e.g., upon a registration of the transfer of registered ownership of ADSs, upon a transfer of ADSs into DTC and vice versa, or for any other reason)
Up to U.S. 5¢ per ADS (or fraction thereof) converted	Conversion of ADSs of one series for ADSs of another series (e.g., upon conversion of Partial Entitlement ADSs for Full Entitlement ADSs, or upon conversion of Restricted ADSs (each as defined in the Deposit Agreement) into freely transferable ADSs, and vice versa)

As an ADS holder you will also be responsible to pay certain charges (some of which may be cumulative) such as:

•	taxes (including applicable interest and penalties) and other governmental charges;

•	the registration fees as may from time to time be in effect for the registration of common shares on the share register and applicable to transfers of common shares to or from the name of the custodian, the depositary bank or any nominees upon the making of deposits and withdrawals, respectively;

•	certain cable, telex and facsimile transmission and delivery expenses;

•	the fees, expenses, spreads, taxes and other charges of the depositary bank and/or service providers (which may be a division, branch or affiliate of the depositary bank) in the conversion of foreign currency;

•	the reasonable and customary out-of-pocket expenses incurred by the depositary bank in connection with compliance with exchange control regulations and other regulatory requirements applicable to common shares, ADSs and ADRs;

•	the fees, charges, costs and expenses incurred by the depositary bank, the custodian, or any nominee in connection with the ADR program; and

•	the amounts payable to the depositary bank by any party to the deposit agreement pursuant to any ancillary agreement to the deposit agreement in respect of the ADR program, the ADSs and the ADRs.

ADS fees and charges for (i) the issuance of ADSs, and (ii) the cancellation of ADSs are charged to the person for whom the ADSs are issued (in the case of ADS issuances) and to the person for whom ADSs are cancelled (in the case of ADS cancellations). In the case of ADSs issued by the depositary bank into DTC, the ADS issuance and cancellation fees and charges may be deducted from distributions made through DTC, and may be charged to the DTC participant(s) receiving the ADSs being issued or the DTC participant(s) holding the ADSs being cancelled, as the case may be, on behalf of the beneficial owner(s) and will be charged by the DTC participant(s) to the account of the applicable beneficial owner(s) in accordance with the procedures and practices of the DTC participants as in effect at the time. ADS fees and charges in respect of distributions and the ADS service fee are charged to the holders as of the applicable ADS record date. In the case of distributions of cash, the amount of the applicable ADS fees and charges is deducted from the funds being distributed. In the case of (i) distributions other than cash and (ii) the ADS service fee, holders as of the ADS record date will be invoiced for the amount of the ADS fees and charges and such ADS fees and charges may be deducted from distributions made to holders of ADSs. For ADSs held through DTC, the ADS fees and charges for distributions other than cash and the ADS service fee may be deducted from distributions made through DTC, and may be charged to the DTC participants in accordance with the procedures and practices prescribed by DTC and the DTC participants in turn charge the amount of such ADS fees and charges to the beneficial owners for whom they hold ADSs. In the case of (i) registration of ADS transfers, the ADS transfer fee will be payable by the ADS Holder whose ADSs are being transferred or by the person to whom the ADSs are transferred, and (ii) conversion of ADSs of one series for ADSs of another series, the ADS conversion fee will be payable by the Holder whose ADSs are converted or by the person to whom the converted ADSs are delivered.

In the event of refusal to pay the depositary bank fees, the depositary bank may, under the terms of the deposit agreement, refuse the requested service until payment is received or may set off the amount of the depositary bank fees from any distribution to be made to the ADS holder. Certain depositary fees and charges (such as the ADS services fee) may become payable shortly after the closing of the ADS offering. Note that the fees and charges you may be required to pay may vary over time and may be changed by us and by the depositary bank. You will receive prior notice of such changes. The depositary bank may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as we and the depositary bank agree from time to time.

Amendment and Termination

We may agree with the depositary bank to modify the deposit agreement at any time without your consent. We undertake to give holders 30 days’ prior notice of any modifications that would materially prejudice any of their substantial rights under the deposit agreement. We will not consider to be materially prejudicial to your substantial rights any modifications or supplements that are reasonably necessary for the ADSs to be registered under the Securities Act or to be eligible for book-entry settlement, in each case without imposing or increasing the fees and charges you are required to pay. In addition, we may not be able to provide you with prior notice of any modifications or supplements that are required to accommodate compliance with applicable provisions of law.

You will be bound by the modifications to the deposit agreement if you continue to hold your ADSs after the modifications to the deposit agreement become effective. The deposit agreement cannot be amended to prevent you from withdrawing the common shares represented by your ADSs (except as permitted by law).

We have the right to direct the depositary bank to terminate the deposit agreement. Similarly, the depositary bank may in certain circumstances on its own initiative terminate the deposit agreement. In either case, the depositary bank must give notice to the holders at least 30 days before termination. Until termination, your rights under the deposit agreement will be unaffected.

After termination, the depositary bank will continue to collect distributions received (but will not distribute any such property until you request the cancellation of your ADSs) and may sell the securities held on deposit. After the sale, the depositary bank will hold the proceeds from such sale and any other funds then held for the holders of ADSs in a non-interest bearing account. At that point, the depositary bank will have no further obligations to holders other than to account for the funds then held for the holders of ADSs still outstanding (after deduction of applicable fees, taxes and expenses).

In connection with any termination of the deposit agreement, the depositary bank may, with our consent, and shall, at our instruction, distribute to owners of ADSs the deposited property in a mandatory exchange for, and upon a mandatory cancellation of, the ADSs. The ability to receive the deposited property upon termination of the deposit agreement would be subject, in each case, to receipt by the depositary bank of (i) confirmation of satisfaction of certain U.S. regulatory requirements and (ii) payment of applicable depositary fees. The depositary bank will give notice to owners of ADSs at least 30 calendar days before termination of the deposit agreement. Owners of ADSs would be required to surrender ADSs to the depositary bank for cancellation in exchange for the deposited property.

Books of Depositary

The depositary bank will maintain ADS holder records at its depositary office. You may inspect such records at such office during regular business hours but solely for the purpose of communicating with other holders in the interest of business matters relating to the ADSs and the deposit agreement.

The depositary bank will maintain in New York facilities to record and process the issuance, cancellation, combination, split-up and transfer of ADSs. These facilities may be closed from time to time, to the extent not prohibited by law.

Limitations on Obligations and Liability

The deposit agreement limits our obligations and the depositary bank’s obligations to you. Please note the following:

•	We and the depositary bank are obligated only to take the actions specifically stated in the deposit agreement without negligence or bad faith.

•	The depositary bank disclaims any liability for any failure to carry out voting instructions, for any manner in which a vote is cast or for the effect of any vote, provided it acts in good faith and in accordance with the terms of the deposit agreement.

•	The depositary bank disclaims any liability for any failure to determine the lawfulness or practicality of any action, for the content of any document forwarded to you on our behalf or for the accuracy of any translation of such a document, for the investment risks associated with investing in common shares, for the validity or worth of the common shares, for any financial transaction entered into by any person in respect of the ADSs or any deposited property, for any tax consequences that result from the ownership of, or any transaction involving, ADSs, for the credit-worthiness of any third party, for allowing any rights to lapse under the terms of the deposit agreement, for the timeliness of any of our notices or for our failure to give notice.

•	We and the depositary bank will not be obligated to perform any act that is inconsistent with the terms of the deposit agreement.

•	We and the depositary bank disclaim any liability if we or the depositary bank are prevented or forbidden from or subject to any civil or criminal penalty or restraint on account of, or delayed in, doing or performing any act or thing required by the terms of the deposit agreement, by reason of any provision, present or future of any law or regulation, or by reason of present or future provision of any provision of our By-laws, or any provision of or governing the securities on deposit, or by reason of any act of God or war or other circumstances beyond our control.

•	We and the depositary bank disclaim any liability by reason of any exercise of, or failure to exercise, any discretion provided for in the deposit agreement or in our By-laws or in any provisions of or governing the securities on deposit.

•	We and the depositary bank further disclaim any liability for any action or inaction in reliance on the advice or information received from legal counsel, accountants, any person presenting Shares for deposit, any holder of ADSs or authorized representatives thereof, or any other person believed by either of us in good faith to be competent to give such advice or information.

•	We and the depositary bank also disclaim liability for the inability by a holder to benefit from any distribution, offering, right or other benefit that is made available to holders of common shares but is not, under the terms of the deposit agreement, made available to you.

•	We and the depositary bank may rely without any liability upon any written notice, request or other document believed to be genuine and to have been signed or presented by the proper parties.

•	We and the depositary bank also disclaim liability for any consequential or punitive damages for any breach of the terms of the deposit agreement.

•	No disclaimer of any Securities Act liability is intended by any provision of the deposit agreement.

•	Nothing in the deposit agreement gives rise to a partnership or joint venture, or establishes a fiduciary relationship, among us, the depositary bank and you as ADS holder.

•	Nothing in the deposit agreement precludes Citibank (or its affiliates) from engaging in transactions in which parties adverse to us or the ADS owners have interests, and nothing in the deposit agreement obligates Citibank to disclose those transactions, or any information obtained in the course of those transactions, to us or to the ADS owners, or to account for any payment received as part of those transactions.

As the above limitations relate to our obligations and the depositary’s obligations to you under the deposit agreement, we believe that, as a matter of construction of the clause, such limitations would likely to continue to apply to ADS holders who withdraw the common shares from the ADS facility with respect to obligations or liabilities incurred under the deposit agreement before the cancellation of the ADSs and the withdrawal of the common shares, and such limitations would most likely not apply to ADS holders who withdraw the common shares from the ADS facility with respect to obligations or liabilities incurred after the cancellation of the ADSs and the withdrawal of the common shares and not under the deposit agreement.

In any event, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder. In fact, you cannot waive our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Taxes

You will be responsible for the taxes and other governmental charges payable on the ADSs and the securities represented by the ADSs. We, the depositary bank and the custodian may deduct from any distribution the taxes and governmental charges payable by holders and may sell any and all property on deposit to pay the taxes and governmental charges payable by holders. You will be liable for any deficiency if the sale proceeds do not cover the taxes that are due.

The depositary bank may refuse to issue ADSs, to deliver, transfer, split and combine ADRs or to release securities on deposit until all taxes and charges are paid by the applicable holder. The depositary bank and the custodian may take reasonable administrative actions to obtain tax refunds and reduced tax withholding for any distributions on your behalf. However, you may be required to provide to the depositary bank and to the custodian proof of taxpayer status and residence and such other information as the depositary bank and the custodian may require to fulfill legal obligations. You are required to indemnify us, the depositary bank and the custodian for any claims with respect to taxes based on any tax benefit obtained for you.

Foreign Currency Conversion

The depositary bank will arrange for the conversion of all foreign currency received into U.S. dollars if such conversion is practical, and it will distribute the U.S. dollars in accordance with the terms of the deposit agreement. You may have to pay fees and expenses incurred in converting foreign currency, such as fees and expenses incurred in complying with currency exchange controls and other governmental requirements.

If the conversion of foreign currency is not practical or lawful, or if any required approvals are denied or not obtainable at a reasonable cost or within a reasonable period, the depositary bank may take the following actions in its discretion:

•	Convert the foreign currency to the extent practical and lawful and distribute the U.S. dollars to the holders for whom the conversion and distribution is lawful and practical.

•	Distribute the foreign currency to holders for whom the distribution is lawful and practical.

•	Hold the foreign currency (without liability for interest) for the applicable holders.

Governing Law/Waiver of Jury Trial

The deposit agreement, the ADRs and the ADSs will be interpreted in accordance with the laws of the State of New York. The rights of holders of common shares (including common shares represented by ADSs) are governed by the laws of the United Mexican States.

As an owner of ADSs, you irrevocably agree that any legal action arising out of the Deposit Agreement, the ADSs or the ADRs, involving the Company or the Depositary, may only be instituted in a state or federal court in the city of New York.

AS A PARTY TO THE DEPOSIT AGREEMENT, YOU IRREVOCABLY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, YOUR RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF THE DEPOSIT AGREEMENT OR THE ADRs AGAINST US AND/OR THE DEPOSITARY BANK.

The deposit agreement provides that, to the extent permitted by law, ADS holders waive the right to a jury trial of any claim they may have against us or the depositary arising out of or relating to our ordinary shares, the ADSs or the deposit agreement, including any claim under U.S. federal securities laws. If we or the depositary opposed a jury trial demand based on the waiver, the court would determine whether the waiver was enforceable in the facts and circumstances of that case in accordance with applicable case law. However, you will not be deemed, by agreeing to the terms of the deposit agreement, to have waived our or the depositary’s compliance with U.S. federal securities laws and the rules and regulations promulgated thereunder.

Service of Process and Enforcement of Civil Liabilities

We are a sociedad anónima bursátil de capital variable (variable capital publicly-traded stock corporation) organized and existing under the laws of Mexico.

Most of our directors and executive officers named herein are non-residents of the United States and substantially all of the assets of such non-resident persons and substantially all of our assets are located outside the United States and primarily in Mexico. As a result, it may not be possible, or it may be costly and time consuming, for investors to effect service of process within the United States or in any other jurisdiction outside of Mexico upon those persons or us, or to enforce against them or us in courts of any jurisdiction outside of Mexico, judgments predicated upon the laws of any such jurisdiction, including any judgment predicated upon the civil liability provisions of United States federal and state securities laws (which may be different or exceed civil liability provisions prescribed under Mexican law), as a result of their place of residence or location, and the need to satisfy formal requirements (such as letters rogatory forwarded through governmental channels) in order to comply with due process under Mexican law. There is doubt as to the enforceability in Mexican courts, in original actions or in actions for enforcement of judgments obtained in courts of jurisdictions outside Mexico, of civil liabilities arising under the laws of any jurisdiction outside Mexico, including any judgment predicated solely upon United States federal or state securities laws.

We have been advised by our special Mexican counsel that no treaty is currently in effect between the United States and Mexico that covers the reciprocal enforcement of foreign judgments. In the past, Mexican courts have enforced judgments rendered in the United States by virtue of the legal principles of reciprocity and comity, consisting of the review in Mexico of the United States judgment in order to ascertain whether Mexican legal principles of due process and public policy (orden público) have been complied with, without reviewing the merits of the subject matter of the case. See “Risk Factors—Risks Related to Our Business—It may be difficult to enforce civil liabilities against us or our directors and executive officers” in our 2025 Form 20-F incorporated by reference herein.

We have appointed Cogency Global Inc., with offices at 122 E 42nd Street, 18th floor, New York, New York 10168, as our agent to receive service of process with respect to any action brought against us in the United States under the federal securities laws of the United States or of any state in the United States arising out of this offering.

Notwithstanding the foregoing, we cannot assure you that confirmation of any judgment will be obtained, or that the process described above can be conducted in a timely manner.

Taxation

Material income tax consequences in the United States and Mexico relating to the purchase, ownership and disposition of any of the securities offered by this prospectus will be set forth in the applicable prospectus supplement relating to the offering of those securities.

Plan of Distribution

At the time of offering any securities, we will supplement the following summary of the plan of distribution with a description of the offering, including the particular terms and conditions thereof, set forth in an applicable prospectus supplement relating to those securities.

Each prospectus supplement with respect to common shares or ADSs will set forth the terms of the offering of those common shares or ADS, including the name or names of any underwriters or agents, the price of such common shares or ADSs and the net proceeds to us from such sale, any underwriting discounts, commissions or other items constituting underwriters’ or agents’ compensation, any discount or concessions allowed or reallowed or paid to dealers and any securities exchanges on which those common shares or ADSs may be listed.

We may sell the common shares or ADS:

•	through agents;

•	to or through underwriters or dealers;

•	directly to purchasers; or

•	through a combination of any of these methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation and any securities exchanges on which the common shares or ADSs are listed will be described in the applicable prospectus supplement.

Underwriters

If we use underwriters in the sale, we will enter into an underwriting agreement, and a prospectus supplement will set forth the names of the underwriters and the terms of the transaction. The underwriters will acquire securities for their own account and may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. Unless otherwise stated in the prospectus supplement, various conditions to the underwriters’ obligation to purchase securities apply, and the underwriters will be obligated to purchase all of the securities contemplated in an offering if they purchase any of such securities. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

We may enter into derivative or other hedging transactions with third parties, or sell securities not covered by this prospectus to third parties in privately negotiated transactions. If the applicable prospectus supplement indicates, in connection with those derivatives, the third parties may sell securities covered by this prospectus and the applicable prospectus supplement, including in short sale transactions. If so, the third party may use securities covered by this prospectus including securities pledged by us or borrowed from us or others to settle those sales or to close out any related open borrowing of stock, and may use securities received from us in settlement of those derivatives to close out any related open borrowings of stock. The third party in such sale transactions will be an underwriter and, if not identified in this prospectus, will be identified in the applicable prospectus supplement (or in a post-effective amendment). We may also sell common shares or ADSs short using this prospectus and deliver common shares or ADSs covered by this prospectus to close out such short positions, or loan or pledge common shares or ADSs to financial institutions that in turn may sell the common shares or ADSs using this prospectus. We may pledge or grant a security interest in some or all of the securities covered by this prospectus to support a derivative or hedging position or other obligation and, if we default in the performance of obligations, the pledgees or secured parties may offer and sell the securities from time to time pursuant to this prospectus.

If the prospectus supplement so indicates, we may authorize agents and underwriters or dealers to solicit offers by certain purchasers to purchase the securities from us at the public offering price set forth in the prospectus supplement. These contracts will be subject to only those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of such offers.

Certain persons participating in the offering may engage in transactions that stabilize, maintain or otherwise affect the price of the securities. Specifically, the underwriters, if any, may over-allot in connection with the offering, and may bid for, and purchase, the securities in the open market.

Dealers

If we use dealers in the sale, unless otherwise indicated in the prospectus supplement, we will sell securities to the dealers as principals. The dealers may then resell the securities to the public at varying prices that the dealers may determine at the time of resale.

Agents and Direct Sales

We may sell securities directly or through agents that we designate. The prospectus supplement names any agent involved in the offering and sale and states any commissions we will pay to that agent. Unless indicated otherwise in the prospectus supplement, any agent is acting on a best efforts basis for the period of its appointment.

Institutional Investors

Unless otherwise indicated in the prospectus supplement, we will authorize underwriters, dealers or agents to solicit offers from various institutional investors to purchase securities. In this case, payment and delivery will be made on a future date that the prospectus supplement specifies. The underwriters, dealers or agents may impose limitations on the minimum amount that the institutional investor can purchase. They may also impose limitations on the portion of the aggregate amount of the securities that they may sell. These institutional investors include (i) commercial and savings banks; (ii) insurance companies; (iii) pension funds; (iv) investment companies; (v) educational and charitable institutions; and (vi) other similar institutions as we may approve.

The obligations of any of these purchasers pursuant to delayed delivery and payment arrangements will not be subject to any conditions. However, one exception applies. An institution’s purchase of the particular securities cannot at the time of delivery be prohibited under the laws of any jurisdiction that governs the validity of the arrangements or the performance by us or the institutional investor.

Indemnification

Agreements that we have entered into or may enter into with underwriters, dealers or agents may entitle them to indemnification by us against various civil liabilities. These include liabilities under the Securities Act of 1933, as amended. The agreements may also entitle them to contribution for payments which they may be required to make as a result of these liabilities. Underwriters, dealers or agents may be customers of, engage in transactions with, or perform services for, us in the ordinary course of business.

Legal Matters

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters in connection with the offering will be passed upon by Ritch, Mueller y Nicolau, S.C., our Mexican counsel, and Davis Polk & Wardwell LLP, our U.S. counsel. Any underwriters will also be advised about certain legal matters by their own counsel, which will be named in any applicable prospectus supplement.

Experts

The financial statements and the related financial statement schedule of Corporación Inmobiliaria Vesta, S.A.B. de C.V. as of December 31, 2025, 2024 and 2023, and for each of the three years in the period ended December 31, 2025, incorporated by reference in this Prospectus to Corporación Inmobiliaria Vesta, S.A.B. de C.V.’s annual report on Form 20-F for the year ended December 31, 2025, and the effectiveness of Corporación Inmobiliaria Vesta, S.A.B. de C.V.’s internal control over financial reporting as of December 31, 2025, have been audited by Galaz, Yamazaki, Ruiz Urquiza, S.C. (affiliate of a Member of Deloitte Touche Tohmatsu Limited), an independent registered public accounting firm, as stated in their reports which express an unqualified opinion on the financial statements and financial statements schedule and an adverse opinion on the effectiveness of Corporación Inmobiliaria Vesta, S.A.B. de C.V.’s internal control over financial reporting. Such financial statements and the related financial statement schedule are incorporated by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing.

70,047,634 Common Shares
including Common Shares represented by American Depositary Shares

Corporación Inmobiliaria Vesta, S.A.B. de C.V.

PROSPECTUS SUPPLEMENT

Joint Global Coordinators

Barclays	J.P. Morgan	Morgan Stanley

Joint Book-Runners

BofA Securities	BTG Pactual	Santander

May 13, 2026